Exhibit 10.7

LOAN AGREEMENT

Dated as of October 7, 2016

By and Among

S.F. HILTON LLC and P55 HOTEL OWNER LLC,

collectively, as Borrower

and

SAN FRANCISCO LESSEE LLC and PARC 55 LESSEE LLC,

collectively, as Operating Lessee

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK, AG,

NEW YORK BRANCH, GOLDMAN SACHS MORTGAGE COMPANY, BARCLAYS

BANK PLC and MORGAN STANLEY BANK, N.A.,

collectively, as Lender

Hilton San Francisco and Parc 55

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	Principles of Construction	46

ARTICLE II

GENERAL TERMS

Section 2.1	Loan Commitment; Disbursement to Borrower	47
Section 2.2	Interest Rate	48
Section 2.3	Loan Payment	48
Section 2.4	Prepayments	49
Section 2.5	Release of Property	52
Section 2.6	Cash Management	58
Section 2.7	Withholding Taxes	62
Section 2.8	Defeasance	66

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1	Conditions Precedent to Closing	68

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Borrower Representations	69
Section 4.2	Survival of Representations	85

ARTICLE V

COVENANTS

Section 5.1	Affirmative Covenants	85
Section 5.2	Negative Covenants	102

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-ii-

SCHEDULES

Schedule 1.1	–	Restructuring Steps Memorandum
Schedule 1.2	–	Ratable Share
Schedule 1.3	–	Release Amounts
Schedule 1.4	–	Management Agreements
Schedule 1.5	–	Post-Restructuring Assignment of Management Agreement
Schedule 2.6.1(a)(i)	–	Property Accounts
Schedule 2.6.1(a)(v)	–	Operating Account
Schedule 2.6.1(a)(vi)	–	FF&E Concentration Account
Schedule 4.1.1	–	Organizational Chart of Borrower
Schedule 4.1.4	–	Litigation
Schedule 4.1.26	–	Rent Roll

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Schedule 4.1.36	–	Borrower and Operating Lessee Organizational Identification Numbers
Schedule 4.1.43	–	Labor
Schedule 4.1.47	–	Material Property Agreements
Schedule 5.1.21	–	Material Lease(s)
Schedule 5.1.31	–	O&M Program

EXHIBITS

Exhibit A-1 - A-4	–	Tax Compliance Certificates

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 7, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179, DEUTSCHE BANK, AG, NEW YORK BRANCH, a branch of Deutsche Bank AG, a German bank authorized by the New York Department of Financial Services, having an address at 60 Wall Street, New York, New York 10005, GOLDMAN SACHS MORTGAGE COMPANY, a Delaware limited partnership having an address at 200 West Street, New York, New York 10282, BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019, and MORGAN STANLEY BANK, N.A., a national banking association, having an address at 1585 Broadway, 25th Floor, New York, New York 10036 (together with their respective successors and assigns, each, a “Co-Lender” and, collectively, “Lender”), S.F. HILTON LLC and P55 HOTEL OWNER LLC, each a Delaware limited liability company and each having its principal place of business at c/o Park Hotels & Resorts Inc., 7930 Jones Branch Drive, McLean, Virginia 22102 (each, an “Individual Borrower” and, collectively, “Borrower”) and SAN FRANCISCO LESSEE LLC and PARC 55 LESSEE LLC, each a Delaware limited liability company and each having its principal place of business at c/o Park Hotels & Resorts Inc., 7930 Jones Branch Drive, McLean, Virginia 22102 (each, an “Individual Operating Lessee” and, collectively, “Operating Lessee”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined);

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Risk Analysis” or “Acceptable Risk Analyses” shall have the respective meanings set forth in Section 6.1(a) hereof.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Adjusted Release Amount” shall mean, in the event that an Individual Property is released other than in connection with full repayment of the Debt (i.e., with the other Individual Property remaining as security for the Debt), with respect to such Individual Property being so released, the sum of (a) the Release Amount for such Individual Property and (b) ten percent (10%) of the Release Amount for such Individual Property.

“Affected Property” shall have the meaning set forth in Section 9.1.3 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which any Individual Borrower, any Individual Operating Lessee, any Principal, or Guarantor has, directly or indirectly, more than a twenty percent (20%) legal, beneficial or economic interest therein.

“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Aggregate Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower and Operating Lessee, taken as a whole (including, without limitation, Net Operating Income with respect to the Properties, taken as a whole), (c) the enforceability, validity, perfection or priority of the lien of the Mortgages, taken as a whole, or the other Loan Documents, taken as a whole, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or the ability of Borrower and/or Operating Lessee to satisfy the material obligations of Borrower and/or Operating Lessee under the Loan Documents (taken as a whole).

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.22 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of Borrower in accordance with Section 5.1.11(e) hereof for the applicable Fiscal Year or other period.

“Applicable Similar Law” shall have the meaning set forth in Section 5.2.9(d) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Morningstar or any other nationally recognized statistical rating agency in each case, which has been approved by Lender and designated by Lender to assign a rating to the Securities and which has assigned a rating to the Securities.

“Assignment of Management Agreement” shall mean, individually or collectively, as the context may require, (i) with respect to each Management Agreement, that certain Assignment of Management Agreement, Subordination of Management Agreement, Non-Disturbance and Attornment Agreement, dated as of the Closing Date, among Lender, the applicable Individual Borrower and the applicable Manager, and (ii) with respect to each Substitute Management Agreement, that certain Assignment of Management Agreement, Subordination of Management Agreement, Non-Disturbance and Attornment Agreement among Lender, the applicable Operating Lessee and the applicable Manager, each to be executed and delivered by the applicable parties in connection with the Restructuring and in the respective form attached hereto as Schedule 1.5, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Base Deductible” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Basic Carrying Costs” shall mean, with respect to each Individual Property, for any period, the sum of the following costs associated with such Individual Property: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of (a) national banks in New York, New York, or (b) the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or (c) the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Account or (d) the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP, as interpreted by the Uniform System of Accounts (including expenditures for building improvements or major repairs and replacements).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Operating Lessee, Lender, each Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Trap Event” shall mean the occurrence of any one or more of the following events: (a) an Event of Default or (b) a Debt Yield Trigger Event.

“Cash Trap Event Cure” shall mean (a) no Event of Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of an Event of Default, Lender (in its sole and absolute discretion) shall have accepted a cure by Borrower of such Event of Default and (b) in the event that the related Cash Trap Event occurred as a result of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure.

“Cash Trap Period” shall mean the period commencing on the occurrence of a Cash Trap Event and continuing until the date of a Cash Trap Event Cure, provided that, as of the date of the Cash Trap Event Cure, no other Cash Trap Event shall have occurred unless the same was previously subject to a Cash Trap Event Cure.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4 hereof.

“Casualty/Condemnation Threshold Amount” shall mean $25,000,000.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (e) any other reason for which the prior written consent of Lender shall have been obtained.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Company” shall have the meaning set forth in Section 4.1.30(h) hereof.

“Component” shall mean, individually, any one of Component A-1, Component A-2, Component A-3, Component A-4, Component A-5 or Component A-6 and “Components” shall mean, collectively, Component A-1, Component A-2, Component A-3, Component A-4, Component A-5 and Component A-6.

“Component A-1” shall mean the component of the Loan designated as “A-1” in Section 2.1.5 hereof.

“Component A-2” shall mean the component of the Loan designated as “A-2” in Section 2.1.5 hereof.

“Component A-3” shall mean the component of the Loan designated as “A-3” in Section 2.1.5 hereof.

“Component A-4” shall mean the component of the Loan designated as “A-4” in Section 2.1.5 hereof.

“Component A-5” shall mean the component of the Loan designated as “A-5” in Section 2.1.5 hereof.

“Component A-6” shall mean the component of the Loan designated as “A-6” in Section 2.1.5 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement between the Individual Borrowers dated as of the date hereof, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Custodial Funds” means the following funds collected by an Individual Borrower or an Individual Operating Lessee (directly or through the applicable Manager) on a third party’s behalf that must be paid or remitted to a third party and so are not properly considered “revenue” of such Individual Borrower or such Individual Operating Lessee: (i) tips, gratuities or service charges with respect to food, beverage, banquet or other guest services paid or received via credit card and owed to employees working at the Properties; (ii) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels and (iii) amounts paid out to hotel guests or patrons for checks cashed, per diem expense allowances paid.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due under this Agreement and the Note.

“Debt Yield” shall mean, for any date of determination, the percentage obtained by dividing:

(a) the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for the immediately preceding twelve (12) full calendar month period for those Individual Properties subject to the Lien of a Mortgage as of the date of determination as set forth in the statements required hereunder less an amount equal to four percent (4.00%) of Gross Income from Operations, provided that, for purposes of calculating the Operating Expense component of Net Operating Income, management fees shall be deemed to have been paid in an amount equal to the greater of (A) the actual amount of such fees (inclusive of the base management fee and incentive fees, if any) and (B) three percent (3.00%) of Gross Income from Operations; by

(b) the sum of the outstanding principal balances of all Components of the Loan.

For the avoidance of doubt, (x) any rent paid by an Individual Operating Lessee to an Individual Borrower under the applicable Operating Lease shall not be included in any determination of Net Operating Income (whether as a component of Gross Income from Operations or as an Operating Expense) and (y) from and after the date of the release of an Individual Property pursuant to Section 2.5 hereof, Net Operating Income shall be adjusted to reflect any changes in shared expense arrangements resulting from the release of the related Individual Property.

“Debt Yield Cure” shall mean (a) no Event of Default shall be continuing and (b) the achievement of the Required Debt Yield for the two (2) consecutive calendar quarters immediately preceding the date of determination based upon the trailing twelve (12) month period immediately preceding such date of determination (which Required Debt Yield may be achieved, at Borrower’s sole discretion, by making a Debt Yield Cure Payment in accordance with the terms of this Agreement in amounts necessary to achieve the Required Debt Yield, provided, that in the event of such Debt Yield Cure Payment, the Required Debt Yield shall be deemed satisfied immediately upon receipt by Lender of the Debt Yield Cure Payment (and any other amounts due under Section 2.4.5 hereof) and the requirement that two (2) consecutive calendar quarters shall have expired after the initial achievement of the Required Debt Yield pursuant to the foregoing shall be deemed inapplicable thereto.

“Debt Yield Cure Payment” shall have the meaning set forth in Section 2.4.5 hereof.

“Debt Yield Trigger Event” shall mean a Debt Yield of less than the applicable Required Debt Yield on any date of determination for the two consecutive calendar quarters immediately preceding the date of such determination, based upon the trailing twelve (12) month period immediately preceding such date of determination, as determined by Lender.

“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.

“Deductible Guaranty” shall mean that certain Deductible Guaranty delivered by Guarantor in favor of Lender, dated as of the date hereof, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate otherwise applicable to each Component.

“Defeasance Date” shall have the meaning set forth in Section 2.8.1.

“Defeasance Deposit” shall mean an amount equal to the Defeasance Payment Amount.

“Defeasance Event” shall have the meaning set forth in Section 2.8.1(a) hereof.

“Defeasance Payment Amount” shall mean the amount which, on the date of the Defeasance Event, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any Governmental Authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having authority for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (i) either a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P, “A1” by Moody’s and “A+” by Fitch), (ii) Wells Fargo Bank, N.A., Bank of America, N.A. (solely in its capacity as a Property Account Bank, Operating Account Bank or the FF&E Concentration Bank), US Bank National Association, and JPMorgan Chase Bank, National Association; provided that, with respect to (ii) above, the ratings by each of the Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of such institutions are at least equal to the ratings for such institutions in effect as of the date hereof.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Operating Lessee in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall mean any equipment now owned or hereafter acquired by any Individual Borrower or any Individual Operating Lessee, which is used at or in connection with any Individual Property (including the Improvements located thereon) or is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by any Individual Borrower or any Individual Operating Lessee and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of an Individual Borrower’s or Guarantor’s controlled group, under common control with an Individual Borrower or Guarantor within the meaning of Section 414 of the Code.

“ERISA Event” shall mean shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); provided, that, for purposes of this clause (a), events or occurrences in connection with the Restructuring shall not be deemed an ERISA Event; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Internal Revenue Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (j) the receipt by Borrower, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excess Cash Flow” shall mean all remaining amounts on deposit in the Cash Management Account after the payment or disbursement of all escrows, reserves, Operating Expenses, Debt Service and other payments due with respect to the Loan, management fees and other Manager Required Payments and amounts permitted to be paid in accordance with the Loan Documents and the Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5 hereof.

“Excess Deductible” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(h) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a securitization.

“Excluded Entity” shall mean Guarantor and each direct or indirect legal or beneficial owner of Guarantor (including, without limitation, any shareholder, partner, member and/or non-member manager of Guarantor and each direct or indirect legal or beneficial owner of Guarantor).

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Servicer: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Servicer being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e), and (d) any Section 2.7 Taxes imposed under FATCA.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof and any intergovernmental agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States in connection with the implementation of such Sections of the Code (or any such amended or successor version therein).

“FF&E” shall mean, with respect to each Individual Property, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of such Individual Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric, information technology and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers and all other customary hotel resort equipment and other tangible property owned by an Individual Borrower or an Individual Operating Lessee, or in which an Individual Borrower or an Individual Operating Lessee has or shall have an interest, now or hereafter located at such Individual Property and useable in connection with the present or future operation and occupancy of such Individual Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, or (b) items owned by tenants or by third party operators.

“FF&E Concentration Account” have the meaning set forth in Section 2.6.1(a)(vi) hereof.

“FF&E Concentration Account Agreement” shall mean that certain account control agreement by and among each Individual Borrower, Lender, each Manager and FF&E Concentration Bank with respect to the FF&E Concentration Account, together with any replacement account control agreement by and between an Individual Operating Lessee, Lender and FF&E Concentration Bank delivered on or prior to the Operating Lease Effective Date.

“FF&E Concentration Bank” shall mean Bank of America, N.A. and any replacement Eligible Institution.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by the applicable Individual Borrower or the applicable Individual Operating Lessee which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of the applicable Individual Borrower’s or Individual Operating Lessee’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Foreclosure” shall have the meaning set forth in Section 9.3 hereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by any Individual Borrower, any Individual Operating Lessee or Manager on behalf of any Individual Borrower or any Individual Operating Lessee for the use, occupancy or enjoyment of the Properties, or any part thereof, or received by any Individual Borrower, any Individual Operating Lessee or Manager on behalf of any Individual Borrower or any Individual Operating Lessee for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the Properties’ operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof) applicable to the period in question; (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; (g) [reserved]; (h) all income from the operation of any spa and conference center at any Individual Property; (i) amounts received by any Individual Borrower, any Individual Operating Lessee, Manager or any Affiliate thereof from or with respect to any Property Agreement, and (j) all other income from operation of the Properties (including laundry and vending income), but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Properties (other than Operating Lessee); (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels (which are not one of the Individual Properties), although arranged by, for or on behalf of any Individual Borrower, any Individual Operating Lessee or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Properties; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Properties’ employees; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) [reserved]; and (12) without duplication of the items referenced in (1)-(11) above, Custodial Funds. For the avoidance of doubt, rent and other sums received by any Individual Borrower from the corresponding Individual Operating Lessee under the applicable Operating Lease shall not constitute Gross Income from Operations.

“Guaranteed Excess Deductible Obligations” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Guarantor” shall mean (a) Park Intermediate Holdings LLC, a Delaware limited liability company, or (b) after the occurrence of any Permitted Assumption as to which a Replacement Guaranty is required to be executed pursuant to the terms of this Agreement, the Replacement Guarantor which provides such Replacement Guaranty, in each case, together with its successors and assigns.

“Guarantor Bankruptcy Event” shall mean if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hotel Taxes” means all sales and occupancy taxes collected by or on behalf of any Individual Borrower or any Individual Operating Lessee that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government).

“HWHI” shall mean Hilton Worldwide Holdings, Inc., a Delaware corporation.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Increased Deductible” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments issued by such Persons; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations under PACE Loans and (h) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee, (whether or not it is the Lender) that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Exchange Act, as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan on behalf of Lender, any Person in whose name the encumbrance created by the Mortgages is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on behalf of any Individual Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnifying Person” shall mean collectively, Borrower and Principal.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company reasonably approved by Lender, in each case that is not an Affiliate of any Individual Borrower, any Individual Operating Lessee or any Principal, and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director or Independent Manager and is not, and has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of any Individual Borrower, any Individual Operating Lessee, any Principal or any of their respective equityholders or Affiliates (other than serving as an Independent Director and/or Independent Manager of any Individual Borrower, any Individual Operating Lessee, any Principal or an Affiliate of Borrower or Operating Lessee that is not in the direct chain of ownership of any Individual Borrower, any Individual Operating Lessee or any Principal and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to any Individual Borrower or any Individual Operating Lessee or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to any Individual Borrower, any Individual Operating Lessee or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with any Individual Borrower, any Individual Operating Lessee or any Principal shall be qualified to serve as an Independent Director of any Individual Borrower, any Individual Operating Lessee or any Principal, provided that the fees that such individual earns from serving as an Independent Director of affiliates of any Individual Borrower, any Individual Operating Lessee or any Principal in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of such Individual Property, (b) the business, profits, operations or financial condition of the Individual Borrower and the corresponding Individual Operating Lessee (taken as a whole) which have an interest in such Individual Property, (c) the enforceability, validity, perfection or priority of the lien of the applicable Mortgage, or (d) the ability of the applicable Borrower to repay the principal and interest of the Release Amount applicable to such Individual Property as it becomes due or to satisfy any of the applicable Individual Borrower’s or Individual Operating Lessee’s other obligations under the Loan Documents.

“Individual Operating Lessee” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each Mortgage and referred to therein as the “Property.”

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Perkins Coie LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean the period commencing on and including the first (1st) day of each calendar month immediately preceding the related Payment Date during the term of the Loan and ending on and including the last day of such calendar month; provided, however, the initial Interest Period shall commence on and include the Closing Date and shall end on and include the final day of the calendar month in which the Closing Date occurs.

“Interest Rate” shall mean, (a) with respect to Component A-1, a rate of four and eleven hundred and forty-five ten-thousandths percent (4.1145%) per annum, (b) with respect to Component A-2, a rate of four and eleven hundred and forty-five ten-thousandths percent (4.1145%) per annum, (c) with respect to Component A-3, a rate of four and eleven hundred and forty-five ten-thousandths percent (4.1145%) per annum, (d) with respect to Component A-4, a rate of four and eleven hundred and forty-five ten-thousandths percent (4.1145%) per annum, (e) with respect to Component A-5, a rate of four and eleven hundred and forty-five ten-thousandths percent (4.1145%) per annum, and (f) with respect to Component A-6, a rate of four and eleven hundred and forty-five ten-thousandths percent (4.1145%) per annum.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of any Individual Borrower or any Individual Operating Lessee (other than ordinary course (i) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (ii) occupancy agreements for groups of hotel guests for transitory periods of time, (iii) agreements for catering, business and similar special events or functions at any of the Properties and (iv) space license agreements for the installation and/or operation of in-building telecommunications equipment providing wireless frequencies to hotel guests and staff), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, provided that in no event shall any Operating Lease constitute a Lease.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Individual Borrower, any Individual Operating Lessee, any Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Individual Borrower or any Individual Operating Lessee, at any time in force affecting any Individual Borrower, any Individual Operating Lessee, any Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and assigns.

“Lender Documents” shall mean any agreement among Lender and/or any participant or any fractional owner of a beneficial interest in the Loan relating to the administration of the Loan or the Loan Documents, including without limitation any co-lender agreements.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated or replaced; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, on or affecting any Individual Borrower, any Individual Operating Lessee, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Contribution Agreement, the Property Account Agreement, the Operating Account Agreement, the FF&E Concentration Account Agreement, the Deductible Guaranty and all other documents executed in connection with the Loan.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Properties (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going concern value), as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Management Agreement” shall mean, with respect to each Individual Property, the applicable management agreement more particularly described on Schedule 1.4 attached hereto, between the applicable Individual Borrower and the applicable Manager, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement and as supplemented and modified by the terms of the applicable Assignment of Management Agreement, or, if the context requires, any Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean, with respect to each Individual Property, the applicable property manager more particularly described on Schedule 1.4 attached hereto, or if the context requires, a Qualified Manager who is managing the Properties or any Individual Property or any portion thereof in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement. To the extent required by the applicable context, “Manager” shall refer to each such Manager on a collective basis.

“Manager Accounts” shall mean, with respect to any Management Agreement, the segregated bank accounts maintained by the Manager thereunder in the name of and as agent for, the applicable Individual Borrower or Individual Operating Lessee with respect to the applicable Individual Property in accordance with the terms of such Management Agreement , including, without limitation, the Property Accounts, the Operating Account and the FF&E Concentration Account.

“Manager Required Payments” shall mean all payments which the Manager is authorized to make with Rents pursuant to the Management Agreement or as confirmed in the Assignment of Management Agreement, including, without limitation: Taxes, Other Charges, Insurance Premiums, Debt Service (but only prior to the consummation of the Restructuring), management fees, costs of FF&E (including funding the FF&E Concentration Account in respect thereof), Capital Expenditures, Operating Expenses, emergency repair costs and the cost of life safety items (including Capital Expenditures in connection therewith), costs associated with Leases entered into in accordance with this Agreement (including costs of tenant improvements and related Capital Expenditures and leasing commission costs), funding working capital and other required reserves and Hotel Taxes and Custodial Funds.

“Material Lease” shall mean any Lease (i) demising a premises within any Individual Property that is more than 15,000 rentable square feet or (ii) entered into during the continuance of an Event of Default.

“Material Property Agreement” shall mean any Property Agreement (a) which is material to the use, operation or value of the Property or (b) as to which the exercise by the counterparty thereto of its rights or remedies thereunder would have, or would be reasonably likely to result in, an Individual Material Adverse Effect with respect to the applicable Individual Property.

“Maturity Date” shall mean November 1, 2023, or in each case, such other date on which the outstanding principal balance of the Loan becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount equal to interest which accrues on each Component of the Loan in the immediately preceding Interest Period, in each case calculated in accordance with Section 2.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of the Closing Date, executed and delivered by the related Individual Borrower and Individual Operating Lessee to Lender as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of an Individual Property to be received by or on behalf of the applicable Individual Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third party costs and expenses actually incurred by such Individual Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice.

“Net Worth” shall mean, with respect to the determination of whether an entity constitutes a Qualified Transferee, such entity’s market value assets minus its outstanding liabilities, as determined by GAAP.

“New Note” shall have the meaning set forth in Section 9.1.3 hereof.

“Note” shall mean (i) that certain Promissory Note A-1, dated the date hereof, in the principal amount of Two Hundred Seventy-One Million Eight Hundred and Seventy-Five Thousand and No/100 Dollars ($271,875,000.00), made by Borrower in favor of JPMorgan

Chase Bank, National Association, (ii) that certain Promissory Note A-2, dated the date hereof, in the principal amount of One Hundred Ninety-Nine Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($199,375,000.00) made by Borrower in favor of Deutsche Bank, AG, New York Branch, (iii) that certain Promissory Note A-3, dated the date hereof, in the principal amount of One Hundred Eight Million Seven Hundred and Fifty Thousand and No/100 Dollars ($108,750,000.00) made by Borrower in favor of Goldman Sachs Mortgage Company, (iv) that certain Promissory Note A-4, dated the date hereof in the principal amount of Seventy-Two Million Five Hundred Thousand and No/100 Dollars ($72,500,000.00) made by Borrower to Morgan Stanley Bank, N.A., and (v) that certain Promissory Note A-5, dated the date hereof in the principal amount of Seventy-Two Million Five Hundred Thousand and No/100 Dollars ($72,500,000.00) made by Borrower to Barclays Bank Plc, as each of the same may be amended, restated, replaced, split, severed, supplemented or otherwise modified from time to time. Each Note shall represent a pro rata portion of each Component.

“O&M Program” shall have the meaning set forth in Section 5.1.31 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of an Individual Borrower or the general partner, managing member or sole member of an Individual Borrower, as applicable.

“Operating Account” shall have the meaning set forth in Section 2.6.1(a)(v).

“Operating Account Agreement” shall mean that certain account control agreement by and between Operating Lessee, each Manager, Lender and Operating Account Bank to be delivered on or prior to the Operating Lease Effective Date.

“Operating Account Bank” shall mean Bank of America, N.A., or any replacement Eligible Institution thereof.

“Operating Expenses” shall mean, without duplication, the sum of all ordinary costs and expenses of operating, maintaining, directing, managing and supervising the Properties (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Properties, or (iv) any deposits made to the Reserve Accounts, (v) intentionally omitted, (vi) non-recurring or extraordinary items or other one-time expenses, (vii) non-cash items (other than accounts payable for expenses that are due and payable but not yet paid) and (viii) the costs of any other things specified to be done or provided at any Individual Borrower’s, any Individual Operating Lessee’s or Manager’s (on behalf of any Individual Borrower or any Individual Operating Lessee) sole expense, incurred by any Individual Borrower, any Individual Operating Lessee or Manager (as agent for any Individual Borrower or any Individual Operating Lessee) pursuant to the Management Agreement, including any Department Expenses and Undistributed Operating Expenses (each as defined in the Uniform System of Accounts) or as otherwise specifically provided therein, which are properly attributable to the period under consideration under any Individual Borrower’s or any Individual Operating Lessee’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels (but excluding FF&E) as any

Individual Borrower, any Individual Operating Lessee and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials, fuel, guest amenities, soaps, shampoos and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Properties to the appropriate operating departments; (b) salaries and wages of personnel of the Properties, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program), and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts, (c) the cost of all other goods and services obtained by any Individual Borrower, any Individual Operating Lessee or Manager in connection with its operation of the Properties including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles (except to the extent that the same constitute Capital Expenditures, which shall be excluded from Operating Expenses as provided in the foregoing clause (iii)); (d) the cost of repairs to and maintenance of the Properties (other than of a capital nature); (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Properties (as distinguished from any property damage insurance on the Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower or Operating Lessee has specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be pro-rated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income or excise taxes and franchise taxes or the equivalent) payable by or assessed against any Individual Borrower or any Individual Operating Lessee with respect to the operation of the Properties; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by any Individual Borrower or any Individual Operating Lessee (the “Independent CPA”) for services directly related to the operation of the Properties, reasonably acceptable to Lender; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any subsidiary of Guarantor in connection therewith, provided that such employment of Guarantor or any such subsidiary of Guarantor is reasonably approved in advance by Lender; provided, further, however, that if such costs and expenses have not been included in an approved budget, then, during a Debt Yield Trigger Period, if such costs exceed $10,000 in any one instance the same shall be subject to the reasonable approval by Lender; (i) all expenses for advertising for the Properties and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by any Individual Borrower, any Individual Operating Lessee, Manager, Guarantor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Properties under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by any Individual Borrower, any Individual Operating Lessee, Manager, Guarantor or any of their Affiliates other than the offices maintained at the Individual Property for the management of such Individual Property and excluding transportation costs of any Individual Borrower, any Individual Operating Lessee or Manager related to meetings between any Individual Borrower and/or any Individual Operating Lessee and Manager with respect to administration of the Management Agreement or of the Properties involving travel away from such party’s principal executive offices); (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in any Individual Borrower’s or any Individual Operating Lessee’s system, including, without limitation, any provided by any Manager; (l) the cost associated with any retail Leases; (m) any management fees, base and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) common area charges or assessments payable by any Individual Borrower or any Individual Operating Lessee pursuant to any Property Agreement; and (o) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Properties to the extent such costs and expenses are not included above. For the avoidance of doubt, rent and other sums paid by an Individual Operating Lessee to the corresponding Individual Borrower under the applicable Operating Lease shall not constitute Operating Expenses.

“Operating Lease” shall mean, with respect to each Individual Property, that certain Lease Agreement, dated as of the Closing Date and effective as of the Operating Lease Effective Date, between the applicable Individual Borrower and the applicable Individual Operating Lessee, a copy of which has been delivered to, and approved by, Lender.

“Operating Lease Effective Date” shall mean, with respect to an Operating Lease, the “Commencement Date” of such Operating Lease (as such term is defined in such Operating Lease), provided that, if the Restructuring Conditions shall have not been satisfied on or prior to such “Commencement Date,” the Operating Lease Effective Date shall be the first date thereafter upon which the Restructuring Conditions shall have been satisfied or waived by Lender.

“Operating Lessee” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to any Lender or agent thereof, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or agent thereof and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender or agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgages.

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise, property or Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any “prohibited transaction” excise tax arising from any Lender’s use of “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

“PACE Loan” shall mean (a) any “Property-Assessed Clean Energy loan” or (b) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Individual Property.

“Parcel Release Price” shall have the meaning set forth in Section 2.5.6 hereof.

“Participant Register” shall have the meaning set forth in Section 9.7 hereof.

“Partnership” shall have the meaning set forth in Section 4.1.30(h) hereof.

“Payment Date” shall mean, with respect to any Component, the first (1st) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Assumption” shall have the meaning given thereto in Section 5.2.10(e).

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgages and the other Loan Documents, (b) any indebtedness that may exist or deemed to be existing between an Individual Borrower and the corresponding Individual Operating Lessee as a result of the applicable Management Agreement or Operating Lease and (c) trade payables incurred in the ordinary course of any Individual Borrower’s or any Individual Operating Lessee’s business, not secured by Liens on any one or more Individual Properties, other than Liens being properly contested in accordance with the provisions of this Agreement and customary purchase money security interests of sellers of goods, provided that such trade payables and purchase money security interests in respect of each Individual Property (excluding Capital Expenditures and Basic Carrying Costs) (i) do not exceed at any one time in the aggregate three percent (3%) of the original principal amount of the Loan, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of any Individual Borrower or any Individual Operating Lessee for or in respect of the operation of the applicable Individual Property in the ordinary course of the operation of such Individual Borrower’s or Individual Operating Lessee’s business or the routine administration of such Individual Borrower’s or Individual Operating Lessee’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require any Individual Borrower or any Individual Operating Lessee to pay any trade payable, so long as such Individual Borrower or Individual Operating Lessee is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in material danger of being sold or forfeited, (y) such Individual Borrower or Individual Operating Lessee shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof (including liens disclosed in the title commitments for which Lender has either received affirmative coverage or for which the title insurance company has received adequate protections to remove such items as exceptions from the Title Insurance Policy and such items were so removed), (c) Liens, if any, for Section 2.7 Taxes, Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which the applicable Individual Borrower or Individual Operating Lessee has set aside adequate reserves on its books, (d) Liens related to any Labor and Material Costs (as defined in the Mortgages) which are being contested by the applicable Individual Borrower or Individual Operating Lessee in accordance with the terms of the applicable Mortgage, (e) Liens which are being contested by the applicable Individual Borrower or Individual Operating Lessee in accordance with Section 5.2.2 hereof, (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (g) all immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not have an Individual Material Adverse Effect on such Individual Property or the applicable Individual Borrower, (h) easements and other similar encumbrances entered into by any Individual Borrower or easements and other similar encumbrances entered into by an Individual Borrower or Individual Operating Lessee in the ordinary course of business for use, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall have, or reasonably be expected to have, either an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower or an Aggregate Material Adverse Effect, (i) rights of Tenants as Tenants only, (j) customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of “Permitted Debt” and (k) from and after the Operating Lease Effective Date, the Operating Lease.

“Permitted Equipment Transfer” shall mean the Transfer of FF&E and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of an Individual Property, provided (x) no Event of Default is continuing and (y) such Transfer will not materially and adversely affect the value, use or operation of such Individual Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any certificate administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Approved Rating Agency to any Securities as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and

(2)(A) if it has a term of thirty (30) days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (C) if it has a term of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Release Date” shall mean the earlier of (i) the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust which holds the portion of the Note last to be securitized and (ii) May 1, 2019.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.10(d) or Section 5.2.10(e) hereof, (d) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.21, (e) Permitted Encumbrances, (f) Permitted Debt, (g) Permitted Equipment Transfers, (h) the release of any Property or portion thereof (or an Unencumbered Individual Borrower and the corresponding Unencumbered Individual Operating Lessee) in connection with a release in accordance with Section 2.5 or Section 6.4 hereof, and (i) any Transfer resulting from the exercise of Lender’s rights under the Loan Documents or the consummation of any remedial or enforcement action by the Lender of the collateral for the Loan, including, without limitation, any foreclosure, deed-in-lieu, or assignment in lieu of foreclosure and the exercise of any rights of Lender under the Mortgages.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“Phase I Environment Report” shall mean, with respect to an Individual Property, that certain phase I environmental report (and, if applicable, phase II environmental report) delivered to Lender with respect to such Individual Property, and “Phase I Environmental Reports” shall mean each such Phase I Environmental Report, collectively.

“Plan” means any Multiemployer Plan, Multiple Employer Plan or Single Employer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 4.1.9 hereof.

“PLL Policy” shall have the meaning set forth in Section 6.1(a)(xiii) hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.4.1(b).

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Yield Maintenance End Date, as determined by Lender on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4 hereof.

“Principal” shall mean the Special Purpose Entity that is the general partner of an Individual Borrower or an Individual Operating Lessee, if such Individual Borrower or Individual Operating Lessee is a partnership, or managing member of an Individual Borrower or an Individual Operating Lessee, if such Individual Borrower or Individual Operating Lessee is a limited liability company other than a single-member Delaware limited liability company. For the avoidance of doubt, no direct or indirect owner of any single-member Delaware limited liability company shall constitute a Principal.

“Priority Waterfall Payments” shall mean the payment of Taxes, Insurance, Hotel Taxes and Custodial Funds in accordance with Section 2.6.2(e) of this Agreement; provided, that such amounts have not previously been paid or reserved for by Manager as Manager Required Payments.

“Property” or “Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Property Account” shall have the meaning set forth in Section 2.6.1(a)(i).

“Property Account Agreement” shall mean, with respect to each Individual Property, that certain account control agreement by and among the applicable Individual Borrower, Lender, the applicable Manager and Property Bank, together with any replacement account control agreement by and among Operating Lessee, Lender and Property Bank delivered in connection with the effectiveness of the Operating Lease.

“Property Account Charges” shall mean (i) payments with respect to bank fees, change orders and returned checks due to insufficient funds with respect to the applicable Property Account, (ii) honoring credit card charge-backs from payments made by credit card companies into the applicable Property Account, (iii) making adjustments or refunds to customers and vendors to correct previous errors in the ordinary course of operation of the Individual Properties and (iv) electronic debits for payment of sales and use taxes.

“Property Agreement” shall mean any contract or agreement (other than any Lease, Operating Lease or Management Agreement) relating to the Property or otherwise imposing obligations on any Individual Borrower or Individual Operating Lessee relating to any Individual Property.

“Property Bank” shall mean Bank of America, N.A. and any replacement Eligible Institution.

“Property Conditions Reports” shall mean, individually or collectively, as the context may require, those certain property condition reports delivered to Lender with respect to each Individual Property.

“Property Reports” shall mean, individually or collectively, as the context may require, the Property Condition Reports, the Phase I Environmental Reports and the PZR Reports delivered to Lender in connection with the Loan.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, any Individual Borrower, any Individual Operating Lessee, any Principal, any Affiliated Manager and/or Guarantor.

“PZR Reports” shall mean those certain zoning reports delivered to Lender with respect to each of the Properties.

“Qualified Manager” shall mean either (a) each Manager; (b) any Affiliate of HWHI, or (c) a reputable and experienced management organization (which may be an Affiliate of any Individual Borrower or any Individual Operating Lessee) possessing experience in managing properties similar in size, scope, use and value as the Properties that is reasonably acceptable to Lender, provided, that (i) in the case of subclause (c) above if required by Lender following a Securitization, Borrower shall have obtained a Rating Agency Confirmation with respect to such Manager and its management of the Properties and (ii) in the case of subclauses (b) and (c) above, if such Person is an Affiliate of an Individual Borrower or an Individual Operating Lessee, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Transferee” shall mean a Person (i) with a Net Worth equal to or exceeding $500,000,000 (exclusive of its interest in the Properties) as of the date of the Permitted Assumption; (ii) that has not been the subject of a Bankruptcy Action or of a material governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude; and (iii) that is (or is Controlled by, Controlling or under common Control with an entity that is) in the management, ownership or operation of commercial real estate assets. For the avoidance of doubt, there shall be no ongoing net worth covenants for a Qualified Transferee after the date of a Permitted Assumption.

“Radius” shall have the meaning set forth in Section 6.1(c) hereof.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of each Component of the Loan based on the proportion of the outstanding principal of such Component of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule 1.2 attached hereto and made a part hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which, in each case, has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, prior to a Securitization and at any other given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender.

“Register” shall have the meaning set forth in Section 9.7 hereof.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release Amount” shall mean, for any Individual Property, the amount set forth on Schedule 1.3, as the same may be reduced (a) pursuant to Section 2.4.2 hereof and/or (b) by the Parcel Release Price attributable to any Release Parcel of the applicable Individual Property released pursuant to Section 2.5.6 hereof.

“Release Debt Yield” shall have the meaning set forth in Section 2.5.2(e) hereof.

“Release Parcel” shall have the meaning set forth in Section 2.5.6 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property and other consideration of whatever form or nature received by or paid to or for the account of or benefit of any Individual Borrower, any Individual Operating Lessee or any of their respective agents or employees from any and all sources arising from or attributable to the applicable Individual Property, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by any Individual Borrower, any Individual Operating Lessee or any operator or manager of the hotel or the commercial space located in the Improvements (including any Individual Operating Lessee) or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales proceeds, if any, from business interruption or other loss of income insurance and any distributions, dividends and/or other payments of cash or other property received by any Individual Borrower or any Individual Operating Lessee in connection with any Property Agreement, provided that, for the avoidance of doubt, the payments of rents and other amounts by any Individual Operating Lessee to the corresponding Individual Borrower pursuant to the applicable Operating Lease shall not constitute “Rents”.

“Replacement Guarantor” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Replacement Guaranty” shall have the meaning set forth in Section 5.2.10(f) hereof.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, (ii) a management agreement with a Qualified Manager, which management agreement shall (A) have been entered into by any Individual Borrower or any Individual Operating Lessee and such Qualified Manager on an arms’-length basis and otherwise on commercially reasonable third-party terms and (B) with economic terms and management fees comparable to existing local market rates or (iii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (iii), following a Securitization, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees or subordination, non-disturbance and attornment agreement, as applicable, substantially in the form as the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by the applicable Individual Borrower and/or Individual Operating Lessee (as applicable) and such Qualified Manager at Borrower’s expense. Each Substitute Management Agreement shall be deemed a Replacement Management Agreement for purposes of this Agreement.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean an amount equal to four percent (4%) of aggregate Gross Income from Operations from the Properties for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Account is to be made. Notwithstanding the foregoing, provided that Borrower or Operating Lessee, as applicable, is maintaining the Property in accordance with the requirements of the Management Agreement and the Loan Documents, the amount of the Replacement Reserve Monthly Deposit shall be reduced by the aggregate amount of deposits required to be deposited by Borrower or Operating Lessee, as applicable, in the FF&E Concentration Account for the applicable month, to the extent that Lender shall have received evidence reasonably satisfactory to Lender that Borrower or Operating Lessee, as applicable, shall have made such deposit (and, for the avoidance of doubt, if the aggregate amount of deposits by Borrower or Operating Lessee, as applicable, in the FF&E Concentration Account for a particular month equal or exceed four percent (4%) of aggregate Gross Income from Operations from the Properties for such month, no Replacement Reserve Monthly Deposit shall be required with respect to such month).

“Replacements” shall mean FF&E, replacements and repairs required to be made to each Individual Property or the Improvements.

“Representative Borrower” shall have the meaning set forth in Section 10.6 hereof.

“Required Debt Yield” shall mean a Debt Yield, as determined by Lender, equal to or exceeding seven percent (7.00%).

“Required Repair Deadline” shall have the meaning set forth in Section 5.1.30 hereof.

“Required Repairs” shall have the meaning set forth in Section 5.1.30 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Excess Cash Flow Reserve Funds and any other funds in any other escrow account established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean (a) each Individual Borrower, each Individual Operating Lessee, and each Principal and (b) any shareholder, partner, member, non-member manager, or direct or indirect legal or beneficial owner of, any Individual Borrower, any Individual Operating Lessee, or any Principal but, with respect to this subclause (b), excluding any Excluded Entity.

“Restructuring” shall mean the corporate reorganization of HWHI, including the divestiture of HWHI’s real estate and timeshare assets into two separate companies, one of which shall be Sponsor REIT, which shall, upon the consummation of the Restructuring, be a “real estate investment trust” under Sections 856-860 of the Code and applicable regulations relating thereto, as more particularly described in the Restructuring Steps Memorandum.

“Restructuring Conditions” shall mean, the satisfaction of each of the following (a) the delivery of each Assignment of Management Agreement described in clause (ii) of the definition of such term in Section 1.1; (b) the transfer of each Property Account and the FF&E Concentration Account into the name of an Individual Operating Lessee and the establishment of the Operating Account (in each case, or the applicable Manager, as agent for such Individual Operating Lessee) for the benefit of the Lender (or the opening, by any such Individual Operating Lessee, of accounts with respect to each Individual Property serving the same purposes as each Property Account, the FF&E Concentration Account and the Operating Account), together with either (i) the delivery of account control agreements with respect to each of the foregoing accounts, acceptable to Lender (in its reasonable discretion) and the Rating Agencies, provided that each such account control agreement shall be deemed to be satisfactory to Lender and the Rating Agencies if such account control agreement is in substantially the same form as the corresponding Property Account Control Agreement and the FF&E Concentration Account Control Agreement delivered as of the Closing Date, as applicable (and, in the case of, the Operating Account, in the form of the account control agreement approved by Lender in connection with the closing of the Loan), and thereafter such account control agreements shall be deemed the applicable Property Account Control Agreement, the FF&E Concentration Account Control Agreement and the Operating Account Control Agreement for purposes hereof or (ii) an assumption agreement pursuant to which each Individual Operating Lessee assumes the corresponding Individual Borrower’s obligations under the applicable Property Account Control Agreement and the FF&E Concentration Account Control Agreement (the documents referred to in clauses (a) and (b) hereof, the “Operating Lease Loan Documents”); (c) no Operating Lease or Substitute Management Agreement shall have been materially amended or modified following the Closing Date, unless such amendment or modification does not have, or is not reasonably likely to have, an Individual Material Adverse Effect on any Individual Property; (d) the transfer to the applicable Individual Operating Lessee of all Licenses issued to an Individual Borrower at the time of the Restructuring that are necessary to operate the related Individual Property unless the failure to so transfer the same does not have, or is not reasonably likely to have, an Individual Material Adverse Effect on any Individual Property; (e) the transfer to the applicable Individual Operating Lessee, or the assumption by the applicable Individual Operating Lessee of the obligations thereunder, of all third-party contracts to which the corresponding Individual Borrower is a party at the time of the Restructuring and which are necessary in connection with the use, operation, and/or maintenance of the applicable Individual Property pursuant to documents which are acceptable to Lender in its reasonable discretion; (f) the applicable Individual Operating Lessee shall be named as an insured under all applicable Policies to the extent not so named on the Closing Date; (g) each Individual Operating Lessee shall deliver, at its sole cost and expense, a datedown endorsement to the applicable Title Insurance Policy, which insures the leasehold interest mortgaged to Lender as a valid first lien on the leasehold interest in the applicable Individual Property, and which endorsement shall insure that, as of the date of the Restructuring, the applicable Individual Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy with respect to such Individual Property and any other Permitted Encumbrances; (h) each Individual Operating Lessee shall furnish to Lender, (i) to the extent the Restructuring occurs subsequent to the date which is sixty (60) days after the Closing Date, all documents evidencing such Individual Operating Lessee’s organization and good standing and (ii) the qualification of the officers of such Individual Operating Lessee which execute the applicable Operating Lease Loan Documents to execute and deliver the same; (i) the delivery of an opinion of New York counsel with respect to due execution and enforceability of the Operating Lease Loan Documents governed by New York law which is satisfactory to Lender, as determined in Lender’s reasonable discretion, provided that the foregoing shall be deemed satisfactory to the Lender if such opinions are substantially the same as those delivered as of the Closing Date by Borrower with respect to the Loan Documents executed as of the Closing Date which are the applicable counterparts to the Operating Lease Loan Documents; (j) no Individual Borrower or Individual Operating Lessee shall fail to be a Special Purpose Entity by reason of the Restructuring; (k) Borrower shall deliver to Lender an Officer’s Certificate which certifies as to each Individual Borrower’s and each Individual Operating Lessee’s continued compliance with Sections 5.1.25, 5.1.28 and 5.2.9 hereof; (l) the payment of all of Lender’s reasonable, actual out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with their review of the Restructuring; (m) the Restructuring shall be consummated in accordance with the Restructuring Steps Memorandum or, if with the consent of the Lender such Restructuring is consummated in any other manner, Lender shall receive a Rating Agency Confirmation with respect to the Restructuring and (n) Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements and Lender shall have received Satisfactory Search Results for any owner of any Individual Borrower or any Individual Operating Lessee which will own a ten percent (10%) or greater equity interest (directly or indirectly) in such Individual Borrower or such Individual Operating Lessee after giving effect to such Restructuring and did not own such a ten percent (10%) or greater equity interest (directly or indirectly) in the applicable Individual Borrower or Individual Operating Lessee prior to the Restructuring.

“Restructuring Steps Memorandum” shall mean the steps memorandum with respect to the Restructuring and related organizational structure chart attached hereto as Schedule 1.1.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable Person, in each case, (i) revealing no matters which would, if the proposed Transfer were to be consummated, have or be reasonably likely to have, an Aggregate Material Adverse Effect or an Individual Material Adverse Effect with respect to either Individual Property; (ii) demonstrating that such Person is not an Embargoed Person and (iii) yielding results which are otherwise acceptable to Lender in its reasonable discretion.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.8.1(b) hereof.

“Section 2.7 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.1.1(h) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securitization Vehicle” shall mean each REMIC or Grantor Trust into which all or a portion of the Loan has been transferred.

“Security Agreement” shall have the meaning set forth in Section 2.8.1(a)(v) hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and no Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Entity” shall mean a limited partnership, general partnership or limited liability company that complies with the following requirements from and after the date hereof unless it has received prior written consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, a Rating Agency Confirmation and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of (A) in the case of an Individual Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the applicable Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) in the case of any Principal, acting as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (C) in the case of an Individual Operating Lessee, leasing the applicable Individual Property pursuant to the applicable Operating Lease, owning personal property related thereto, managing and operating such Individual Property or engaging an “eligible independent contractor” to manage and operate such Individual Property, entering into and performing its obligations under the Loan Documents with Lender and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to the activities set forth in clause (i) of this definition;

(iii) shall not own any real property other than (A) in the case of an Individual Borrower, the applicable Individual Property and (B) in the case of Operating Lessee, its leasehold interest in the applicable Individual Property;

(iv) shall not have any assets other than (A) in the case of each Individual Borrower, the related Individual Property and personal property necessary or incidental to its ownership and operation of such Individual Property, (B) in the case of any Principal, acting as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property, and (C) in the case of each Individual Operating Lessee, the leasehold interest in the related Individual Property and personal property necessary or incidental to its leasing and operation of such Individual Property.

(v) shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business except as permitted by the Loan Documents or (C) in the case of a Principal, any transfer of its partnership or membership interest;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender;

(vii) if such entity is a limited partnership, has and shall have at least one general partner (or in the case of a general partnership, at least two general partners) and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single member Delaware limited liability company, (B) has two (2) Independent Directors or Independent Managers, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) intentionally omitted;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one half of one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single member limited liability company, it or its Principal (A) is and shall be a Delaware limited liability company, (B) shall have at least two (2) Independent Directors or Independent Managers serving as managers of such company, (C) shall not take any Bankruptcy Action, either with respect to itself or, if the company is a Principal, with respect to the applicable Individual Borrower or Individual Operating Lessee, in each case, unless two (2) Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (D) shall have two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, or (b) a limited partnership, has a limited partnership agreement that, in each case, provides that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors or Independent Managers of itself (if applicable), or, if such entity is a Principal, with respect to the applicable Individual Borrower or Individual Operating Lessee, take any Bankruptcy Action;

(xii) shall at all times remain solvent and shall pay its debts and liabilities (including, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the operations of the Property to do so); provided, that the foregoing shall not require any member, partner or shareholder of a Special Purpose Entity to make any additional capital contributions to a Special Purpose Entity;

(xiii) shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv) shall maintain its bank accounts, books of account, books and records separate from those of any other Person and shall file its own tax return, or will be included as a disregarded entity in the filing of its parent’s tax return, or will be included in the filing of a consolidated tax return, as applicable;

(xv) shall maintain its own records, books, resolutions and agreements;

(xvi) except as between or among Individual Borrowers and/or Individual Operating Lessees, as contemplated by the Loan Documents and the applicable Management Agreement (where the applicable Manager is acting as the agent of the applicable Individual Borrower or the applicable Individual Operating Lessee), shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;

(xvii) shall hold its assets in its own name;

(xviii) shall conduct its business in its name or in a name franchised or licensed to it by the applicable Manager or an Affiliate of such Manager except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;

(xix) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP, as interpreted by the Uniform System of Accounts, provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity, except as provided herein with respect to each other Individual Borrower and Individual Operating Lessee;

(xx) shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, provided there is sufficient cash flow to do so, and shall maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(xxi) shall observe all limited partnership or limited liability company formalities, as applicable;

(xxii) reserved;

(xxiii) following the Closing Date, (A) no Individual Borrower or Individual Operating Lessee shall have any Indebtedness other than (I) in the case of an Individual Borrower, the Loan, (II) Permitted Debt and (III) such other liabilities that such Special Purpose Entity is expressly permitted to incur pursuant to this Agreement or as otherwise imposed by law and (B) no Principal shall have any Indebtedness;

(xxiv) except pursuant to an Operating Lease or an Owner Agreement, shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person or shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted pursuant to this Agreement with respect to the Individual Borrowers and/or the Individual Operating Lessees with respect to each other or, in the case of Principal or required by applicable law with respect to the liabilities of the limited partnership of which Principal is a general partner;

(xxv) shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) reserved;

(xxix) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of such Special Purpose Entity and not as a division or part of any other Person,

(xxx) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) except pursuant to an Operating Lease or an Owner Agreement, shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(xxxii) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or department or part of it and shall not identify itself as a division or department of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party;

(xxxiv) shall not have any obligation to and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) intentionally omitted;

(xxxvi) shall not have any of its obligations guaranteed by any Affiliate except pursuant to an Operating Lease or Owner Agreement or as provided by the Loan Documents with respect to the Mortgage, the Guaranty, the Deductible Guaranty and Environmental Indemnity;

(xxxvii) shall not form, acquire or hold any subsidiary; provided, that a Principal may acquire and hold its interest in the related Individual Borrower or Individual Operating Lessee;

(xxxviii) shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true;

(xl) shall not permit any Affiliate or constituent party (other than the applicable Manager, solely in its capacity as an agent of such Individual Borrower or Individual Operating Lessee) independent access to its bank accounts, except as expressly contemplated in the Loan Documents (other than the applicable Manager, solely in its capacity as an agent of such Individual Borrower or Individual Operating Lessee);

(xli) is and shall continue to be duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xlii) is not currently involved in any dispute with any taxing authority other than taxes that are being contested in good faith by appropriate proceedings;

(xliii) is not now party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliv) has no judgments or Liens of any nature against it except for Section 2.7 Tax liens not yet due and the Permitted Encumbrances;

(xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlvi) has no material contingent or actual obligations not related to the Property.

“Sponsor REIT” shall mean Park Hotels & Resorts Inc., a Delaware corporation.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Substitute Management Agreement” shall mean, with respect to each Individual Property, collectively, (i) that certain Management Agreement, dated as of the Closing Date, between the applicable Individual Operating Lessee and applicable Manager, (ii) that certain Owner Agreement dated as of the Closing Date, among the applicable Individual Operating Lessee, the applicable Individual Borrower and such applicable Manager (the “Owner Agreement”) and (iii) that certain Limited Management Agreement Side Letter, dated as of the Closing Date, between the applicable Individual Operating Lessee and the applicable Manager, a copy of each of which has been delivered to, and approved by, Lender, pursuant to which, effective on the Operating Lease Effective Date, the applicable Manager shall provide management services with respect to the applicable Individual Property.

“Successor Borrower” shall have the meaning set forth in Section 2.8.3 hereof.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof. In no event shall any PACE Loan be considered Taxes for the purposes of this Agreement.

“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.

“Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (a) remains in full force and effect and (b) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.”

“Threshold Amount” shall have the meaning set forth in Section 5.1.22 hereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Unencumbered Individual Borrower” shall have the meaning specified in Section 2.4.2(b) hereof.

“Unencumbered Individual Operating Lessee” shall have the meaning specified in Section 2.4.2(b) hereof.

“Uniform System of Accounts” shall mean the Eleventh Revised Edition, 2014, of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association, as revised from time to time.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e) hereof.

“Working Capital Peg Balance” shall mean the sum of (a) the estimated amount of Manager Required Payments anticipated by each Manager in its reasonable business judgment to be incurred in the next thirty (30) days (other than Taxes and Insurance Premiums) and (b) amounts sufficient to pay Taxes and Insurance Premiums, each as reasonably determined by each Manager in accordance with the applicable Management Agreement.

“Working Funds” shall have the meaning assigned thereto in the Management Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Default Premium” shall mean, with respect to any repayment of the outstanding principal balance of the Loan prior to the Permitted Release Date which is made (or deemed to be made) during the continuance of an Event of Default pursuant to Section 2.4.3 hereof, an amount equal to the greater of (a) five percent (5%) of the outstanding principal of the applicable Component of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of interest to be made with respect to the portion of such Component being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the applicable Component being prepaid assuming that all scheduled payments are made timely and that the portion of the principal of the applicable Component being prepaid (including interest thereon through the end of the related Interest Period) is paid on the Yield Maintenance End Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance End Date” shall mean the Payment Date occurring in December, 2019.

“Yield Maintenance Premium” shall mean, with respect to any repayment of the outstanding principal balance of the Loan prior to the Yield Maintenance End Date, an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the applicable Component of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of interest to be made with respect to the portion of such Component being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the applicable Component being prepaid assuming that all scheduled payments are made timely and that the portion of the principal of the applicable Component being prepaid (including interest thereon through the end of the related Interest Period) is paid on the Yield Maintenance End Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Until the Operating Lease Effective Date, the provisions of this Agreement that relate to the “Operating Lease” shall have no force and effect, and effective from and after the Operating Lease Effective Date, such provisions shall automatically take effect without any further action required by any Person. For the avoidance of doubt and without limitation to the foregoing, any covenants of any Individual Operating Lessee contained in this Agreement which cannot be performed by such Individual Operating Lessee until the Operating Lease Effective Date shall not become effective as obligations of such Individual Operating Lessee until the Operating Lease Effective Date.

ARTICLE II

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past due Basic Carrying Costs, if any, with respect to the Properties, (c) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (d) fund any working capital requirements of the Properties and (e) distribute the balance, if any, to Borrower, which may further distribute such amounts to any owner of a direct or indirect interest in any Individual Borrower.

2.1.5 Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Component A-1, Component A-2, Component A-3, Component A-4, Component A-5 and Component A-6. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT	INTEREST RATE
A-1	$120,000,000.00	4.1145%
A-2	$120,000,000.00	4.1145%
A-3	$120,000,000.00	4.1145%
A-4	$120,000,000.00	4.1145%
A-5	$120,000,000.00	4.1145%
A-6	$125,000,000.00	4.1145%

Section 2.2 Interest Rate.

2.2.1 Interest Rate. (a) Interest on the outstanding principal balance of each Component shall accrue at the Interest Rate or as otherwise set forth in this Agreement (including Section 2.2.3 hereof) from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate applicable to such Component expressed as an annual rate divided by three hundred sixty (360)) by (c) the outstanding principal balance of such Component.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. If any Component is not repaid on the Maturity Date, default interest will accrue on such Component from and after the Maturity Date and will be calculated by multiplying (a) the actual number of days elapsed from the date such payment was due for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Default Rate applicable to such Component expressed as an annual rate divided by three hundred sixty (360)) by (c) the outstanding principal balance of such Component.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including October 31, 2016 and (b) commencing on the Payment Date occurring in December, 2016 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied to accrued and unpaid interest for the related Interest Period. The Monthly Debt Service Payment Amount paid pursuant to this Section 2.3.1 shall be applied: (i) first, to the payment of interest due and payable on Component

A-1; (ii) second, to the payment of interest due and payable on Component A-2, (iii) third, to the payment of interest due and payable on Component A-3, (iv) fourth, to the payment of interest due and payable on Component A-4, (v) fifth, to the payment of interest due and payable on Component A-5 and (vi) sixth, to the payment of interest due and payable on Component A-6.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include October 31, 2016. Thereafter during the term of the Loan, each Interest Period shall commence on the first day of each calendar month and end on the last day of the calendar month immediately preceding the related Payment Date. For purposes of making payments hereunder, but not for purposes of calculating the applicable Interest Period for any Payment Date, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding the Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued (or to be accrued) and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise expressly set forth in this Section 2.4 or in connection with a release of an Individual Property conducted in accordance with Section 2.5.2 below or a Partial Release conducted in accordance with Section 2.5.6 below, Borrower shall not have the right to prepay the Loan in whole or in part. Provided that Borrower has not previously elected to defease the Loan in whole in accordance with Section 2.8.1 hereof, Borrower may prepay the Loan (a) from and after the Permitted Release Date (1) in whole or (2)

in connection with a Partial Release conducted in accordance with Section 2.5.6 below, in part, and/or (b) from and after the Closing Date, solely in connection with a release of an Individual Property conducted in accordance with Section 2.5.2 below , in part provided, that, in each case, (i) no Event of Default is continuing as of the date of the applicable prepayment; (ii) Borrower gives Lender not less than ten (10) days’ prior written notice of the principal amount of the Loan that Borrower intends to prepay and the intended date of prepayment, which notice shall be revocable by Borrower at any time (the “Prepayment Notice”); and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid (A) if such prepayment does not occur on a Payment Date, all interest that would have accrued on the principal amount of the Loan to be prepaid through and including the last day of the Interest Period related to the Payment Date following the date of such prepayment or, if such prepayment occurs on a Payment Date, any interest that would have accrued on the principal amount of the Loan to be prepaid through and including the last day of the Interest Period immediately preceding such Payment Date; (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to all of Lender’s reasonable, actual out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan and any actual out-of-pocket costs and expenses incurred in connection with a rescinded or extended Prepayment Notice and (C) if such prepayment is made prior to the Yield Maintenance End Date, the Yield Maintenance Premium.

2.4.2 Mandatory Prepayments.

(a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds relating to an Individual Property, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the affected Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with interest through and including the last day of the Interest Period immediately preceding such Payment Date and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds, provided that, if no Event of Default is then continuing, any Net Proceeds in excess of the Adjusted Release Amount shall be disbursed to Borrower, it being understood that any such mandatory payments of principal in an amount up to the Adjusted Release Amount for such Individual Property made pursuant to this Section 2.4.2 shall be applied in accordance with Section 2.4.4. Notwithstanding the foregoing, after the occurrence of and during the continuance of an Event of Default, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than during the continuance of an Event of Default, no Yield Maintenance Premium or other premium, penalty or charge shall be due in connection with any prepayment made pursuant to this Section 2.4.2. If both Properties remain as collateral for the Debt at the time of the application of any Net Proceeds pursuant to the foregoing, the Release Amount with respect to the affected Individual Property shall be reduced by an amount equal to the principal portion of such prepayment applied to the Loan; provided, that nothing herein shall be construed to so reduce the Adjusted Release Amount for such Individual Property required to be paid to Lender prior to obtaining a release of such Individual Property. Lender shall provide to Borrower, upon ten (10) days’ prior notice, (i) a release of the applicable Individual Property (and any related Collateral) if (A) at any time, both Properties remain as collateral for the Debt and the Adjusted Release Amount of the affected Individual

Property is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as Borrower shall reasonably request, or (B) Lender is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (ii) a release of the portion of an Individual Property that is subject to a Condemnation.

(b) In connection with any release of an Individual Property under this Section 2.4.2, each of the Individual Borrower and Individual Operating Lessee that own and operate such Individual Property (the “Unencumbered Individual Borrower” and the “Unencumbered Individual Operating Lessee”, respectively) shall be released by Lender from their respective obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment of the Loan, and shall no longer be considered an Individual Borrower or an Individual Operating Lessee (as applicable) for purposes of this Agreement. In connection with a release or cancellation of an Unencumbered Individual Borrower and the corresponding Unencumbered Individual Operating Lessee, Lender agrees to deliver (i) a UCC-3 Financing Statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to such Unencumbered Individual Borrower and/or Unencumbered Individual Operating Lessee, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of such Unencumbered Individual Borrower and Unencumbered Individual Operating Lessee from its respective obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

2.4.3 Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of each Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to (A) if such tender or recovery is made on or prior to the Permitted Release Date, the Yield Maintenance Default Premium or (B) if such tender or recovery is made after the Permitted Release Date but prior to the Yield Maintenance End Date, the Yield Maintenance Premium, if applicable, and (ii) all interest which would have accrued on the amount of the Loan to be paid through the end of the related Interest Period. After the occurrence of and during the continuance of an Event of Default, Lender may apply such payment proceeds to the Debt (until paid in full), in any order or priority in its sole discretion.

2.4.4 Application of Principal Payments to Components. Any mandatory prepayment of principal of the Loan made pursuant to Section 2.4.2 hereof and any prepayments of the principal amount of the Loan pursuant to Section 2.4 hereof or otherwise shall be applied by Lender as follows: (a) first, to the reduction of Component A-1, until reduced to zero; (b) second, to the reduction of Component A-2, until reduced to zero; (c) third, to the reduction of the outstanding principal balance of Component A-3, until reduced to zero; (d) fourth, to the reduction of the outstanding principal balance of Component A-4, until reduced to zero; (e) fifth, to the reduction of the outstanding principal balance of Component A-5, until reduced to zero; and (f) sixth, to the reduction of the outstanding principal balance of Component A-6, until reduced to zero. After the occurrence of and during the continuance of an Event of Default, Lender may apply such payment to the Components or any portion of the Debt (until paid in full) in any order or priority in its sole discretion.

2.4.5 Debt Yield Cure. In order to achieve the applicable Required Debt Yield to effect a Debt Yield Cure, Borrower may, after the Permitted Release Date, prepay a portion of the outstanding principal balance of the Loan in the amount necessary to cause the Debt Yield to equal or exceed the applicable Required Debt Yield (each such prepayment, a “Debt Yield Cure Payment”), provided that (a) no Event of Default is then continuing, and (b) in each case, Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (i) if such prepayment does not occur on a Payment Date, all interest that would have accrued on the principal amount of the Loan to be prepaid through and including the last day of the Interest Period related to the Payment Date following the date of such prepayment or, if such prepayment occurs on a Payment Date, any interest that would have accrued on the principal amount of the Loan to be prepaid through and including the last day of the Interest Period immediately preceding such Payment Date; (ii) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to all of Lender’s reasonable costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (iii) if such prepayment is made prior to the Yield Maintenance End Date, the Yield Maintenance Premium.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, Section 2.4.2 or Section 2.8, no repayment, defeasance or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation shall be governed solely by Section 2.4.2 and Section 6.3 hereof.

2.5.1 Release of all Properties Upon Payment in Full. (a) If Borrower has elected to prepay or defease the Loan and the requirements of this Section 2.5 and Section 2.4 or Section 2.8, as applicable, have been satisfied or the Loan is repaid in full on the Maturity Date, all of the Properties shall be released from the Liens of their respective Mortgages, and, in the event Borrower has elected to defease the Loan, the U.S. Obligations pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note.

(b) In connection with the release of the Mortgages, Borrower shall submit to Lender, not less than seven (7) Business Days prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with such release and the then current reasonable and customary fee being assessed by Servicer, if any, to effect such release.

2.5.2 Release of Individual Property. At any time that both Properties continue to constitute collateral for the Debt, if Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4.1 and this Section 2.5.2 have been satisfied, and provided that no Event of Default has occurred and is continuing, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon and related Loan Documents, upon the satisfaction of all of the following conditions:

(a) The amount of the outstanding principal balance of the Loan to be prepaid shall equal the Adjusted Release Amount for the applicable Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder including, without limitation, the payment of the Yield Maintenance Premium if such prepayment is made prior to the Yield Maintenance End Date;

(b) Subsequent to such release, the remaining Individual Borrower and the remaining Operating Lessee shall each continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 and Section 5.1.28 hereof;

(c) If, in connection with such release, the applicable Individual Property will be transferred to an Affiliate of the related Individual Borrower or Individual Operating Lessee, Borrower shall deliver an Additional Insolvency Opinion;

(d) Borrower shall submit to Lender, not less than seven (7) days prior to the date on which the prepayment will be made, a release (or assignment) of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release (or assignment) shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender acting reasonably and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens and security interests granted under the Loan Documents and not being released (or as to the Individual Borrower, Individual Operating Lessee and Individual Property not being released and Guarantor);

(e) After giving effect to such release, the Debt Yield for the Individual Property then remaining subject to the Lien of the applicable Mortgage shall not be less than the greater of (i) the lesser of (A) fifteen percent (15%) or (B) the Debt Yield for all of the Properties subject to the Liens of Mortgages immediately prior to giving effect to such release or (ii) eleven and six-tenths percent (11.6%) (the “Release Debt Yield”);

(f) Intentionally Omitted;

(g) Borrower shall reimburse Lender and Servicer, if any, for any third party costs and expenses arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, similar taxes or other expenses payable in connection therewith, (ii) all costs and expenses of the Approved Rating Agencies incurred with respect to such release (to the extent such costs have not already been paid directly by Borrower), and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release; and

(h) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio exceeds or would exceed 125% immediately after giving effect to the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Adjusted Release Amount or (ii) the least of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s length sale of the released Individual Property to an unrelated Person, (B) the fair market value of the released Individual Property as reasonably determined by Lender at the time of the release, or (C) an amount such that the Loan-to-Value Ratio (as so determined by Lender) after giving effect to the release of the applicable Individual Property is not greater than the Loan-to-Value Ratio immediately prior to such release, unless Lender receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property.

In connection with any release of an Individual Property under this Section 2.5, each of the Unencumbered Individual Borrower and the Unencumbered Individual Operating Lessee shall be released by Lender from their respective obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment of the Loan, and shall no longer be considered an Individual Borrower or an Individual Operating Lessee (as applicable) for purposes of this Agreement. In connection with a release or cancellation of an Unencumbered Individual Borrower and the corresponding Unencumbered Individual Operating Lessee, Lender agrees to deliver (i) a UCC-3 Financing Statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to such Unencumbered Individual Borrower and/or Unencumbered Individual Operating Lessee, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of such Unencumbered Individual Borrower and Unencumbered Individual Operating Lessee from its respective obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

2.5.3 Release in Connection with a Sale to Third-Party. Notwithstanding the provisions of Section 2.5.2(e), with respect to a requested release of an Individual Property in conjunction with the sale of such Individual Property in an arm’s length transaction to a third party purchaser (with not more than a twenty-five percent (25%) non-controlling direct or indirect interest in such Individual Property retained by the applicable Individual Borrower, the applicable Individual Operating Lessee, Guarantor, or any of their respective Affiliates), if the Debt Yield for the Individual Property then remaining subject to the Lien of the applicable Mortgage, after giving effect to the release, would not satisfy the Release Debt Yield condition, Borrower shall be permitted to obtain a release (or assignment) of the Lien of the Mortgage, provided that in lieu of paying the applicable Adjusted Release Amount in connection with such release, then Borrower shall pay to Lender (together with all other amounts due to Lender pursuant to clauses (g) and (h) and the last paragraph of Section 2.5.2 without duplication) an amount equal to the greater of (A) the Adjusted Release Amount applicable to such Individual Property and (B) the lesser of (I) one hundred percent (100%) of the Net Sales Proceeds actually received by the applicable Individual Borrower from such Individual Property or (II) the amount of a prepayment of the Loan that would be necessary to, after giving effect to the requested release of the applicable Individual Property, satisfy the Release Debt Yield condition. Any such prepayment pursuant to this Section 2.5.3 shall be deemed a voluntary prepayment for all purposes hereunder, including, without limitation, the payment of the Yield Maintenance Premium if such prepayment is made prior to the Yield Maintenance End Date.

2.5.4 Assignment of Mortgage. Upon the request of Borrower in connection with the release of any Individual Property pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Mortgage with respect to such Individual Property without representation, recourse, covenant or warranty of any nature, express or implied, in lieu of the release. Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Mortgage to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such release if and to the extent a reasonably prudent Lender would impose such requirements or procedures.

2.5.5 Intentionally Omitted.

2.5.6 Partial Releases. If Borrower has elected to prepay the Loan in part and the requirements of Section 2.4 and this Section 2.5, as applicable, have been satisfied, Lender agrees to release from the Lien of the applicable Mortgages and the other Loan Documents certain parcels of real property which do not materially and adversely affect the ongoing operations of the remaining property other than the lost income associated with the parcel being released (each a “Release Parcel” and, collectively, the “Release Parcels”) upon satisfaction of the following conditions by Borrower:

(a) Not more than ninety (90) calendar days and not less than thirty (30) calendar days prior to the date of the release, Borrower delivers a notice (which Borrower shall have the right to revoke, modify or extend from time to time) to Lender setting forth (i) the date of the proposed release, (ii) a survey of the Release Parcel in scope and substance that would be satisfactory to a prudent lender acting reasonably, and (iii) an appraisal indicating the value of the related Individual Property (both inclusive and exclusive of the Release Parcel) that (A) is executed and delivered to Lender by a qualified MAI appraiser having no direct or indirect interest in such Release Parcel or any loan secured in whole or in part thereby and whose compensation is not affected by the approval or disapproval of such appraisal by Lender, (B) is addressed to Lender and its successors and assigns; and (C) satisfies the requirements of the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date of such calculation, with respect to such appraisal and the appraiser making such appraisal;

(b) Intentionally omitted;

(c) As of the date of the release, no Event of Default is continuing;

(d) Borrower delivers to Lender (i) evidence which would be satisfactory to a prudent lender acting reasonably that (A) the Release Parcel has been or concurrently with the release will be legally subdivided from the remainder of the related Individual Property (or an application therefor shall have been filed and the applicable Individual Borrower and transferee have entered into a property tax allocation agreement with the same economic effect of a tax lot subdivision), and (B) the Release Parcel (together with any appurtenant easements or other rights with respect to adjacent property) is not necessary for the related Individual Property to comply with any zoning, building, land use or parking or other similar Legal Requirements with respect to the related Individual Property or for the then current use of the related Individual Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Release Parcel is necessary for any such purpose, a reciprocal easement agreement, joint development agreement or other agreement has been executed and recorded that would allow the owner of the related Individual Property to continue to use the Release Parcel to the extent necessary for such purpose, which joint development agreement or reciprocal easement agreement shall be superior to the applicable Mortgage and (ii) a certificate executed by an officer of the applicable Individual Borrower stating that after giving effect to such transfer, each of the Release Parcel and the balance of the related Individual Property (together with any appurtenant easements or other rights with respect to adjacent property) conforms to and is in compliance in all material respects with Legal Requirements and constitutes or will constitute a separate tax lot (and Lender agrees to execute and deliver an instrument in form and substance reasonably acceptable to Lender, at Borrower’s sole cost and expense, confirming the subordination of the applicable Mortgage to a joint development agreement, reciprocal easement agreement or other agreement referred to in clause (i)(B) above);

(e) Borrower shall deliver to Lender an endorsement to the Title Insurance Policy (to the extent reasonably available in the applicable State) insuring the applicable Mortgage, which endorsement (i) extends the effective date of such Title Insurance Policy to the effective date of the release, (ii) confirms no change in the priority of the Mortgage on the balance of the related Individual Property (exclusive of the Release Parcel and except as expressly provided in Section 2.5.6(d)(B)(i) above); (iii) insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to Section 2.5.6(d)(i) above that has been executed and recorded, if any; and (iv) subject to the last paragraph of this Section 2.5.6, lists as Permitted Exceptions, and insures the rights and benefits under, any condominium or similar documents recorded in order to effect the creation of the Release Parcel, the terms of which shall have been approved by Lender (and Lender shall agree to subordinate the lien of the Mortgage to any such approved documents);

(f) The applicable Individual Borrower delivers evidence in the form of a certificate executed by such Individual Borrower that such Individual Borrower has complied with any requirements applicable to the release in the Leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the related Individual Property and that the release does not violate any of the provisions of such documents in any material respect and that any such release of a Release Parcel shall not result in any right in favor of a third party of offset, abatement or reduction of rent payable to such Individual Borrower or any right in favor of a third party of termination, cancellation or surrender under any

Leases, reciprocal easement agreements or other material agreement by which such Individual Borrower or the related Individual Property is bound or encumbered and the termination, cancellation or surrender of which would have an Individual Material Adverse Effect on such Individual Property or on the applicable Individual Borrower;

(g) Borrower pays all of Lender’s reasonable out-of-pocket expenses relating to the release of the Release Parcel;

(h) The applicable Individual Borrower shall, simultaneously with the release of the Release Parcel, transfer title to the Release Parcel to a Person(s) other than any Individual Borrower or any Individual Operating Lessee;

(i) If the release of the Release Parcel occurs after a Securitization and the Loan is included in a Grantor Trust, Borrower shall deliver an opinion of counsel that would be acceptable to a prudent lender acting reasonably, prepared and delivered at Borrower’s reasonable expense, stating that any Grantor Trust that has acquired the Loan will not fail to maintain its status as a Grantor Trust solely as a result of such release;

(j) Borrower pays to Lender the product of (i) one hundred and ten percent (110%) and (ii) the product of (A) one hundred percent (100%) of the difference in the value of the related Individual Property including the Release Parcel, and excluding the Release Parcel, as set forth in the appraisal obtained pursuant to Section 2.5.6(a)(iii) and (B) forty-six and four-tenths percent (46.4%) (the “Parcel Release Price”) and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder and the requirements of Section 2.4 hereof shall be satisfied, including, without limitation the Yield Maintenance Premium if such prepayment is made prior to the Yield Maintenance End Date;

(k) Notwithstanding anything to the contrary contained herein, or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan to Value Ratio (as determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC Trust in accordance with Section 1.860G-2(b)(7) of the Treasury Regulations) exceeds 125% immediately after the release of the applicable Release Parcel, no release will be permitted unless the principal balance of the Loan is paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, supplemented or modified from time to time, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the applicable Release Parcel;

(l) After giving effect to such release, the Debt Yield for the Properties then remaining subject to the Lien of the Mortgages (including the Individual Property affected by such release, after taking into account the release of the Release Parcel) shall be equal to or greater than the Release Debt Yield;

(m) In the event that the Release Parcel encompasses more than fifteen percent (15%) of the hotel rooms in the applicable Individual Property or the Parcel Release Price with respect to such Release Parcel equals or exceeds the product of (i) fifteen percent (15%) and (ii) the original principal balance of the Loan, such release shall only be permitted if, following a Securitization, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such release of such Release Parcel;

(n) Subsequent to such release, each Individual Borrower and each Individual Operating Lessee shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 and Section 5.1.28 hereof; and

(o) If, the Release Parcel will be transferred to an Affiliate of any Individual Borrower or any Individual Operating Lessee, Borrower shall deliver an Additional Insolvency Opinion.

Upon the release of any Release Parcel in accordance with this Section 2.5.6, the Release Amount of the related Individual Property shall be reduced by the component of the Parcel Release Price set forth in clause (ii) in the definition thereof. In connection with (or in anticipation of) Borrower effectuating the release of a Release Parcel, Lender agrees to reasonably cooperate with the applicable Individual Borrower (at Borrower’s sole cost and expense) in filing necessary applications for condominium declarations, re-subdivision or other land use changes; provided, that such declarations, subdivisions or land use changes do not have an Individual Material Adverse Effect on the applicable Individual Property or the Individual Borrower.

Section 2.6 Cash Management.

2.6.1 Property Accounts/FF&E Concentration Account. (a) During the term of the Loan, an Individual Borrower or an Individual Operating Lessee, as applicable, shall maintain each of the following:

(i) With respect to each Individual Property, an account (each, a “Property Account”, and collectively, the “Property Accounts”) with the Property Bank which shall be held in the applicable Individual Borrower’s or Individual Operating Lessee’s name, as applicable, in trust for the benefit of Lender, which Property Accounts shall be under the sole dominion and control of Lender and entitled as set forth in the applicable Property Account Agreement. An Individual Borrower or Individual Operating Lessee has established or shall establish each Property Account set forth on Schedule 2.6.1(a)(i) hereof.

(ii) Reserved.

(iii) Reserved.

(iv) Reserved.

(v) The account (the “Operating Account”) set forth on Schedule 2.6.1(a)(v) with Operating Account Bank which shall be in the name of the applicable Individual Borrower or Individual Operating Lessee, in trust for the benefit of Lender, which Operating Account shall be under the sole dominion and control of Lender and entitled as set forth in the Operating Account Agreement. An Individual Borrower or Individual Operating Lessee has established (or otherwise reserved an account number for) or shall establish the Operating Account set forth on Schedule 2.6.1(a)(v) hereof. Until the opening of the Operating Account with the Operating Account Bank, funds will be held in the Property Accounts and disbursed from the Property Accounts as if the same were the “Operating Accounts” and, to the extent funds would have otherwise been obligated to be transferred from the Operating Accounts to the Cash Management Accounts pursuant to the terms of this Agreement, such transfer shall instead be made directly from the Property Accounts.

(vi) The account (the “FF&E Concentration Account”) set forth on Schedule 2.6.1(a)(vi) with Operating Account Bank which shall be in the name of the applicable Individual Borrower or Individual Operating Lessee, in trust for the benefit of Lender, which FF&E Concentration Account shall be under the sole dominion and control of Lender and entitled as set forth in the FF&E Concentration Account Agreement. Individual Borrower or Individual Operating Lessee has established or shall establish the FF&E Concentration Account set forth on Schedule 2.6.1(a)(vi) hereof.

(b) Borrower and/or Operating Lessee has caused or shall cause the delivery of irrevocable written instructions to each of the credit card companies or credit card clearing banks with which any Individual Borrower, any Individual Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Properties directly to the applicable Property Account. Each Individual Borrower and each Individual Operating Lessee shall, and shall cause Manager to, deposit all amounts received by it or Manager constituting Rents into the applicable Property Account, not less frequently than once every Business Day during the term of the Loan.

(c) Each Individual Borrower and each Individual Operating Lessee, as applicable, each hereby grants to Lender a first priority security interest in (i) each Property Account and all deposits at any time contained therein and the proceeds thereof, (ii) the Operating Account and all deposits at any time contained therein and the proceeds thereof and (iii) the FF&E Concentration Account and all deposits at any time contained therein and the proceeds thereof, in each case, will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in each Property Account, the Operating Account and the FF&E Concentration Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from each Property Account, the FF&E Concentration Account and the Operating Account; provided, that Lender shall instruct the Operating Account Bank to (A) make disbursements to each Manager, at such Manager’s request for payment of Manager Required Payments with respect to the applicable Individual Property, (B) disburse amounts for Property Account Charges to the Property Accounts and (C) disburse amounts for FF&E from the FF&E Concentration Account. Notwithstanding Lender’s sole dominion and control over the Operating Account, Lender hereby agrees that it will exercise its rights in the Operating Account in a manner that is consistent with the provisions of this Agreement and shall make funds available, as provided herein, for Manager Required Payments. All costs and expenses for establishing and maintaining each Property Account, the FF&E Concentration Account and the Operating Account shall be paid by Borrower and/or Operating Lessee. All monies now or hereafter deposited into each Property Account, the FF&E Concentration Account and the Operating Account shall be deemed additional security for the Debt.

(d) Reserved.

(e) Borrower has obtained from each Property Bank, its agreement to transfer in immediately available funds by federal wire transfer or ACH transfer no less frequently than on each Business Day (and more frequently as requested by Manager), all amounts on deposit in the Property Accounts less any amounts for Property Account Charges (which amounts shall be disbursed from time to time to Manager, at Manager’s request for the payment of Property Account Charges) to the Operating Account (other than the reasonable fees of the Property Bank as more particularly described in the applicable Property Account Agreement).

(f) Borrower, Operating Lessee, Lender, each Manager and Agent entered into the Cash Management Agreement, pursuant to which Lender has agreed to instruct Operating Account Bank to transfer to the Cash Management Account (other than the reasonable fees of the Operating Account Bank as more particularly described in the Operating Account Agreement), in immediately available funds by federal wire transfer or ACH transfer, all amounts on deposit in the Operating Account not otherwise disbursed to, or at the direction of, Manager for payment of Manager Required Payments which exceed the Working Capital Peg Balance, not less frequently than on each Payment Date throughout the term of the Loan.

(g) Reserved.

(h) Subject to Priority Waterfall Payments made pursuant to Section 3.4 of the Cash Management Agreement and Section 2.6.2(e) hereof, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Cash Management Account to the payment of the Debt in any order in its sole discretion, subject to the terms of Section 7.10 of this Agreement.

(i) Each Property Account, the FF&E Concentration Account, the Operating Account and the Cash Management Account shall be an Eligible Account and shall not be commingled with other monies held by any Individual Borrower, any Individual Operating Lessee, Manager, Property Bank, Agent, Operating Account Bank or FF&E Concentration Bank, as applicable; provided that the monies of any Individual Borrower and/or any Individual Operating Lessee held in such accounts may be commingled with the monies of the other Individual Borrower(s) or the other Individual Operating Lessee(s) in such accounts.

(j) No Individual Operating Lessee or Individual Borrower shall further pledge, assign or grant any security interest in any Property Accounts, the FF&E Concentration Account, the Operating Account or the Cash Management Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(k) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with any Property Account and/or each Property Account Agreement or with the Operating Account and/or the Operating Account Agreement (unless arising from the gross negligence or willful misconduct of Lender), the FF&E Concentration Account and/the applicable FF&E Concentration Account Agreement Account or the performance of the obligations for which the Property Accounts, the FF&E Concentration Account or the Operating Account were established.

2.6.2 Cash Management Account.

(a) An Individual Borrower or Individual Operating Lessee shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled as set forth in the Cash Management Agreement. Each Individual Borrower and each Individual Operating Lessee hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. No Individual Borrower or Individual Operating Lessee will in any way alter or modify the Cash Management Account, and Borrower will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender pursuant to the terms of any Loan Document in such order and priority as Lender shall determine, subject to the terms of Sections 2.6.2(e) and 7.10 of this Agreement and subject to payment of Priority Waterfall Payments.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide prior written notice thereof to Borrower and Operating Lessee no less than five (5) Business Days prior to such modification.

(e) Notwithstanding anything contained herein or in the other Loan Documents to the contrary, Lender agrees that, notwithstanding the existence of an Event of Default, Lender shall at all times (i) instruct Property Banks to transfer to the Operating Account (other than reasonable fees of the Property Bank as more particularly described in the applicable Property Account Agreement) in immediately available funds by federal wire transfer or ACH transfer all amounts on deposit in each Property Account not less than once every Business Day, (ii) instruct Operating Account Bank to (A) permit each Manager (without further notice or direction required from Lender) to access and draw upon the Operating Account for the payment of Manager Required Payments and to maintain amounts in the Operating Account equal to the then applicable Working Capital Peg Balance, (B) disburse funds from the Operating Account to the FF&E Concentration Account in the amount of the Replacement Reserve Monthly Deposit and (C) transfer to the Cash Management Account, on each Payment Date, all amounts on deposit in the Operating Account not otherwise disbursed in accordance with the foregoing clauses (A) and (B) and (iii) during a Cash Trap Period instruct Agent to apply amounts on deposit in the Cash Management Account to payment of the Priority Waterfall Payments. During a Cash Trap Period, any amounts remaining in the Cash Management Account after payment of the Priority Waterfall Payments shall be deposited in the Excess Cash Flow Reserve Account on each Payment Date and applied in accordance with Section 7.5 hereof. Notwithstanding the existence of an Event of Default or any remedies that are undertaken by Lender in connection with an Event of Default (including any foreclosure action), Lender shall not have any right to apply any funds on deposit in the Operating Account to the Debt (or direct the Operating Account Bank to deliver any such funds to Lender, including any transfer of the same to the Cash Management Account, other than as expressly provided in this Agreement), provided that the foregoing shall not otherwise affect Lender’s right to apply funds that are properly transferred to the Cash Management Account to the Debt in accordance with Section 2.6.1(h). If no Debt Yield Trigger Period is then continuing, all amounts on deposit in the Cash Management Account shall be disbursed to Operating Lessee on the Business Day immediately following the deposit thereof.

2.6.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by or on account of any obligation of Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender or Servicer (as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purposes of this Section 2.7, the term “applicable law” shall include FATCA.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender and any Servicer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Servicer or required to be withheld or deducted from a payment to such Lender or Servicer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Servicer (either for its own account or for the account of a Lender) shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the Lender or any Servicer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender or any Servicer.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to Borrower and any Servicer, at the time or times reasonably requested by Borrower or the Servicer (as applicable), such properly completed and executed documentation reasonably requested by Borrower or the Servicer (as applicable) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or any Servicer as will enable Borrower or the Servicer (as applicable) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and any Servicer on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Servicer (as applicable)), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and any Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Servicer (as applicable)), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A 4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and any Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Servicer (as applicable)), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Section 2.7 Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Servicer (as applicable) to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Section 2.7 Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and any Servicer at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Servicer (as applicable) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Servicer (as applicable) as may be necessary for Borrower or the Servicer (as applicable) to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so. If a Servicer is appointed pursuant to Section 9.5, such Servicer shall be subject to the requirements of this Section 2.7(e) as if it were a Lender.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender or Servicer and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.7, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office for the receipt of payments with respect to, or the funding or booking of, its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce such additional amounts payable pursuant to Section 2.7 in the future, and (ii) would not subject such lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

Section 2.8 Defeasance.

2.8.1 Voluntary Defeasance.

(a) Provided no Event of Default shall then exist, Borrower shall have the right, on any Payment Date occurring at any time after the Permitted Release Date and prior to the Yield Maintenance End Date, to voluntarily defease all, but not part, of the then remaining principal balance of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date. If Lender agrees to accept a Defeasance Date that is not a Payment Date notwithstanding the requirement in this Section 2.8.1(a) that a Defeasance Event occur on a Payment Date, Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, provided, however, if the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;

(iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgages and the other Loan Documents;

(iv) Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event;

(v) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.8.1 (the “Security Agreement”);

(vi) Borrower shall deliver an opinion from counsel reasonably satisfactory to Lender that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii) Borrower shall deliver a Rating Agency Confirmation, and, if required by the applicable Approved Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower;

(viii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8.1(a) have been satisfied;

(ix) Borrower shall deliver a certificate of Borrower’s independent certified public accountant or another national recognized accounting firm acceptable to Lender in its reasonable discretion, certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xi) Borrower shall pay all reasonable, actual out-of-pocket costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage(s) as provided in Section 2.5.1 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Approved Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

(b) In connection with the Defeasance Event, Lender shall, at Borrower’s direction, use the Defeasance Deposit on behalf of Borrower (and Borrower authorizes Lender to so use the Defeasance Deposit) to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and, if applicable, principal payments are required under this Agreement and the Note, and in amounts equal to or more than the scheduled payments due on such Payment

Dates under this Agreement and the Note (including, without limitation, scheduled payments of interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the outstanding principal balance of the Note is prepaid in full on the Yield Maintenance End Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations shall be made directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.8.1 and satisfy Borrower’s other obligations under this Section 2.8.1 shall be remitted to Borrower.

2.8.2 Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.8.3 Successor Borrower. In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender in its reasonable discretion, which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan). Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.8.3.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender, and each such condition precedent shall be deemed to have been so satisfied or waived upon the making of the Loan by Lender to Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Each Individual Borrower and each Individual Operating Lessee, where applicable, represents and warrants as of the Closing Date that:

4.1.1 Organization. Each Individual Borrower and each Individual Operating Lessee has been duly organized and is validly existing and in good standing with requisite power and authority to own or lease (as applicable) the applicable Individual Property and to transact the businesses in which it is now engaged. Each Individual Borrower and each Individual Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each Individual Borrower and each Individual Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Individual Property and to transact the businesses in which it is now engaged, other than to the extent the failure to do so does not result, and is not reasonably likely to result, in an Individual Material Adverse Effect on any Individual Property or any Individual Borrower. The sole business of each Individual Borrower and each Individual Operating Lessee is the ownership or leasing (as applicable), management and operation of the applicable Individual Property. The ownership interests in Borrower and Operating Lessee are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2 Proceedings. Each Individual Borrower and each Individual Operating Lessee has taken all necessary action to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other applicable Loan Documents have been duly executed and delivered by or on behalf of each Individual Borrower and each Individual Operating Lessee and constitute legal, valid and binding obligations of each such Individual Borrower and each such Individual Operating Lessee, enforceable against each such Individual Borrower and each such Individual Operating Lessee in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other applicable Loan Documents by each Individual Borrower and each Individual Operating Lessee will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any Individual Borrower or any Individual Operating Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which any Individual Borrower or any Individual Operating Lessee is a party or by which any of any Individual Borrower’s or any Individual Operating Lessee’s property or assets are subject (unless consents from all applicable parties thereto have been obtained), nor will such action, to Borrower’s knowledge, result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Individual Borrower or any Individual Operating Lessee or any of any Individual Borrower’s or any Individual Operating Lessee’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by any Individual Borrower or any Individual Operating Lessee of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as set forth on Schedule 4.1.4 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or to Borrower’s knowledge, threatened against or affecting any Individual Borrower, any Individual Operating Lessee, any Principal or any Individual Property, which actions, suits or proceedings, if determined against such Individual Borrower, Individual Operating Lessee, Principal or Individual Property, would reasonably be expected to have an Aggregate Material Adverse Effect.

4.1.5 Agreements. No Individual Borrower or Individual Operating Lessee is a party to any agreement or instrument or subject to any restriction which has, or would reasonably be expected to have, an Individual Material Adverse Effect on any Individual Property or any Individual Borrower or an Aggregate Material Adverse Effect. No Individual Borrower or Individual Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which such Individual Borrower, such Individual Operating Lessee or any Individual Property is bound. No Individual Borrower or Individual Operating Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Individual Borrower or Individual Operating Lessee is a party or by which such Individual Borrower, such Individual Operating Lessee or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents and (c) Permitted Encumbrances.

4.1.6 Title. Each Individual Borrower has good, marketable and insurable title to the real property comprising part of the applicable Individual Property and good title to the personal property and Improvements that constitute the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. As of the Operating Lease Effective Date, each Operating Lessee will have good and marketable title to the leasehold interest with respect the real property comprising part of the applicable Individual Property and good title to the personal property and Improvements that constitute the balance of such Individual Property and that are not otherwise owned by the corresponding Individual Borrower. The Permitted Encumbrances, in the aggregate, do not have an Individual Material Adverse Effect on the Individual Property affected thereby or an Aggregate Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the each Individual Borrower’s and Individual Operating Lessee’s respective interests in the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), to the extent a security interest may be perfected therein by the recording of the applicable Mortgage or the filing of financing statements under the Uniform Commercial Code, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are a Lien prior to, or of equal priority with, the Liens created by the Loan Documents and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects).

4.1.7 Solvency. No Individual Borrower or Individual Operating Lessee has entered into this transaction or executed this Agreement or any other applicable Loan Document with the actual intent to hinder, delay or defraud any creditor and each Individual Borrower and Individual Operating Lessee has received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of the assets of each Individual Borrower and the corresponding Individual Operating Lessee, in the aggregate exceed and will, immediately following the making of the Loan, exceed the total liabilities of such Individual Borrower and corresponding Individual Operating Lessee, in the aggregate, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of the assets of each Individual Borrower and the corresponding Individual Operating Lessee is and will, immediately following the making of the Loan, be greater than the probable liabilities of such Individual Borrower and corresponding Operating Lessee, in the aggregate, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. The assets of each Individual Borrower and each Individual Operating Lessee do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Individual Borrower or Individual Operating Lessee intends to, nor does it believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Individual Borrower or Individual Operating Lessee and the amounts to be payable on or in respect of obligations of such Individual Borrower or Individual Operating Lessee). No petition in bankruptcy has been filed against any Individual Borrower, any Individual Operating Lessee or any of their respective constituent Persons in the last seven (7) years, and none of any Individual Borrower, any Individual Operating Lessee or any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of any Individual Borrower, any Individual Operating Lessee, or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Individual Borrower’s or Individual Operating Lessee’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Individual Borrower, any Individual Operating Lessee or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by any Individual Borrower or any Individual Operating Lessee in this Agreement or in any of the other

Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to any Individual Borrower or any Individual Operating Lessee which has not been disclosed to Lender which has, nor as far as Borrower can reasonably foresee, would be reasonably likely to have, an Individual Material Adverse Effect on any Individual Property or any Individual Borrower or an Aggregate Material Adverse Effect.

4.1.9 No Plan Assets. As of the date of this Agreement, none of any Individual Borrower, any Individual Operating Lessee or Guarantor is an “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, and none of the respective assets of any Individual Borrower, any Individual Operating Lessee or Guarantor constitute or will constitute “plan assets” of any benefit plan investor within the meaning of 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). Except as could not reasonably be expected to have an Individual Material Adverse Effect on any Individual Property or any Individual Borrower or an Aggregate Material Adverse Effect, none of any Individual Borrower, any Individual Operating Lessee, Guarantor or any ERISA Affiliate is obligated to contribute to any employee benefit plan (as so defined) subject to Title IV of ERISA. Transactions contemplated hereunder by or with any Individual Borrower, any Individual Operating Lessee or Guarantor are not subject to any state or other statute or regulation with respect to governmental plans within the meaning of Section 3(32) of ERISA which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect and which prohibit the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents. No ERISA Event has occurred and to Borrower’s knowledge no ERISA Event is reasonably likely to occur.

4.1.10 Compliance. Each Individual Borrower, each Individual Operating Lessee and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. No Individual Borrower or Individual Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any Individual Borrower or Individual Operating Lessee or to the best of Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of an Individual Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against such Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects (or to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date in writing and containing an express reference to any and all such concerns), (ii) fairly represent the financial condition of each Individual Borrower, each Individual Operating Lessee and each Individual Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP, as interpreted by the Uniform System of Accounts, throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, no Individual Borrower or Individual Operating Lessee has contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have an Individual Material Adverse Effect on any Individual Property or any Individual Borrower, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Individual Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property, other than to the extent the same would not reasonably be expected to have an Individual Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except as set forth in the related Title Insurance Policy or except to the extent that there is no Individual Material Adverse Effect on the affected Individual Property, (i) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses; (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the applicable Title Insurance Policy; and (iii) all roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. No Individual Borrower or Individual Operating Lessee (or if such entity is a disregarded entity for U.S. federal income tax purposes, such entity’s beneficial owner) is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Separate Lots. Except as set forth in the applicable Title Insurance Policy, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. Except as set forth in the applicable Title Insurance Policy, to Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by any Individual Borrower, any Individual Operating Lessee or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of any Individual Borrower, any Individual Operating Lessee or Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of, or certificates with respect to, the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy and would reasonably be expected to have an Individual Material Adverse Effect on any Individual Property or any Individual Borrower, and none of any Individual Borrower, any Individual Operating Lessee or any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. Each Individual Property is used exclusively for hotel and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect, except for where the failure to obtain such licenses or for such licenses to not be in full force and effect does not have an Individual Material Adverse Effect. An Individual Borrower, an Individual Operating Lessee or Manager (as applicable) shall keep and maintain all Licenses necessary for the operation of each Individual Property as a hotel, except to the extent the failure to have such licenses would not reasonably be expected to result in an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower. The use being made of each Individual Property is in conformity in all material respects with the certificate of occupancy, if any, issued for such Individual Property.

4.1.23 Flood Zone. Except as set forth in the Surveys or the flood determinations obtained by Lender, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect on such Individual Property or such Individual Borrower, and except as disclosed in the Property Reports, to Borrower’s knowledge, (i) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components thereon, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and no Individual Borrower or Individual Operating Lessee has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as set forth in the Surveys, all of the improvements which were included in determining the appraised value of any Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, in each case, so as to result in an Individual Material Adverse Effect on such Individual Property or such Individual Borrower, except those which are insured against by the applicable Title Insurance Policy.

4.1.26 Leases. To Borrower’s knowledge, no Individual Property is subject to any Material Lease other than the Material Lease(s) described on Schedule 5.1.21 attached hereto and made a part hereof and, to Borrower’s knowledge, each rent roll with respect to an Individual Property attached hereto as Schedule 4.1.26 is true, complete and accurate in all material respects as of the Closing Date. Each Individual Borrower or the corresponding Individual Operating Lessee is the owner and lessor of landlord’s interest in the Leases with respect to the applicable Individual Property. To Borrower’s knowledge, (i) with the exception of hotel guests and patrons, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases, (ii) the current Material Leases are in full force and effect and Borrower has not received or delivered written notice that either party is in default under a Material Lease except for (A) defaults which have been cured and (B) defaults that do not, in the aggregate for any Individual Property, have an Individual Material Adverse Effect on such Individual Property or such Individual Borrower. No Rent has been paid more than one (1) month in advance of its due date (except with respect to provision of rooms and banquet and meeting space and services in the ordinary course of business). All work to be performed by the applicable Individual Borrower under each Material Lease has been performed as required in all material respects and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the applicable Individual Borrower to any Tenant has already been received by such Tenant. To Borrower’s knowledge, except as described on Schedule 4.1.26, no Tenant under a Material Lease has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part and no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Survey. To Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Inventory. Each Individual Borrower (and/or the applicable Operating Lessee, on and following the Operating Lease Effective Date) is the owner of all of the Equipment, Fixtures and Personal Property located on or at the applicable Individual Property. All of the Equipment, Fixtures and Personal Property located at a particular Individual Property are sufficient to operate such Individual Property in the manner required hereunder and in the manner in which the same is currently operated.

4.1.29 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, each of the Mortgages are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Each Individual Borrower, each Individual Operating Lessee and each Principal is a Special Purpose Entity.

(b) Intentionally omitted.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and Borrower, Operating Lessee and Principal, will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. To Borrower’s knowledge, each entity other than Borrower, Operating Lessee and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.

(d) Each Individual Borrower and each Individual Operating Lessee represents with respect to itself and each Individual Borrower hereby represents as to any related Principal that, with respect to the period prior to the Closing Date, any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(e) Each Individual Borrower and each Individual Operating Lessee represents with respect to itself and any related Principal that, with respect to the period prior to the Closing Date, it:

(i) has been organized solely for the purpose of (A) in the case of an Individual Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Individual Property, entering into and performing its obligations under the Loan Documents and documents in connection with prior financings, refinancing the applicable Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) in the case of any Principal, acting as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property and transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing, and (C) in the case of an Individual Operating Lessee, being a party to the applicable Operating Lease in contemplation of the consummation of the Restructuring;

(ii) has not engaged in any business unrelated to the activities set forth in clause (i) above;

(iii) has not owned any real property other than (A) in the case of an Individual Borrower, the applicable Individual Property and (B) in the case of Operating Lessee, its leasehold interest in the applicable Individual Property;

(iv) has not had any assets other than (A) in the case of each Individual Borrower, the related Individual Property and personal property necessary or incidental to its ownership and operation of such Individual Property, (B) in the case of any Principal, acting as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property, and (C) in the case of each Individual Operating Lessee, the leasehold interest in the related Individual Property and personal property necessary or incidental to its leasing and operation of such Individual Property.

(v) has not engaged in, sought, consented to or permitted (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business;

(vi) has at all times remained solvent and has paid its debts and liabilities (including, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there existed sufficient cash flow from the operations of the Property to do so);

(vii) has not failed to correct any known misunderstanding regarding the separate identity of such entity;

(viii) has maintained its bank accounts, books of account, books and records separate from those of any other Person and has filed its own tax return, or was included as a disregarded entity in the filing of its parent’s tax return, or was included in the filing of a consolidated tax return, as applicable;

(ix) has maintained its own records, books, resolutions and agreements;

(x) except with respect to prior financings, has not (i) commingled its funds or assets with those of any other Person (ii) or participated in any cash management system with any other Person;

(xi) has held its assets in its own name;

(xii) has conducted its business in its name or in a name franchised or licensed to it by the applicable Manager or an Affiliate of such Manager (provided that an Individual Borrower may have conducted its business through an Affiliate of itself or the other Individual Borrower or an entity that acted as manager solely as an agent for such Individual Borrower under a prior financing that has been fully repaid on or before the Closing Date) except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;

(xiii) (A) has maintained its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP, as interpreted by the Uniform System of Accounts, provided, however, that any such consolidated financial statement contained a note indicating that the Special Purpose Entity’s separate assets and credit were not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities did not constitute obligations of the consolidated entity, except as provided herein with respect to each other Individual Borrower;

(xiv) has paid its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, provided there was sufficient cash flow to do so, and has maintained a sufficient number of employees, if any, in light of its business operations;

(xv) has observed all limited partnership or limited liability company formalities, as applicable;

(xvi) has not had any Indebtedness other than as expressly permitted pursuant to the terms of any prior financing that has been fully repaid on or before the Closing Date and such other liabilities as otherwise imposed by law, provided that no Principal has had any Indebtedness;

(xvii) other than as expressly permitted pursuant to the terms of any prior financing and except for guarantees or obligations, in each case, that have been released or discharged or that will be released or discharged on or before the Closing Date, has not assumed or guaranteed or become obligated for the debts of any other Person, has not held out its credit as being available to satisfy the obligations of any other Person or has not pledged its assets to secure the obligations of any other Person;

(xviii) except as expressly permitted pursuant to the terms of any prior financing and except for loans, in each case, that have been released or discharged or that will be released or discharged on or before the Closing Date, has not made loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xix) has not identified its partners, members or shareholders, or any Affiliate of any of them, as a division or department or part of it and has not identified itself as a division or department of any other Person;

(xx) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party;

(xxi) has not had any obligation to indemnify and has not indemnified its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxii) except in respect of prior financings that have been repaid or otherwise discharged or that will be repaid or discharged on or before the Closing Date, has not had any of its obligations guaranteed by any Affiliate;

(xxiii) has not formed, acquired or held any subsidiary; provided, that a Principal has acquired and held its interest in the related Individual Borrower or Individual Operating Lessee;

(xxiv) has complied with all of the terms and provisions contained in its organizational documents;

(xxv) has conducted its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true;

(xxvi) has not permitted any Affiliate or constituent party independent access to its bank accounts, except as expressly permitted in any prior financing that was repaid in full on or before the Closing Date;

(xxvii) has always been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business; and

(xxviii) has not been a party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full.

(f) Any assignment of limited liability company interests in any Individual Borrower, any Individual Operating Lessee or any Principal and the admission of the assignee as a member of such Individual Borrower, such Individual Operating Lessee or such Principal was accomplished in accordance with, and was permitted by, the limited liability company agreement of such Individual Borrower, such Individual Operating Lessee or such Principal, as in effect at such time.

(g) The Organizational Documents for each Individual Borrower or each Individual Operating Lessee that is a Delaware limited liability company and for each Principal shall provide that except for duties to such Individual Borrower, such Individual Operating Lessee and/or Principal as set forth in the Organizational Documents (including duties to the member and the applicable Individual Borrower’s, Individual Operating Lessee’s or Principal’s creditors solely to the extent of their respective economic interests in the Individual Borrower, Individual Operating Lessee or Principal, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of the Individual Borrower, Individual Operating Lessee or Principal, and (iii) the interests of any group of Affiliates of which the Individual Borrower, Individual Operating Lessee or Principal is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Individual Borrower’s, Individual Operating Lessee’s or Principal’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to any Individual Borrower, any Individual Operating Lessee or Principal, the member or any other Person bound by the applicable Individual Borrower’s, Individual Operating Lessee’s or Principal’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Individual Borrower’s, Individual Operating Lessee’s or Principal’s Organizational Documents. Notwithstanding any other provision of the applicable Individual Borrower’s, Individual Operating Lessee’s or Principal’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the applicable Individual Borrower’s, Individual Operating Lessee’s or Principal’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Individual Borrower, Individual Operating Lessee or Principal unless, pursuant to the provisions of such Section 9(j)(iii) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

(h) (i) any consents, waivers or amendments to the limited liability company agreement of any Individual Borrower, Individual Operating Lessee or Principal that is a Delaware limited liability company (each a “Company”), or limited partnership agreement of any Individual Borrower, Individual Operating Lessee or Principal that is a Delaware limited partnership (each a “Partnership”), that were required to effect any assignment of a limited liability company interest in such Company or assignment of a partnership interest in such Partnership, as the case may be, or for the admission of an assignee as a member of a Company, or as a partner of a Partnership, were obtained or accomplished in accordance with such limited liability company agreement or partnership agreement, as applicable, as in effect at the time of such assignment, and that any conditions to assignment of any limited liability company interest in a Company or any partnership interest in a Partnership, as the case may be, or for the admission of an assignee as a member of a Company or as a partner of a Partnership, as applicable, have been satisfied or waived, (ii) there have been at all times at least one member of each Company, and (iii) that have been at all times at least one general partner and one additional general or limited partner of each Partnership that were different Persons.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and, to Borrower’s knowledge, there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. Each Management Agreement was entered into on commercially reasonable terms.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge, all information submitted by and on behalf of any Individual Borrower or Individual Operating Lessee to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule 4.1.26), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower or Operating Lessee in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that each Individual Borrower and each Individual Operating Lessee represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or would be reasonably likely to have an Individual Material Adverse Effect on any Individual Property or any Individual Borrower or Aggregate Material Adverse Effect. Each Individual Borrower and Individual Operating Lessee has disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. No Individual Operating Lessee or Individual Borrower is (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof, (a) none of the funds or other assets of any Individual Borrower or Individual Operating Lessee constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in such Individual Borrower or Individual Operating Lessee (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) none of the funds or other assets of any Individual Borrower or Individual Operating Lessee constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person has any interest of any nature whatsoever in any Individual Borrower or Individual Operating Lessee with the result that the investment in such Individual Borrower or Individual Operating Lessee (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (d) none of the funds of any Individual Borrower or Individual Operating Lessee have been derived from or are the proceeds of, any unlawful activity with the result that the investment in such Individual Borrower or Individual Operating Lessee (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Each Individual Borrower’s and Individual Operating Lessee’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower and each Individual Operating Lessee is organized under the laws of the State listed opposite of such Individual Borrower and such Individual Operating Lessee on Schedule 4.1.36, and the organizational identification number of each such Individual Borrower and Individual Operating Lessee is listed in Schedule 4.1.36.

4.1.37 Intentionally Omitted.

4.1.38 Mortgage Taxes. As of the date hereof, each Individual Borrower represents that it has paid (or escrowed sufficient funds with the escrow agent for payment of) all state, county and municipal recording and all other similar taxes imposed upon the execution and recordation of the Mortgage to which it is a party.

4.1.39 Operating Lease. The execution of each Operating Lease by the Individual Borrower that is party thereto (and the same becoming effective on the Operating Lease Effective Date) is necessary or desirable to effectuate the Restructuring and qualify Sponsor REIT as a “real estate investment trust” under Sections 856-860 of the Code and applicable regulations relating thereto.

4.1.40 Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a) The Cash Management Agreement, and this Agreement create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from any Individual Borrower or any Individual Operating Lessee. Other than in connection with the Loan Documents and except for Permitted Encumbrances, no Individual Borrower or Individual Operating Lessee has sold, pledged, transferred or otherwise conveyed the Cash Management Account;

(b) The Cash Management Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code of the State of New York;

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, Agent has agreed to comply with all instructions originated by Lender, without further consent by any Individual Borrower or any Individual Operating Lessee, directing disposition of the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Cash Management Account is not in the name of any Person other than the applicable Individual Borrower or Individual Operating Lessee, as pledgor, or Lender, as pledgee. No Individual Borrower or Individual Operating Lessee has consented to Agent complying with instructions with respect to the Cash Management Account from any Person other than Lender.

4.1.41 Intentionally Omitted.

4.1.42 Taxes. Each Individual Borrower and each Individual Operating Lessee is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Individual Borrower and each Individual Operating Lessee has timely filed or caused to be filed all federal income and other material Section 2.7 Tax returns and reports required to have been filed by it and has paid or caused to be paid all federal income and other material Taxes and related liabilities required to have been paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which an Individual Borrower or an Individual Operating Lessee, as applicable, has set aside on its books adequate reserves. There are no Liens for Section 2.7 Taxes on or with respect to any of any Individual Borrower’s or any Individual Operating Lessee’s income or assets, other than Liens for Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which such Individual Borrower or Individual Operating Lessee has set aside on its books adequate reserves.

4.1.43 Labor. No work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at the Properties. Except as described on Schedule 4.1.43, none of any Individual Borrower, any Individual Operating Lessee or, to Borrower’s knowledge without inquiry, Manager (i) is involved in or, to the best of Borrower’s knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees and other laborers at the Properties, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the best of Borrower’s knowledge, has not engaged with respect to the Properties, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Properties. As of the Closing Date, Borrower has received no notice that any payments that are required to be paid under any collective bargaining agreement have not been paid.

4.1.44 Project Improvement Plans. There exists no “project improvement plan” applicable to any Individual Property.

4.1.45 Intentionally Omitted.

4.1.46 Intentionally Omitted.

4.1.47 Material Property Agreements.

(a) Each Material Property Agreement that is currently in effect (if any) is listed on Schedule 4.1.47 hereof, and each such Material Property Agreement is in full force and effect. Except as set forth on Schedule 4.1.47 hereof, there are no material defaults by the applicable Individual Borrower thereunder or, to Borrower’s knowledge, any material defaults thereunder by any other party thereto. Borrower has not given or received any notice of default under any of the Material Property Agreements that remains uncured or in dispute.

(b) Borrower has delivered true, correct and complete copies of the Material Property Agreements (including all amendments and supplements thereto) to Lender.

(c) All fees and other compensation for services previously performed under the Material Property Agreements have been paid in full or are not yet due and payable as of the date hereof.

Section 4.2 Survival of Representations. Borrower and Operating Lessee agree that all of the representations and warranties of Borrower and Operating Lessee set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower but shall be deemed to have been given on the date hereof. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Operating Lessee shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and Operating Lessee hereby covenants and agrees with Lender to comply with the following covenants:

5.1.1 Existence; Compliance with Legal Requirements. Each Individual Borrower and each Individual Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to such Individual Borrower or such Individual Operating Lessee and the related Individual Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor or innkeeper’s licenses, other than to the extent the failure to do so would not result in an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower. There shall never be committed by any Individual Borrower or any Individual Operating Lessee, and no Individual Borrower Individual Operating Lessee shall permit any other Person in occupancy of or involved with the operation or use of the related Individual Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against such Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Each Individual Borrower and each Individual Operating Lessee hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Individual Borrower and each Individual Operating Lessee shall at all times maintain, preserve and protect all rights it has in necessary franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the related Individual Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Each Individual Borrower and/or the corresponding Individual Operating Lessee shall keep the related Individual Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, any Individual Borrower or Individual Operating Lessee, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to itself, the corresponding Individual Borrower or Individual Operating Lessee (as applicable) or the related Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such Individual Borrower or Individual Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of such dispute; (iv) such Individual Borrower or Individual Operating Lessee shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against it, the corresponding Individual Borrower or Individual Operating Lessee (as applicable) and the related Individual Property during the pendency of such dispute; and (vi) such Individual Borrower or Individual Operating Lessee shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Except as otherwise provided in this Section 5.1.2, each Individual Borrower and/or the corresponding Individual Operating Lessee shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the related Individual Property or any part thereof prior to delinquency; provided, however, each such Individual Borrower’s and/or Individual Operating Lessee’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Except as otherwise provided in this Section 5.1.2, each Individual Borrower shall, or shall cause the corresponding Individual Operating Lessee to, not later than five (5) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges with respect to the related Individual Property have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, no Individual Borrower or Individual Operating Lessee shall be required to furnish such receipts for payment of such Taxes and Other Charges during any period that Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof or by Manager pursuant to a Management Agreement). Except as otherwise provided in the following sentence, neither Individual Borrower nor the related Individual Operating Lessee shall suffer, and each Individual Borrower and the related Individual Operating Lessee shall promptly cause to be paid and discharged, any Lien (other than Permitted Encumbrances) or charge whatsoever which may be or become a Lien or charge against the related Individual Property (other than Permitted Encumbrances), and shall promptly pay for all utility services provided to such Individual Property. Any Individual Borrower or Individual Operating Lessee, at its own expense, may contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Individual Borrower or Individual Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency thereof; (iv) such Individual Borrower or Individual Operating Lessee shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property during the pendency thereof; (vi) such Individual Borrower or Individual Operating Lessee shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (vii) such Individual Borrower or Individual Operating Lessee shall deliver written notice of such contest to Lender. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against any Individual Borrower or Individual Operating Lessee which might have an Individual Material Adverse Effect on any Individual Property or any Individual Borrower or Aggregate Material Adverse Effect.

5.1.4 Access to Properties. Subject to the rights of Tenants, guests, and patrons, each Individual Borrower and each Individual Operating Lessee shall permit agents, representatives and employees of Lender to inspect the applicable Individual Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower and/or Operating Lessee shall promptly advise Lender of any material adverse change in any Individual Borrower’s, any Individual Operating Lessee’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower or Operating Lessee has knowledge.

5.1.6 Cooperate in Legal Proceedings. Each Individual Borrower and each Individual Operating Lessee shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Each Individual Borrower and each Individual Operating Lessee shall in a timely manner observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, such Individual Borrower or Individual Operating Lessee. No Individual Borrower or Individual Operating Lessee shall enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, such Individual Borrower or Individual Operating Lessee without the prior written consent of Lender.

5.1.8 Award and Insurance Benefits. Each Individual Borrower and each Individual Operating Lessee shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the related Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Each Individual Borrower and each Individual Operating Lessee shall, at Borrower’s sole cost and expense:

(a) without limiting any other obligation of any Individual Borrower or Individual Operating Lessee hereunder, upon the written request of Lender, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by such Individual Borrower or Individual Operating Lessee pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, provided, that, so long as no Event of Default has occurred and is continuing, the foregoing shall not require any Individual Borrower or Individual Operating Lessee to obtain updated appraisals after the Closing Date, unless specifically required by the terms of this Agreement;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and Operating Lessee under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all writings necessary to transfer any hospitality, liquor and other licenses required for the continued operation of any Individual Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor or other licenses required for the continued operation of an Individual Property and terminating existing licenses, in each case solely at the direction of Lender; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Principal Place of Business, State of Organization. No Individual Borrower or Individual Operating Lessee shall cause or permit any change to be made in its name or identity (including its trade name or names) unless such Individual Borrower or Individual Operating Lessee shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement and the other Loan Documents. No Individual Borrower or Individual Operating Lessee shall change its organizational structure or place of organization or formation (as set forth in Section 4.1.36 hereof), except as permitted pursuant to Section 5.2 hereof, without first obtaining the prior written consent of Lender and delivery of a Rating Agency Confirmation. Upon Lender’s request, the applicable Individual Borrower or Individual Operating Lessee shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the applicable Individual Property as a result of such change of principal place of business or place of organization (in the case of a change of place of organization, if approved in accordance with the foregoing sentence). Each Individual Borrower’s and each Individual Operating Lessee’s principal place of business and chief executive office has been for the preceding four months (or, if less, the entire period of the existence of such Individual Borrower or Individual Operating Lessee) and will continue to be the address of each Individual Borrower and each Individual Operating Lessee set forth at the introductory paragraph of this Agreement unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of change and Borrower authorizes Lender to file UCC-3 financing statements as necessary or desirable to maintain the priority of the liens granted hereunder (provided that Lender acknowledges that, in connection with the Restructuring, the principal place of business of each Individual Borrower and each Individual Operating Lessee will be changed to 1600 Tysons Blvd., Suite 1000, McLean, Virginia, and within a reasonable time thereafter, again to 1650 Tysons Blvd., Suite 1300, McLean, Virginia, and notwithstanding the foregoing, Borrower shall only be required to provide written notice thereof promptly upon each such change, provided that, in connection therewith, each Individual Borrower and Individual Operating Lessee shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the applicable Individual Property as a result of such change of principal place of business or place of organization). No Individual Borrower or Individual Operating Lessee shall change its organizational identification number without the prior written consent of Lender. Upon receipt of a written request from Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which each Individual Borrower and each Individual Operating Lessee intends to operate the related Individual Property, and representing and warranting that each Individual Borrower and each Individual Operating Lessee does business under no other trade name with respect to such applicable Individual Property.

5.1.11 Financial Reporting. (a) Each Individual Borrower and each Individual Operating Lessee will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender) as interpreted by the Uniform System of Accounts, proper and accurate books, records and accounts reflecting all of the financial affairs of such Individual Borrower or such Individual Operating Lessee and all items of income and expense in connection with the operation on an individual basis of the related Individual Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default is continuing, in which case no such restriction shall apply) to examine such books, records and accounts at the office of Borrower, Operating Lessee or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and actual costs and expenses incurred by Lender to examine any Individual Borrower’s or Individual Operating Lessee’s accounting records with respect to any Individual Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within seventy-five (75) days following the end of each Fiscal Year, a copy of Borrower’s and Operating Lessee’s unaudited financial statements covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Borrower, Operating Lessee and the Properties and a balance sheet for Borrower and Operating Lessee. Such statements shall set forth the financial condition and the results of operations for the Properties (on a combined basis) for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income, Gross Income from Operations and Operating Expenses (not including any contributions to the Replacement Reserve Account). Borrower’s and Operating Lessee’s annual financial statements shall be accompanied by (i) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Operating Lessee and the Properties being reported upon as of such date and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender), as interpreted by the Uniform System of Accounts and (ii) occupancy statistics including revenue per available room and average daily rates for the Properties on a combined basis as well as for each Individual Property. Together with Borrower’s and Operating Lessee’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists, to Borrower’s knowledge, an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Within one hundred twenty (120) days following the end of each Fiscal Year, Borrower shall provide a complete copy of Guarantor’s (or its publicly traded parent) annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP as interpreted by the Uniform System of Accounts (or such other accounting basis acceptable to Lender). The financial information for the Properties, each Individual Borrower and each Individual Operating Lessee shall be included as part of Guarantor’s (or its publicly traded parent’s) annual audited financial statements.

(d) Borrower will furnish, or cause to be furnished, to Lender on or before forty (40) days after the end of (i) prior to a Securitization, each calendar month and (ii) after a

Securitization, each calendar quarter, each the following items, accompanied by an Officer’s Certificate stating that (A) such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as of the relevant date, as applicable, and (B) the representations and warranties of Borrower and Operating Lessee set forth in subsection (xxiii) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate: (i) an occupancy report for the subject month, including an average daily rate and revenue per available room; (ii) monthly or quarterly (as applicable) and year to date operating statements prepared for each calendar month or quarter (as applicable), noting EBITDA, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Account), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month or quarter (as applicable), and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender, (iii) during a Cash Trap Period, upon the written request of Lender, a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods and (iv) the most current Smith Travel Research Reports then available to Borrower or Operating Lessee reflecting market penetration and relevant hotel properties competing with the Properties.

(e) Lender hereby acknowledges receipt of the forecasted Annual Budget for the remainder of the Fiscal Year ending on December 31, 2016. Borrower or Operating Lessee shall submit to Lender an Annual Budget upon the earlier to occur of (i) the date which is five (5) Business Days after receipt by Borrower or Operating Lessee, as applicable, of such Annual Budget from Manager and (ii) December 31 of then-current calendar year (which, subject to the immediately succeeding sentence, shall be for informational purposes only). If a Cash Trap Period is continuing, the Annual Budget shall be subject to Lender’s reasonable written approval, which approval shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”); provided, however, that Lender shall not withhold its consent with respect to (i) expenditures necessary to comply with life, health or safety matters and (ii) Employment Costs (as such term is defined in the Management Agreement). So long as no Cash Trap Period is continuing, any Annual Budget and any amendments or modifications thereto shall be deemed an Approved Annual Budget and Lender shall have no approval right with respect thereto. In the event that Borrower is required to submit an Annual Budget for approval pursuant to this Section 5.1.11(e), each such request for approval of an Annual Budget shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, then Lender’s approval shall be deemed to have been granted. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower or Operating Lessee shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid ten (10) day periods shall each be five (5) days in connection with any such resubmittal). Borrower or Operating Lessee shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses).

(f) In the event that, during any Cash Trap Period, any Individual Borrower or Individual Operating Lessee must incur a capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, that Lender’s consent shall not be required in connection with: capital expenditures (i) necessary to comply with life, health or safety matters and Legal Requirements and (ii) for which Borrower and/or Operating Lessee is permitted to use Excess Cash Flow Reserve Funds, to the extent that there are sufficient funds available. For the avoidance of doubt, from and after the date of the Restructuring, nothing in this clause (f) shall be deemed to limit Manager’s rights set forth elsewhere with respect to the Operating Account and the FF&E Concentration Account.

(g) During the continuance of a Cash Trap Period, no Individual Borrower or Individual Operating Lessee (as applicable) shall approve (to the extent such Individual Borrower or Individual Operating Lessee is permitted to approve or reject such operating budget pursuant to the terms of the Management Agreement) any operating budget pursuant to the Management Agreement to which it is a party without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). Lender shall cooperate with each Individual Borrower and/or Individual Operating Lessee (as applicable) to follow the procedures for budget approval set forth in each Management Agreement to the extent Borrower or Operating Lessee notifies Lender thereof.

(h) Any reports, statements or other information required to be delivered under this Agreement may be delivered via email or on a diskette and/or, if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, with report files in electronic form of Microsoft Word or Microsoft Excel (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11(h) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Each Individual Borrower and each Individual Operating Lessee shall continue to engage in the businesses presently conducted by it (or, with respect to each Individual Operating Lessee, contemplated to be conducted by it pursuant to the applicable Operating Lease) as and to the extent the same are necessary for the ownership or leasing (as applicable), maintenance, management, leasing and operation of their respective Individual Property. Each Individual Borrower and each Individual Operating Lessee shall qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of their respective Individual Property. Each Individual Borrower and each Individual Operating Lessee shall at all times during the term of the Loan, continue to own or lease all of Equipment, Fixtures and Personal Property which are necessary to operate their respective Individual Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Properties. Each Individual Borrower and each Operating Lessee shall warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Lien of the Mortgage to which it is a party on the applicable Individual Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering such Individual Property prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower and its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable third party attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith, but excluding regular servicing fees and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note (and any Components thereof), (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations of Borrower, Operating Lessee and/or Guarantor (as applicable), subject to bankruptcy, insolvency or other similar laws and general principles of equity, and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than one (1) time in any calendar year.

(b) Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender upon request, (i) a tenant estoppel certificate from each commercial Tenant party to a Material Lease at any Individual Property and (ii) an estoppel certificate from each counterparty under any Material Property Agreement, in each case, in form and substance reasonably satisfactory to Lender; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to seek such statement more than one (1) time in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Intentionally Omitted.

5.1.18 Confirmation of Representations. Borrower and Operating Lessee shall deliver, upon written request from Lender in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower and Operating Lessee in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions or, if any such representations require qualification on such date, setting forth such qualifications in reasonable detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee, Principal and Guarantor as of the date that is within thirty (30) days of the Securitization.

5.1.19 No Joint Assessment. No Individual Borrower or Individual Operating Lessee shall not suffer, permit or initiate the joint assessment of the related Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Intentionally Omitted.

5.1.21 Leasing Matters. (a) Subject to subsection (b) below, any Individual Borrower or Individual Operating Lessee may enter into any Lease or other rental arrangement, exercise all extensions and renewals and enter into any modification, amendments and supplements to any Leases without the prior approval of Lender, provided that, any new Lease entered into after the date hereof shall (i) have rental rates comparable to existing local market rates in all material respects, provided, however, so long as no Cash Trap Period is in effect, a Lease of commercial space demising less than 5,000 square feet, with a term of less than five (5) years may be made on lower than market rate terms with a tenant who is not an Affiliate of any Individual Borrower or any Individual Operating Lessee if Borrower or Operating Lessee reasonably determines in its prudent business judgment that such Lease will provide additional incremental revenue to the applicable Individual Property in excess of its stated rent, (ii) be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents and (iii) be subordinate to the Mortgage encumbering the applicable Individual Property and shall provide that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale; provided, that with respect to any approval (or deemed approval) by Lender (or with respect to any Lease that does not require Lender’s approval), Lender shall, upon request of Borrower, enter into a subordination, non-disturbance and attornment agreement with any lessee entering into such Lease on Lender’s then standard form, subject to such commercially reasonable changes thereto as such lessee and Lender shall mutually agree upon (each acting reasonably).

(b) Any (i) Material Leases or (ii) Leases to an Affiliate of any Individual Borrower or any Individual Operating Lessee with respect to an Individual Property written after the Closing Date (other than any Lease with Hilton Grand Vacations, HWHI or any of their respective subsidiaries that (A) is entered into prior to the consummation of the Restructuring, (B) is not a Material Lease, (C) complies with the requirements set forth in Section 5.1.21(a), and (D) is terminable upon not more than ninety (90) days’ prior written notice and without payment of any termination fee or penalty) shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Material Lease(s) listed on Schedule 5.1.21 attached hereto and previously delivered to Lender are hereby approved by Lender. Upon written request of Lender, Borrower or Operating Lessee shall furnish Lender with executed copies of all Leases; provided that so long as no Event of Default has occurred and is continuing, neither Borrower nor Operating Lessee shall be required to deliver copies of all Leases more frequently than two (2) times per calendar year and, where Leases have been previously delivered to Lender, Borrower or Operating Lessee may, in lieu of delivering new copies thereof to Lender, deliver an Officer’s Certificate stating that such Leases remain unchanged (or, if terminated or expired, that such Leases have been terminated or expired, or, where Leases have been modified, supplemented or extended, deliver copies of the documents modifying, supplementing or extending the Leases without delivering copies of the documents previously provided. All renewals of Leases (other than with respect to renewal or extension rights set forth in the Lease in effect as of the Closing Date) and all proposed Leases shall provide for rental rates comparable to existing local market rates in all material respects, provided, however, so long as no Cash Trap Period is in effect, a Lease of commercial space demising less than 5,000 square feet, with a term of less than five (5) years may be made on materially lower than local market rate terms with a tenant who is not an Affiliate of any Individual Borrower or any Individual Operating Lessee if Borrower or Operating Lessee reasonably determines in its prudent business judgment that such Lease will provide additional incremental revenue to the applicable Property in excess of its stated rent. Each Individual Borrower or Individual Operating Lessee, as applicable, (i) shall observe and perform the obligations imposed upon the lessor under each Lease to which it is a party in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee under each such Lease to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by any Individual Borrower or Individual Operating Lessee or acceptance of surrender by a Tenant of any Material Lease (regardless of when any such Material Lease was entered into) shall be permitted unless by reason of (A) a Tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; or (B) the exercise by a Tenant of any termination right expressly provided in any existing Material Lease or any Material Lease hereafter entered into in compliance with the conditions set forth in this Section 5.1.21; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits, payments of the first month’s rent upon signing of the Lease, and rent for providing rooms and banquet and meeting space and services in the ordinary course of business); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; (vi) shall not alter, modify or change the terms of any Material Lease (regardless of when any such Material Lease was entered into) without the prior written consent of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, which consent shall be subject to the deemed approval provisions set forth in this Section; and (vii) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, no Individual Borrower or Individual Operating Lessee shall enter into a lease of all or substantially all of any Individual Property (except for the execution of the Operating Lease in accordance with the terms of this Agreement) without Lender’s prior written consent. Each such request for approval of a Lease shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF A LEASE. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS.” In the event that Lender fails to grant or withhold its approval to such Lease within such ten (10) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF A LEASE. LENDER’S RESPONSE IS REQUESTED WITHIN FIVE (5) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Lease within such five (5) day period, then Lender’s approval shall be deemed to have been granted. Notwithstanding the foregoing, Lender consent shall not be required in connection with (i) any Lease (or amendment, modification or termination thereof) that is not a Material Lease, (ii) renewals, expansions or extensions of any Lease (including a Material Lease) by a tenant that is a party to such lease as of the Closing Date so long as the rental terms are on market terms (or on terms contemplated in the Lease in place on the Closing Date or any new Lease entered into in accordance with this Agreement), (iii) any de minimis modifications of any Material Lease, (iv) a commercially reasonable termination of any Material Lease arising from a default by the tenant thereunder or (v) an assignment of any Lease by the tenant thereunder for which Borrower has a consent right which is not to be unreasonably withheld, pursuant to the terms of such Lease.

5.1.22 Alterations. Borrower or Operating Lessee, as applicable, shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that would be reasonably likely to have an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations to an Individual Property that (a) constitute Required Repairs, (b) upon completion of same, will not have an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower and provided that the cost thereof, when aggregated with the cost of all other alterations undertaken at such Individual Property in the applicable calendar year is less than four percent (4%) of the Release Amount for such Individual Property (the “Threshold Amount”), provided, that any amounts expended for alterations pursuant to clauses (a), (c)(ii), (c)(iii), and (d) through (g) of this Section 5.1.22 shall not be included toward the calculation of the aggregate annual costs of such alterations for purposes of the Threshold Amount, (c) are (i) specifically provided for in the Approved Annual Budget, (ii) a permitted variance for health, life and safety items under the Management Agreement or (iii) otherwise consented to by Lender and to be funded from the Reserve Funds or the Borrower Remainder Account (as defined in the Cash Management Agreement) in accordance with this Agreement, (d) constitute a tenant improvement required to be made under a Lease existing on the Closing Date or a Lease entered into after the Closing Date in accordance with the terms of this Agreement, (e) are performed in connection with the Restoration of such Individual Property undertaken in accordance with the terms and provisions of this Agreement, (f) are for Replacements if there are sufficient reserves on deposit in the Replacement Reserve Account (or the FF&E Concentration Account) to pay for such obligations, (g) constitute decorative work performed in the ordinary course of business that are paid out of the Manager Accounts for payment of FF&E costs, or (h) are required to be performed pursuant to the terms of the Management Agreement, provided that an Individual Borrower or an Individual Operating Lessee, as applicable, does not otherwise have a right to consent thereto pursuant to the related Management Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements being conducted at any Individual Property (excluding alterations of the kind described in clauses (a), (c)(ii), (c)(iii), and (d) through (g) of the preceding sentence) shall at any time exceed four percent (4%) of the Release Amount for an Individual Property, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following in any amount sufficient to cover the excess of the aggregate cost of such alterations over the applicable Threshold Amount (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, after a Securitization, that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities or (D) a Letter of Credit. The Alterations Deposit shall be disbursed from time to time by Lender to the applicable Individual Borrower or Individual Operating Lessee for completion of the alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, and with respect to any invoices in excess of $25,000, copies of any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the alterations to be funded by the requested disbursement and (z) stating that, upon such disbursement, each such contractor has been paid or will have been paid in full for all amounts then due and owing to such contractor. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.22, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing, and (2) such request shall be accompanied by an Officer’s Certificate stating that the alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, and, with respect to any invoices in excess of $25,000, copies of any licenses, permits or other approvals by any Governmental Authority required in connection with alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the alterations has been paid in full or will have been paid in full upon such disbursement.

5.1.23 Operation of Property. (a) Each Individual Borrower and the corresponding Individual Operating Lessee shall (and shall, if necessary, exercise its rights under the applicable Management Agreement to cause the applicable Manager to) cause the applicable Individual Property to be operated, in all material respects, in accordance with the applicable Management Agreement (or Replacement Management Agreement, as applicable) and in accordance with all applicable Legal Requirements. In the event that a Management Agreement expires or is terminated (without limiting any obligation of Borrower or Operating Lessee to obtain Lender’s consent to any termination or modification of any Management Agreement in accordance with the terms and provisions of this Agreement), the applicable Individual Borrower or Individual Operating Lessee shall promptly enter into a Replacement Management Agreement with the applicable Manager or another Qualified Manager.

(b) Each Individual Borrower and each Individual Operating Lessee, as applicable, shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any Management Agreement to which it is a party and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under any such Management Agreement; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, any material written notice, material written report and material written estimate received by it under any such Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the applicable Manager under any such Management Agreement, in a commercially reasonable manner.

(c) Any Replacement Management Agreement shall be with a Qualified Manager and shall include rights to utilize such Qualified Manager’s (or its Affiliate’s)

intellectual property for purposes of branding the Property unless the applicable Individual Borrower or Individual Operating Lessee enters into a franchise agreement reasonably acceptable to Lender on third-party market rate terms with a Qualified Manager. No Individual Borrower or Individual Operating Lessee shall permit the applicable Manager or any Affiliate of HWHI to rebrand the applicable Individual Property to a lower category based on the annual chain scale published by Smith Travel Reports without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. At no time shall any Individual Property be operated as an unbranded hotel.

5.1.24 Intentionally Omitted.

5.1.25 Embargoed Person. Borrower, Operating Lessee and Principal have performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Individual Borrower, any Individual Operating Lessee, any Principal or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in any Individual Borrower, any Individual Operating Lessee, any Principal or Guarantor with the result that the investment in such Individual Borrower, such Individual Operating Lessee, such Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Individual Borrower, any Individual Operating Lessee, any Principal or Guarantor have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in such Individual Borrower, such Individual Operating Lessee, such Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.26 Intentionally Omitted.

5.1.27 Payment of Obligations. Each Individual Borrower will pay its respective obligations, including tax liabilities, that, if not paid, could result in an Aggregate Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Individual Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, as interpreted by the Uniform System of Accounts, or (c) the failure to make payment pending such contest could not reasonably be expected to result in an Aggregate Material Adverse Effect, and provided that the foregoing shall not require any partners, members, shareholders or other owners of any Individual Borrower to make additional capital contributions to such Individual Borrower.

5.1.28 Special Purpose Entity Covenants. (a) No Individual Borrower shall engage in any business other than acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the applicable Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing. No Individual Operating Lessee shall engage in any business other than leasing the applicable Individual Property pursuant to the applicable Operating Lease, owning personal property related thereto, managing and operating such Individual Property or engaging an “eligible independent contractor” to manage and operate such Individual Property, entering into and performing its obligations under the Loan Documents with Lender and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing. No Principal shall engage in any business other than acting as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing.

(b) No Individual Borrower or Individual Operating Lessee shall have any Indebtedness other than (I) in the case of an Individual Borrower, the Loan, (II) Permitted Debt and (III) such other liabilities that it is expressly permitted to incur pursuant to this Agreement or as otherwise imposed by law, no Principal shall have any Indebtedness.

(c) Except pursuant to the applicable Operating Lease or Owner Agreement, no Individual Borrower, Individual Operating Lessee or Principal shall assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted pursuant to this Agreement with respect to each other or as required by applicable law with respect to the liabilities of the limited partnership of which Principal is a general partner.

(d) Until the Debt has been paid or defeased in full, each of Borrower, Operating Lessee and Principal shall remain a Special Purpose Entity.

(e) Each Individual Borrower, Operating Lessee and Principal will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each Affiliate of any Individual Borrower, Individual Operating Lessee or Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Each Individual Borrower, Individual Operating Lessee and Principal covenants that, in connection with any Additional Insolvency Opinion delivered in connection with this Agreement, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(f) Borrower, Operating Lessee or Principal shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of any Individual Borrower, Individual Operating Lessee or Principal, and no Independent Director shall be removed other than for Cause.

5.1.29 Taxes. Each Individual Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Individual Borrower will timely file or cause to be filed all federal income and other material Section 2.7 Tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material Taxes and related liabilities required to be paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which such Individual Borrower sets aside on its books adequate reserves in accordance with GAAP, as interpreted by the Uniform System of Accounts. No Individual Borrower will permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP, as interpreted by the Uniform System of Accounts.

5.1.30 Required Repairs. The applicable Individual Borrower or Individual Operating Lessee shall perform the repairs at each Individual Property, as more particularly set forth on Schedule 5.1.30 hereto (such repairs hereinafter referred to as “Required Repairs”). The applicable Individual Borrower or Individual Operating Lessee shall complete each of the Required Repairs within the time frame set forth on Schedule 5.1.30 (collectively, the “Required Repairs Deadline”). It shall be an Event of Default if the applicable Individual Borrower or Individual Operating Lessee does not complete the Required Repairs at the applicable Individual Property on or before the Required Repairs Deadline; provided, however, if such applicable Individual Borrower or Individual Operating Lessee shall have been unable to complete a Required Repair by the Required Repair Deadline, after using commercially reasonable efforts to do so and provided that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the applicable Individual Property or the general public and does not materially and adversely affect the value of such Individual Property, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit the applicable Individual Borrower or Individual Operating Lessee to complete such Required Repair so long as such applicable Individual Borrower or Individual Operating Lessee is at all times thereafter diligently and expeditiously proceeding to complete the same.

5.1.31 O&M Program. Borrower hereby represents and warrants that the operations and maintenance plan(s) described on Schedule 5.1.31 hereto (as the same may be amended, restated or replaced from time to time, each an “O&M Program”) are true and complete descriptions of the O&M Programs in place with respect to the Properties, and (b) the applicable Individual Borrower has as of the date hereof complied in all material respects with the applicable Individual Property’s O&M Program. During the term of the Loan, the applicable Individual Borrower and Individual Operating Lessee shall comply in all material respects with the terms and conditions of its Individual Property’s O&M Program.

5.1.32 Material Property Agreements. Each Individual Borrower and Individual Operating Lessee shall at all times comply in all material respects with all Material Property Agreements to which it is a party or otherwise bound. Each Individual Borrower and Individual Operating Lessee agrees that, without the prior written consent of Lender, such party will not amend, modify or terminate any of the Material Property Agreements to which it is a party or otherwise bound in any material and adverse respect.

5.1.33 Operating Lease. Borrower represents, covenants and warrants that it is the express intent of each Individual Borrower and the corresponding Individual Operating Lessee that the Operating Lease to which the same are a party constitute a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of each such Individual Operating Lessee in the applicable Individual

Property is as tenant under the applicable Operating Lease. In the event that it shall be determined that an Operating Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of the applicable Individual Operating Lessee thereunder in the applicable Individual Property is other than that of tenant under an operating lease, Borrower hereby covenants and agrees that it shall cause such Individual Operating Lessee’s interest in the applicable Individual Property, however characterized, to continue to be subject and subordinate to the lien of the related Mortgage and subordinate to the applicable Individual Borrower’s fee estate interest in the applicable Individual Property, on all the same terms and conditions as contained, respectively, in such Mortgage and such Operating Lease.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower and Operating Lessee under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, each Individual Borrower and Individual Operating Lessee hereby covenants and agrees with Lender that it will not do, or permit to be done, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) No Individual Borrower or Individual Operating Lessee shall, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, or cancel any Management Agreement to which it is a party; provided, that such Individual Borrower or Individual Operating Lessee may, without Lender’s consent, (x) replace the Manager thereunder so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement or (y) terminate such Management Agreement in connection with the Restructuring, provided that the Restructuring Conditions are satisfied prior to or concurrently therewith; (ii) reduce or consent to the reduction of the term of such Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under such Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, such Management Agreement in any material adverse respect.

(b) Upon receipt of written notice from Lender of the occurrence of an Event of Default and thereafter during the continuance of such Event of Default, no Individual Borrower or Individual Operating Lessee shall exercise any rights, make any material decisions, grant any material approvals or otherwise take any material action under any Management Agreement to which it is a party without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

(c) Borrower and Operating Lessee shall use commercially reasonable efforts to cause any Manager Account to be an Eligible Account.

5.2.2 Liens. No Individual Borrower or Individual Operating Lessee shall create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances. Any Individual Borrower or Individual Operating Lessee, at its own expense, may contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, any such Lien on any portion of any Individual Property, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Individual Borrower or Individual Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency thereof; (iv) such Individual Borrower or Individual Operating Lessee shall promptly upon final determination thereof pay any amounts that secure such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of the amounts secured by such Lien from the applicable Individual Property during the pendency thereof; (vi) such Individual Borrower or Individual Operating Lessee shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such amounts secured by such Lien, together with all interest and penalties thereon; and (vii) such Individual Borrower or Individual Operating Lessee shall deliver written notice of such contest to Lender. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.2.3 Dissolution. No Individual Borrower or Individual Operating Lessee shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership or leasing (as applicable) and operation of the applicable Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of its properties or assets of except to the extent permitted by the Loan Documents, (d) modify or amend in any material respect, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender or Lender’s designee or (e) cause any Principal with respect to it to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such Principal, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business. No Individual Borrower or Individual Operating Lessee shall enter into any line of business other than the ownership or leasing (as applicable), management, maintenance and operation of the applicable Individual Property (and any ancillary business related to such ownership or leasing (as applicable), management, maintenance and operation), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10 hereof, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. No Individual Borrower or Individual Operating Lessee shall cancel or otherwise forgive or release any claim or debt which is in excess of $100,000 (other than termination of Leases in accordance herewith or the forgiveness in the ordinary course of such Individual Borrower’s or Individual Operating Lessee’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Material Lease, the amount of Rent so forgiven is less than the aggregate amount of two (2) months’ basic Rent under such Material Lease) owed to such Individual Borrower or Individual Operating Lessee by any Person, except for adequate consideration and in the ordinary course of such Individual Borrower’s or Individual Operating Lessee’s business.

5.2.6 Zoning. No Individual Borrower or Individual Operating Lessee shall initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. No Individual Borrower or Individual Operating Lessee shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Assuming compliance by the Lender with paragraph (d) of this Section 5.2.9, neither Individual Borrower shall engage in any transactions contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA.

(b) Intentionally omitted.

(c) Borrower further covenants and agrees if any “employee benefit plan”, whether or not subject to Title I of ERISA, holds an equity investment in any Individual Borrower or Guarantor, Borrower shall deliver to Lender such certifications, from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, but not more frequently than once per calendar year, and on no less than thirty (30) Business Days’ advance written notice (but in no event shall Borrower’s failure to perform this Section 5.2.9(c) constitute an Event of Default), that no Individual Borrower is subject to any state statutes regulating investments and fiduciary obligations with respect to governmental plans and that one or more of the following circumstances with respect to each Individual Borrower is true:

(i) Equity interests in each Individual Borrower or such Individual Borrower’s applicable corporate parent are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in each Individual Borrower or such Individual Borrower’s applicable corporate parent are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(b)(2), as modified by Section 3(42) of ERISA; or

(iii) each Individual Borrower or such Individual Borrower’s applicable corporate parent qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or another exception to ERISA applies such that each such Individual Borrower’s assets or such Individual Borrower’s applicable corporate parent’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations promulgated thereunder.

(d) Lender represents and warrants that, throughout the term of the Loan, no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of the Plan Asset Regulations unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law.

(e) Borrower, Operating Lessee and Guarantor will fund or cause to be funded any Plan established or maintained by Borrower, Operating Lessee, Guarantor, or any ERISA Affiliate, as the case may be, in amounts necessary to satisfy the applicable minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after Borrower or Operating Lessee knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, Operating Lessee and/or Guarantor, describing said ERISA Event and the action which Borrower, Operating Lessee and/or Guarantor proposes to take with respect thereto.

5.2.10 Transfers. (a) Each Individual Borrower and Individual Operating Lessee acknowledges that Lender has examined and relied on the experience of each such Individual Borrower, Individual Operating Lessee and their respective stockholders, general partners, members, principals and (if any such Individual Borrower or Individual Operating Lessee is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on each Individual Borrower’s ownership of the respective Individual Property as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Without the prior written consent of Lender, Borrower and Operating Lessee shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Properties or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, in each case, other than any Transfer which constitutes a Permitted Transfer.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Individual Borrower agrees to sell the applicable Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by any Individual Borrower or Individual Operating Lessee leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Individual Borrower’s or Individual Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10, the following shall not be deemed to be a Transfer (and, as such, may be consummated without the prior consent of Lender, any Rating Agency Confirmation (other than, with respect to subsection (i) below, as set forth in the Restructuring Conditions) or the payment of any fee in connection therewith, but subject to the satisfaction of any conditions and requirements expressly set forth herein with respect thereto):

(i) The Restructuring, provided that the Restructuring Conditions are satisfied prior to or substantially concurrently therewith or Borrower otherwise receives the consent of Lender and a Rating Agency Confirmation.

(ii) The Sale or Pledge, in one or a series of transactions, of the direct or indirect equity interests in Borrower or any other Restricted Party; provided, that, (A) after giving effect to such Sale or Pledge, Guarantor shall (x) own not less than fifty and one tenths percent (50.1%) of the economic and direct or indirect legal and beneficial interests in each Individual Borrower and Individual Operating Lessee (on a look-through basis) and (y) Control each Individual Borrower and each Individual Operating Lessee, (B) upon the written request of Lender, Borrower shall deliver to Lender notice of each Sale or Pledge described in this Section 5.2.10(d)(ii) not less than ten (10) days following such request, (C) no Sale or Pledge of any direct equity interest in any Individual Borrower, any Individual Operating Lessee or any Principal shall be permitted, (D) no pledge of any direct equity interest of any Restricted Party that is not an Individual Borrower, Individual Operating Lessee or Principal (such entities being subject to the prohibition set forth in the foregoing clause (C)) shall be permitted unless such Restricted Party has material other assets (including equity interests owned by such Restricted Party directly and/or through its subsidiaries) that are in addition to its direct or indirect ownership interests in any Individual Borrower, any Individual Operating Lessee or any Principal (i.e., no such pledge shall be permitted unless the Restricted Party being pledged directly or indirectly owns material assets in excess of its indirect interests in the Properties), (E) after giving effect to such Sale or Pledge, each Individual Borrower and each Individual Operating Lessee shall continue to be a Special Purpose Entity, and (F) the proposed transferee(s) in connection with such Sale or Pledge shall satisfy Lender’s then current “know your customer” requirements (provided that such requirement shall be applied consistent with the requirements that are then applied by Lender to all prospective borrowers of similar size and type and relating to similar transactions) and Lender shall have received Satisfactory Search Results with respect to each such proposed transferee (and owners of its direct or indirect equity interests) which will own, following the consummation of the Sale or Pledge, a ten percent (10%) or greater equity interest (directly or indirectly) in any Individual Borrower or any Individual Operating Lessee after giving effect to such Transfer. If after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion.

(iii) Any Sale or Pledge of any direct or indirect legal or beneficial ownership interest in any Excluded Entity.

(e) No Transfer of any Individual Property or any portion thereof or any direct or indirect legal or beneficial direct or indirect interest in any Individual Borrower or any Individual Operating Lessee (in each case, other than a Permitted Transfer) shall occur during the period that is one hundred twenty (120) days prior to, and sixty (60) days after, a Securitization. After such period and without limitation to the right to consummate any Permitted Transfer (which, for the avoidance of doubt shall not be governed or restricted by this Section 5.2.10(e)), a Transfer of (a) the Properties or (b) all of the direct interests in Borrower and Operating Lessee (unless the Operating Leases are terminated in connection with such Transfer), or, if applicable to any Individual Borrower or any Individual Operating Lessee, the related Principal, including any such Transfer effectuated pursuant to a merger (any Transfer referenced in the foregoing clause (a) or clause (b), a “Permitted Assumption”), shall be permitted without Lender’s consent, provided that Lender receives not less than thirty (30) days’ prior written notice of such Permitted Assumption and no Event of Default has occurred and is continuing at the time such Permitted Assumption is consummated, and further provided that the following additional requirements are satisfied:

(i) Borrower shall pay Lender a transfer fee equal to $250,000.00;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred by Lender in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies);

(iii) Each proposed transferee (individually and/or collectively, as the context may dictate, the “Transferee”) must be (A) a Qualified Transferee or (B) at least fifty-one percent (51%) owned (directly or indirectly) and Controlled by a Qualified Transferee;

(iv) With respect to a Transfer of the Properties rather than by Transfer of the legal or beneficial direct or indirect interest in Borrower and Operating Lessee (unless the Operating Leases are terminated in connection with such Transfer), if applicable, the Transferee to which the Properties are conveyed shall assume all of the obligations of Borrower and Operating Lessee (unless the Operating Leases are terminated in connection therewith) under the Loan Documents in a manner reasonably satisfactory to Lender, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(v) The Transferee and the Transferee’s principals that Control the Transferee (the “Related Entities”) must be able to satisfy all the representations and covenants set forth in Sections 4.1.35, 5.1.25 and 5.2.9 of this Agreement, and the Transferee and the Related Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies, and (B) all certificates and agreements necessary to evidence the Permitted Assumption and a due authority, execution and enforceability opinion reasonably acceptable to Lender;

(vi) The Transferee and each owner of an equity interest (directly or indirectly) in the Transferee which will, following the consummation of the Permitted Assumption, own a ten percent (10%) or greater equity interest (directly or indirectly) in any Individual Borrower or Individual Operating Lessee (unless the applicable Operating Lease is terminated in connection with such Permitted Assumption) shall satisfy Lender’s then current “know your customer” requirements (provided that such requirement shall be applied consistent with the requirements that are then applied by Lender to all prospective borrowers of similar size and type and relating to similar transactions) and Lender shall have received Satisfactory Search Results with respect to Transferee (and owners of its direct or indirect equity interests) which will own, following the consummation of the Permitted Assumption, a ten percent (10%) or greater equity interest (directly or indirectly) in any Individual Borrower or any Individual Operating Lessee (unless the applicable Operating Lease is terminated in connection with such Permitted Assumption) after giving effect to such Permitted Assumption;

(vii) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer;

(viii) There shall be no material litigation relating to the creditworthiness of the Transferee or any Related Entity or any regulatory action pending against Transferee or any Related Entities, in each case, which could reasonably be expected to have a material adverse effect on the financial condition of such Transferee or such Related Entity;

(ix) If, in connection with the Permitted Assumption, Guarantor no longer owns a direct or indirect interest in any Individual Borrower or any Individual Operating Lessee (unless the Operating Leases are terminated in connection with such Transfer), one (1) or more Qualified Transferees (as applicable, the “Replacement Guarantor”) shall have assumed all of the liabilities and obligations of Guarantor arising under the Guaranty after the date of such Transfer (but not any which may have accrued prior thereto) or execute a Replacement Guaranty;

(x) If the Permitted Assumption is accomplished by deed or conveyance of the Properties rather than by a Transfer of the legal or beneficial direct or indirect interest in Borrower and Operating Lessee (unless the Operating Leases are terminated in connection with such Transfer), if applicable, Borrower shall deliver, at its sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the applicable Individual Property and naming the applicable Transferee as owner of the applicable Individual Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the applicable Individual Property shall not be subject to any additional exceptions or liens other than those contained in the relevant Title Insurance Policy and any other Permitted Encumbrances;

(xi) The receipt by Lender of a Rating Agency Confirmation with respect to such Permitted Assumption; and

(xii) Each Individual Property shall be managed by a Qualified Manager pursuant to a Management Agreement.

Immediately upon a Transfer of the Properties and the satisfaction of all of the above requirements, Borrower and Operating Lessee shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents for acts or omissions occurring after such Transfer. The foregoing release shall be effective upon the date such Permitted Assumption is consummated, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) In the case of a Transfer that is a Permitted Assumption pursuant to Section 5.2.10(e) , Guarantor shall be released from the Guaranty for all liability arising after the date of such Transfer upon (i) an assumption of the Guaranty by the Replacement Guarantor pursuant to Section 5.2.10(e)(ix) or (ii) the execution by the Replacement Guarantor of a replacement guaranty, in form and substance that is the same as the Guaranty, covering all liability arising after the date of such Transfer (but not any which may have accrued prior thereto) (a “Replacement Guaranty”).

(g) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the consummation of any Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11 Intentionally Omitted.

5.2.12 Intentionally Omitted.

5.2.13 Affiliate Transactions. None of Individual Borrower, Individual Operating Lessee or Principal may enter into or be a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party. For the avoidance of doubt, nothing in the foregoing shall be deemed to apply to Transfers between Affiliates of any direct or indirect ownership interest in any Individual Borrower or Individual Operating Lessee, which Transfers shall governed solely by Section 5.2.10.

5.2.14 Operating Lease. Without Lender’s prior written consent, no Individual Borrower and/or the corresponding Individual Operating Lessee shall (a) surrender, terminate or cancel the Operating Lease to which it is a party, (b) release any of its respective material rights and remedies under such Operating Lease if the same would have an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower, (c) modify, change, supplement, alter or amend such Operating Lease if the same would have, or reasonably be expected to have, an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower or Aggregate Material Adverse Effect or (d) waive, excuse, condone or in any way release or discharge the other party of or from its material obligations, covenants and/or conditions under such Operating Lease if the same would have an Individual Material Adverse Effect on the applicable Individual Property or the applicable Individual Borrower. Notwithstanding the foregoing provisions of this Section 5.2.14 to the contrary, an Operating Lease may be amended by the Individual Borrower and Individual Operating Lease that are party thereto, without Lender’s prior written consent, upon the release of the applicable Individual Property pursuant to Section 2.5.2 or Section 2.5.3 hereof to (x) terminate the Operating Lease with respect to such Individual Property being released and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) by the amount of Minimum Rent allocable to such Individual Property as set forth in such Operating Lease.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) An Individual Borrower or an Individual Operating Lessee shall obtain and maintain, or cause to be maintained, insurance for Borrower, Operating Lessee and the Properties providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail, on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing no deductible greater than $500,000 per occurrence; the applicable Individual Borrower and/or Individual Operating Lessee may utilize a $5,000,000 aggregate deductible (basket aggregate) in conjunction with a per occurrence deductible which will not exceed $500,000 per occurrence except with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the Property (the “Base Deductible”), subject to a $1,000,000 minimum; provided, however, that the applicable Individual Borrower and/or Individual Operating Lessee shall be permitted to maintain a maximum deductible with respect to flood, windstorm and earthquake coverage of fifteen percent (15%) of the total insurable value of the Property (the “Increased Deductible”) if Guarantor delivers the Deductible Guaranty, guaranteeing any failure by the applicable Individual Borrower and/or Individual Operating Lessee to pay its obligations (the “Guaranteed Excess Deductible Obligations”) actually incurred with respect to that portion of the Increased Deductible which exceeds the Base Deductible and not otherwise insured by a third-party provider (such difference, the “Excess Deductible”); and (D) if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss to the undamaged portion in an amount equal to the Full Replacement Cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction provide a combined minimum limit of $250,000,000 for the Individual Property known as Hilton San Francisco and $100,000,000 for the Individual Property known as Parc 55. In addition, the applicable Individual Borrower and/or Individual Operating Lessee shall obtain: (y) flood insurance, including tsunami, in amounts acceptable to Lender, except for any Individual Property where any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended. Notwithstanding the foregoing, in the event the limits provided with respect to flood are eroded by five percent (5%) or more due to claims, the applicable Individual Borrower and/or Individual Operating Lessee shall reinstate the available flood limits within ninety (90) days to the limits in place as of the Closing Date, and (z) earthquake insurance, including earth movement due to volcanic eruption, in an amount equal to the aggregate exceedance probability gross loss estimates as indicated in a portfolio seismic risk analysis for a 475-year return period for all high risk locations insured by such insurance, including the Properties (such analysis to be approved by Lender and Rating Agencies and secured by the applicable Individual Borrower and/or Individual Operating Lessee using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower and/or Individual Operating Lessee); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i). Notwithstanding the foregoing, subject to Rating Agency approval, the applicable Individual Borrower and/or Individual Operating Lessee shall be permitted to provide coverage for named windstorm in an amount equal to the 1,000-year Probable Maximum Loss as indicated in a risk analysis for all high risk locations under the Policy (such analysis to be approved by Lender and Rating Agencies and secured by the applicable Individual Borrower and/or Individual Operating Lessee utilizing a third-party engineering firm qualified to perform such risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge and loss amplification, at the expense of the applicable Individual Borrower and/or Individual Operating Lessee). The risk analyses for earthquake and windstorm required pursuant to this subsection (i) shall be referred to herein individually as an “Acceptable Risk Analysis” and collectively as “Acceptable Risk Analyses”;

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) on an actual loss sustained basis for the entire period of Restoration or for a twenty-four (24) month period of indemnity; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on the applicable Individual Borrower’s and/or Individual Operating Lessee’s reasonable estimate of the gross revenues from each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance (or an equivalent) covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property and (4) with an agreed amount endorsement waiving co insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure fixed vessels are in operation, in an amount not less than $50,000,000 on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so called “occurrence” form with a combined limit of not less than $1,500,000.00 in the aggregate and $1,000,000.00 per occurrence; including a self-insured retention of not greater than $500,000.00; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Section 9 of the Mortgages to the extent the same is insurable;

(vi) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) if applicable, worker’s compensation and employer’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella/excess liability insurance in an amount not less than $100,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer’s liability, liquor liability and automobile liability, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix) the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall include Terrorism Coverage or, if excluded from the policies required above, coverage for the peril of terrorism and acts of terrorism shall be provided through a separate policy acceptable to Lender and the applicable Individual Borrower and/or Individual Operating Lessee shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan. For so long as TRIPRA or a subsequent statute, extension or reauthorization thereof, is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding the foregoing, the amount of terrorism coverage that shall be required for the Policies required in Section 6.1(a)(i) and (ii) above shall be in an amount equal to the lesser of (1) the amounts required for the Properties pursuant to Section 6.1(a)(i) and (ii) and (2) $1,100,000,000, but in no event less than the original principal amount of the Loan. If (A) TRIPRA or a similar or subsequent statute, extension or reauthorization thereof is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, then provided that terrorism insurance is commercially available, the applicable Individual Borrower and/or Individual Operating Lessee shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event the applicable Individual Borrower and/or Individual Operating Lessee shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of the terrorism, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the applicable Individual Borrower and/or Individual Operating Lessee shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(x) Employment Practices Liability, including third party coverage, in an amount not less than $5,000,000:

(xi) Crime coverage in amounts not less than $5,000,000;

(xii) Liquor Liability in amounts not less than $1,000,000 per occurrence and to be included in the umbrella/excess liability insurance required in subsection (viii) above;

(xiii) environmental insurance against claims for pollution and remediation legal liability related to each Individual Property (“PLL Policy”) as follows: (A) to be a claims made and reported policy for an initial term of nine years; (B) with limits of liability of $10,000,000 for each Pollution Condition and $25,000,000 in the aggregate; (C) with a self-insured retention amount of $50,000 for each Pollution Condition; (D) shall name the Lender as an additional named insured per Mortgagee Assignment endorsements providing automatic rights of assignment in the event of defaults; (E) the applicable Individual Borrower and/or Individual Operating Lessee shall not be permitted to add any additional locations during the PLL Policy term; and (F) shall, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Lender) as the PLL Policy approved as of the Closing Date; and

(xiv) upon sixty (60) days written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies having a rating of (1) “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the Securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the Securitization and is rating the insurance company) provided, however, that if the applicable Individual Borrower and/or Individual Operating Lessee elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the Securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the Securitization and is rating the insurance company) and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the Securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the Securitization and is rating the insurance company) and (2) “A VIII” or better by AM Best. Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the coverage with United Specialty Insurance Company (“United”) in their current participation amounts and positions within the syndicate provided that Borrower obtains reinsurance with a cut-through endorsement, acceptable to Lender and the Rating Agencies, with respect to any Otherwise Rated Insurer from an insurance company which shall be rated at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, or such higher rating as may be required by a Rating Agency, not to exceed “A+” with S&P and “A1” with Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Prior to the expiration dates of the Policies theretofore furnished to Lender, evidence that the Policies shall continue in force uninterrupted, to be followed by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) as such Insurance Premiums shall become due and payable, shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) hereof. In the event the applicable Individual Borrower and/or Individual Operating Lessee adds any locations to the Policy that are subject to the perils of earthquake, flood or wind/named storm, Borrower shall notify Lender and provide updated

Acceptable Risk Analyses as applicable and the limits provided for such perils shall be increased as necessary so as to be in compliance with the requirements of Section 6.1. In the event the applicable Individual Borrower and/or Individual Operating Lessee adds any locations to the Policy providing coverage for terrorism which is within a 1,000 foot radius (the “Radius”) of an Individual Property, the applicable Individual Borrower and/or Individual Operating Lessee shall (1) increase the limits of any such Policy so that it shall be adequate to maintain the coverage set forth in this Section 6.1 for each property in the aggregate within the Radius that is covered by such blanket policy calculated on a total insured value basis or (2) provide the required coverage on a separate policy in compliance with the requirements of this Section 6.1.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof shall name the applicable Individual Borrower and Individual Operating Lessee as named insureds and, in the case of liability policies, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Lender as the additional insured, as its interests may appear, and in the case of property damage, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing thirty (30) days’ notice of cancellation to Lender except ten (10) days’ notice for non-payment of premium.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of the applicable Individual Borrower or Individual Operating Lessee, or anyone acting for such applicable Individual Borrower or Individual Operating Lessee, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured; provided, that ten (10) days’ notice will be required for non-payment of premium or; if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(iii) the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers of such Policy elect not to renew the Policy prior to its expiration or, if the issuers will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

Section 6.2 Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower or Operating Lessee shall give prompt written notice of such damage to Lender (provided that no notice shall be required in connection with a Casualty that is de minimis), and the applicable Individual Borrower or Individual Operating Lessee shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by the applicable Individual Borrower or Individual Operating Lessee. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount and the applicable Individual Borrower or Individual Operating Lessee, as applicable, shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and the applicable Individual Borrower or Individual Operating Lessee, as applicable, shall from time to time deliver to Lender all instruments requested by it to permit such participation. The applicable Individual Borrower or Individual Operating Lessee shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, (a) if Restoration of such Individual Property would be deemed feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, the applicable Individual Borrower or Individual Operating Lessee shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof; provided, that, such applicable Individual Borrower or Individual Operating Lessee shall not be obligated to pursue completion of the Restoration if Lender is obligated to disburse Net Proceeds pursuant to Section 6.4 hereof with respect thereto (and the applicable Individual Borrower or Individual

Operating Lessee has satisfied all applicable conditions to such disbursement) and Lender fails to disburse such proceeds and (b) if Restoration of such Individual Property is not considered feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, then Lender shall apply the Net Proceeds of such Condemnation to the principal of the Loan in accordance with Section 2.4.2 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of an Individual Property (but taking into account any proposed Restoration on the remaining portion of such Individual Property) (based solely on real property and excluding any personal property or going concern value), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender).

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) (A), (C), (F), (G) and (H) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of the reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of the reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to the applicable Individual Borrower or Individual Operating Lessee for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty two and one half percent (22.5%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) the applicable Individual Borrower or Individual Operating Lessee shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, provided, that for purposes of this clause the filing of an application for a building permit for the Restoration shall be deemed to be commencement of the Restoration provided that the applicable Individual Borrower or Individual Operating Lessee promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(D) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower or Operating Lessee;

(E) Lender shall be satisfied, subject to a force majeure delay, that the Restoration will be completed on or before the earliest to occur of (1) one hundred twenty (120) days prior to the Maturity Date, (2) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(F) the Individual Property and the use thereof after the Restoration will, in all material respects, be in compliance with and permitted under all applicable Legal Requirements (including as a legal non-conforming use);

(G) the Restoration shall be done and completed by the applicable Individual Borrower or Individual Operating Lessee in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(H) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I) the Debt Yield immediately prior to such Casualty or Condemnation was equal to or greater than seven percent (7%) with respect to the affected Individual Property;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by the applicable Individual Borrower’s or Individual Operating Lessee’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably approved by Lender in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Trap Period; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by the applicable Individual Borrower and/or Individual Operating Lessee with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, the applicable Individual Borrower or Individual Operating Lessee from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy with respect to such Individual Property.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered to Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by the applicable Individual Borrower or Individual Operating Lessee from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy with respect to such Individual

Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, the applicable Individual Borrower or Individual Operating Lessee shall (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to the applicable Individual Borrower or Individual Operating Lessee for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to such applicable Individual Borrower or Individual Operating Lessee for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole and absolute discretion). All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of the applicable Individual Borrower or Individual Operating Lessee in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e) Intentionally omitted.

(f) In addition to the foregoing, in connection with any partial Condemnation or Casualty, if any Net Proceeds shall be equal to or greater than sixty percent (60%) of the Release Amount in respect of the applicable Individual Property, then Borrower shall have the right, but not the obligation, regardless of the provisions of Section 2.4.1 hereof, elect not to proceed with a Restoration and to prepay the Adjusted Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of Borrower or Operating Lessee if such Net Proceeds are less than the Adjusted Release Amount) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower and/or Operating Lessee shall have satisfied the requirements of Section 2.5.2 hereof (excluding Section 2.5.2(e)), (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, any other amounts required pursuant to Section 2.4.2 hereof. For the avoidance of doubt, unless such payment is made during the continuance of an Event of Default, no Yield Maintenance Premium or other premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment.

ARTICLE VII

RESERVE FUNDS

Section 7.1 Intentionally Omitted.

Section 7.2 Tax and Insurance Escrow Funds.

(a) To the extent Taxes, Other Charges and/or Insurance Premiums are not reserved for in a Manager Account maintained by the applicable Manager pursuant to the Management Agreement to which it is a party or previously paid by such Manager pursuant to such Management Agreement (provided, that to the extent so reserved or paid, Borrower delivers to Lender the invoices and other evidence of payment required under Section 5.1.2 and Section 6.1 hereof in which case the required deposit will be reduced on a dollar-for-dollar basis by such amount), Borrower shall pay to Lender, on each Payment Date during a Cash Trap Period, (i) in any case in which Taxes and Other Charges are not so reserved or paid by the applicable Manager, one twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to the dates upon which such payments are required to be made and/or (ii) in any case in which Insurance Premiums are not so reserved or paid by the applicable Manager, one twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in clauses (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Funds”). The account in which the Tax and Insurance Escrow Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Other Charges and Insurance Premiums required to be made by Borrower and/or Operating Lessee pursuant to Section 5.1.2 or Section 6.1 hereof (as applicable) and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes and Other Charges) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Provided that sufficient amounts are on deposit in the Tax and Insurance Escrow Account, Lender shall, upon Borrower’s written request, reimburse the applicable Individual Borrower or Individual Operating Lessee (as applicable) from amounts on deposit in the Tax and Insurance Escrow Account for all real property Taxes, Other Charges and Insurance Premiums actually paid by such Individual Borrower or Individual Operating Lessee. As a precondition to any such reimbursement, Borrower shall submit to Lender an Officer’s Certificate setting forth the amount of tax payments made and jurisdictions in which such payments were made (if applicable) and upon the written request of Lender receipts for payment or other evidence reasonably satisfactory to Lender that such real, property Taxes, Other Charges and Insurance Premiums have been paid. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in clauses (i) and (ii) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Any amounts remaining in the Tax and Insurance Escrow Account after the Debt has been paid in full or the Loan has been defeased shall be promptly returned to Borrower.

(b) Notwithstanding anything herein to the contrary, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by any Individual Borrower or Individual Operating Lessee under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably acceptable to Lender insuring substantially all of the real property owned, directly or indirectly, by Guarantor, Borrower shall not be required to make deposits pursuant to the foregoing with respect to Insurance Premiums.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Funds. Borrower shall pay to Lender on each Payment Date an amount equal to the Replacement Reserve Monthly Deposit to fund the cost of Replacements; provided, however, that Replacements shall not include expense items that otherwise would be expensed in the operating statements of the Property pursuant to the Uniform System of Accounts and provided, further, that, for so long as the applicable Individual Borrower and corresponding Individual Operating Lessee maintain the related Individual Property in accordance with the applicable Management Agreement, the Replacement Reserve Monthly Deposit shall be reduced on a dollar-for-dollar basis by any amounts either (x) deposited into the FF&E Concentration Account for the applicable calendar month as set forth in the Annual Budget and required pursuant to the terms of the applicable Management Agreement if Borrower delivers evidence reasonably satisfactory to Lender that such deposit has been made or (y) otherwise accounted for pursuant to the Working Capital Peg Balance held in the Operating Account Agreement if Borrower delivers evidence reasonably satisfactory to Lender that the Working Capital Peg Balance sufficiently cover such amounts. Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay the applicable Individual Borrower or Individual Operating Lessee only for the costs of the Replacements with respect to the related Individual Property upon satisfaction of the requirements set forth in this Section 7.3.2.

(b) Lender shall disburse to the applicable Individual Borrower or Individual Operating Lessee the Replacement Reserve Funds from the Replacement Reserve Account from time to time upon satisfaction by the applicable Individual Borrower or Individual Operating Lessee of each of the following conditions: (i) the applicable Individual Borrower or Individual Operating Lessee shall submit a written request for payment to Lender at least five (5) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and remain uncured and (iii) Lender shall have received an Officer’s Certificate: (A) stating that, to Borrower’s knowledge, all Replacements to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with such Replacements to be funded by the requested disbursement, and (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Replacements with the proceeds of such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender. Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) (or a lesser amount if the total amount in the Replacement Reserve Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2. Subject to Section 7.3.2(c) below, in no event shall Lender be obligated to disburse funds to Borrower or Operating Lessee from the Replacement Reserve Account if an Event of Default exists.

(c) Notwithstanding the foregoing, except during the continuance of an Event of Default, Lender shall make disbursements from the Replacement Reserve Account at the request of Manager upon receipt of a certificate (i) setting forth the amount of the requested disbursement, (ii) certifying that the requested disbursement will be used for the costs of FF&E as required by, and provided in the applicable Management Agreement and (iii) certifying that the amounts being requested are in accordance with the budget provided under the Management Agreement, subject to variances permitted thereby.

7.3.3 Performance of Replacements. (a) Each applicable Individual Borrower or Individual Operating Lessee shall make Replacements to the related Individual Property when required in order to keep such Individual Property in good condition and repair and to keep such Individual Property or any portion thereof from deteriorating, consistent with the requirements of the Management Agreement. The applicable Individual Borrower or Individual Operating Lessee shall complete all Replacements to the related Individual Property in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) During a Cash Trap Period, Lender reserves the right, at its option, to approve all contracts or work orders for amounts in excess of One Million and No/100 Dollars ($1,000,000.00) (such approval not to be unreasonably withheld, delayed or conditioned) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, the applicable Individual Borrower or Individual Operating Lessee shall assign any contract or subcontract to Lender.

(c) During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Replacement and, without the requirement of providing any prior notice to Borrower, to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, the applicable Individual Borrower and Individual Operating Lessee each grants Lender the right to enter onto the related Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage (subject to the rights of Tenants and guests at such Individual Property). All sums so expended by Lender, to the extent not from the Replacement Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose each of Borrower and Operating Lessee constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of the applicable Individual Borrower or Individual Operating Lessee. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower and Operating Lessee each empowers said attorney in fact for this purpose as follows: (i) with respect to Borrower’s grant of power only, to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of any applicable Individual Borrower or Individual Operating Lessee which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every reasonable act which any Individual Borrower or Individual Operating Lessee might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from any Individual Borrower or Individual Operating Lessee additional sums to make or complete any Replacement.

(f) If reasonably determined to be necessary, the applicable Individual Borrower and Individual Operating Lessee shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the related Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at such Individual Property, and, during the continuance of an Event of Default, to complete any Replacements made pursuant to this Section 7.3.3. Each Individual Borrower and Individual Operating Lessee shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3 with respect to the related Individual Property.

(g) During a Cash Trap Period, in connection with any single Replacement in excess of One Million and No/100 Dollars ($1,000,000.00), Lender may require an inspection of the applicable Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought (or portion thereof in the case of periodic payments). Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and reasonably approved by Borrower and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the actual out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens (except for Permitted Encumbrances).

(i) All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) In addition to any insurance required under the Loan Documents, the applicable Individual Borrower and Individual Operating Lessee shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement at the related Individual Property. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower or Operating Lessee fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice from Lender. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the Replacement Reserve Funds (or any portion thereof) for any purpose, including but not limited to complete the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Any amount remaining in the Replacement Reserve Account after the Debt has been paid in full or the Loan has been defeased shall be returned to Borrower.

Section 7.4 Intentionally Omitted.

Section 7.5 Excess Cash Flow Reserve Fund. During a Cash Trap Period, all Excess Cash Flow on deposit in the Cash Management Account shall be transferred to an account (the “Excess Cash Flow Reserve Account” and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds”) in accordance with Section 2.6.2(e) to be held by Lender as additional security for the Loan.

7.5.1 Release of Excess Cash Flow Reserve Funds. 7.5.2 (a) During a Debt Yield Trigger Period, so long as no Event of Default has occurred and is continuing, upon written request of any Individual Borrower or Individual Operating Lessee, Lender shall disburse within five (5) Business Days of such Individual Borrower’s or Individual Operating Lessee’s request and no more frequently than bimonthly, Excess Cash Flow Reserve Funds for (i) payment of any Operating Expenses (including management fees and other fees, charges or costs, payable to Manager under the Management Agreement), (ii) emergency repairs and/or life safety issues (including any Capital Expenditures) at any Individual Property, (iii) Capital Expenditures set forth in the Approved Annual Budget or otherwise reasonably approved by Lender (after application of amounts then on deposit in the Replacement Reserve), (iv) Hotel Taxes and Custodial Funds, (v) subject to Lender’s approval, payment of the cost of Replacements not otherwise paid for under Section 7.3 hereof, (vi) intentionally omitted, (vii) any fees and costs payable by Borrower subject to and in compliance with the Loan Documents (including the payment of any Yield Maintenance Premiums), (viii) voluntary prepayment of the Loan in accordance with Section 2.4.1 hereof, or (ix) legal fees arising in connection with any Individual Property or the applicable Individual Borrower’s or Individual Operating Lessee’s ownership or leasing (as applicable) and operation thereof; provided, that Excess Cash Flow shall not be used for legal fees in connection with (A) the enforcement of Borrower’s or Operating Lessee’s rights under the Loan Documents or (B) any defense of any enforcement by Lender of its rights under the Loan Documents, (x) audit, accounting and tax expenses arising in connection with any Individual Property or the applicable Individual Borrower’s or Individual Operating Lessee’s ownership or leasing (as applicable) and operation thereof, (xi) payment of shortfalls in the payment of Debt Service and any other amounts due and owing to Lender under the Loan Documents, (xii) intentionally omitted, (xiii) costs associated with existing Leases or any new Leases entered into pursuant to the terms of this Agreement, including costs related to tenant improvement allowances, leasing commissions and Tenant-related Capital Expenditures (after application of amounts then on deposit in the Replacement Reserve Account), (xiv) principal prepayments of the Loan in the amount necessary to satisfy a Debt Yield Cure made in accordance with Section 2.4.5 hereof, (xv) costs of Restoration in excess of available Net Proceeds, (xvi) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in the Loan Agreement and the Cash Management Agreement), and (xvii) such other items as reasonably approved by Lender, provided, that, prior to the date of the Restructuring, in each instance, Lender shall only be obligated to make Excess Cash Flow Reserve Funds available for the payment of the foregoing items to the extent such items are not otherwise payable by Manager pursuant to the Management Agreement. Upon the occurrence of a Cash Trap Event Cure, all Excess Cash Flow Reserve Funds shall be paid to Borrower.

(b) Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt and all amounts due to Lender have been paid in full or the Loan has been defeased shall be paid to Borrower.

Section 7.6 Intentionally Omitted.

Section 7.7 Intentionally Omitted.

Section 7.8 Intentionally Omitted.

Section 7.9 Intentionally Omitted.

Section 7.10 Reserve Funds, Generally. The applicable Individual Borrower or Individual Operating Lessee (as applicable) grants to Lender a first priority perfected security interest in each of the applicable Reserve Accounts and any and all monies now or hereafter deposited in each such Reserve Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Subject to Priority Waterfall Payments and payments made to Manager pursuant to Section 7.3.2(c) hereof, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. All interest or other earnings on the Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed or applied, as applicable, in the same manner as other monies deposited in the related Reserve Account. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower. No Individual Borrower or Individual Operating Lessee shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds, provided such Reserve Funds are held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Each Individual Borrower and Individual Operating Lessee shall assign to Lender all rights and claims that it may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the applicable Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured. Any amount remaining in the Reserve Accounts after the Debt has been paid in full or the Loan has been defeased shall be returned to Borrower.

ARTICLE VIII

DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt (including any deposits to the Reserve Accounts) not specified in the foregoing clause (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable other than those Taxes or Other Charges being contested by Borrower in accordance with Section 5.1.2 hereof and such failure continues for five (5) Business Days thereafter;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;

(iv) if any Individual Borrower or Individual Operating Lessee consummates a Transfer without Lender’s prior written consent in violation of Section 5.2.10 hereof or Article 6 of any Mortgage;

(v) if any representation or warranty made by any Individual Borrower or Individual Operating Lessee herein or in any other Loan Document to which it is a party, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of any Individual Borrower or Individual Operating Lessee shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided that if such untrue representation or warranty is susceptible of being cured, Borrower and/or Operating Lessee shall have the right to cure such representation or warranty within thirty (30) days of receipt of written notice from Lender;

(vi) if any Individual Borrower, Individual Operating Lessee or Principal shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for any Individual Borrower, Individual Operating Lessee or Principal or if any Individual Borrower, Individual Operating Lessee or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Individual Borrower, Individual Operating Lessee or Principal, or if any proceeding for the dissolution or liquidation of any Individual Borrower, Individual Operating Lessee or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Individual Borrower, Individual Operating Lessee or Principal upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if any Individual Borrower, Individual Operating Lessee or Principal attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if a Guarantor Bankruptcy Event occurs, provided, however, it shall be at Lender’s option to determine whether the foregoing shall be an Event of Default;

(x) if any Individual Borrower or Individual Operating Lessee breaches any representation and warranty contained in Section 4.1.30 or any covenant contained in Section 5.1.28 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if the applicable Individual Borrower, Individual Operating Lessee shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xi) intentionally omitted;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Individual Borrower or Individual Operating Lessee shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period (and after giving effect to any cure period);

(xiii) if any of the assumptions related to any Individual Borrower or any Individual Operating Lessee contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default by the applicable Individual Borrower or Individual Operating Lessee has occurred and continues beyond any applicable cure period under the Management Agreement to which it is a party (or any Replacement Management Agreement to which it is a party) and if such default permits the Manager thereunder to terminate or cancel such Management Agreement (or such Replacement Management Agreement), or the term of any Management Agreement (or any Replacement Management Agreement) expires and in each case, unless the applicable Individual Borrower or Individual Operating Lessee engages a Qualified Manager in accordance with the terms and as required by of Section 5.1.23 within thirty (30) days of such default (subject to the applicable cure period) or the date of such expiration;

(xv) if an ERISA Event shall have occurred and is continuing for thirty (30) days that, when taken together with all other such ERISA Events, could reasonably be expected to result in an Aggregate Material Adverse Effect (after taking into account obligations of Guarantor under the Guaranty with respect to ERISA Events and the creditworthiness of Guarantor at such time).

(xvi) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Individual Borrower, any Individual Operating Lessee, Guarantor or any Individual Property (or, if no cure period is so specified with respect thereto, beyond the applicable cure period set forth in subsection (xviii) below, which shall be deemed to be applicable thereto), or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xvii) intentionally omitted; or

(xviii) if any Individual Borrower or Individual Operating Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xvii) above, for ten (10) days after written notice to Borrower or Operating Lessee from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the applicable Individual Borrower or Individual Operating Lessee shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for such Individual Borrower or Individual Operating Lessee, in the exercise of due diligence, to cure such Default, such additional period not to exceed ninety (90) days.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower or Operating Lessee and in and to all Properties, any Individual Property or any portion thereof, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower or Operating Lessee hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and Operating Lessee hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or Operating Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all Properties, any Individual Property or any portion thereof. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and Operating Lessee agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, including without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s or Operating Lessee’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith.

(b) With respect to Borrower, Operating Lessee and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event an Event of Default occurs in respect of the payment of one or more scheduled payments of interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in a manner consistent with Section 9.1.2 hereof (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to

Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower and Operating Lessee hereby absolutely and irrevocably appoint Lender as its respective true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after written notice has been given to Borrower or Operating Lessee by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and Operating Lessee only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Operating Lessee shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or Operating Lessee or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. Borrower and Operating Lessee acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender , and to the extent not already provided to Lender by or on behalf of Borrower in connection with the Loan, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower or its

Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information;

(b) review, and comment on the Disclosure Documents delivered to Borrower in accordance with the terms of this Section 9.1, which Disclosure Documents shall be delivered to Borrower for review and comment by Borrower not less than three (3) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents;

(c) deliver an updated Insolvency Opinion;

(d) deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies (and, for the avoidance of doubt, neither Borrower nor Guarantor shall be required to deliver a 10b-5 opinion);

(e) subject to Section 9.3 hereof, confirm the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Property, Borrower, Operating Lessee and the Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower shall provide an updated representation or warranty);

(f) if requested by Lender, review the sections of the Disclosure Document entitled “Risk Factors” (solely to the extent the “Risk Factors” relate to Borrower, Operating Lessee, Guarantor, Manager, the Management Agreement and the Properties), “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “Description of the Borrower,” “Description of the Property Manager, Management Agreement and Subordination, Non-Disturbance and Attornment Agreements”, “The Manager”, and “The Borrower” and “Annex E – Representations and Warranties of the Borrowers” “Description of the Operating Lease”, “Description of the Operating Lessee” (or sections similarly titled or covering similar subject matters) , in each case, solely to the extent relating to the collateral for the Loan, Borrower, Operating Lessee, Guarantor or a Manager;

(g) execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan, including, without limitation, immaterial changes related to the cash management structure, that are requested in writing from Lender, from time to time, prior to a Securitization; provided that any such amendments (i) shall not increase (x) any monetary obligation of any Individual Borrower, Individual Operating Lessee or Guarantor, or (y) any other obligation or liability of Individual Borrower or Individual Operating Lessee under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor in any respect, (ii) shall not change the weighted average interest rate of the Loan in place immediately prior to such amendment (except following an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof or to the extent that the application of a prepayment to the Components of Loan pursuant to Section 2.4.4 results in “rate creep”), (iii) shall not affect the aggregate amortization of the Loan, (iv) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date, (v) shall not affect the time periods during which Individual Borrower or Individual Operating Lessee is permitted to perform any obligations under the Loan Documents, (v) shall not decrease any Individual Borrower’s or Individual Operating Lessee’s rights or remedies under the Loan Documents in any respect and (vi) shall be in substantially the same form as the Loan Agreement; and

(h) if reasonably requested by Lender, Borrower shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender, so long as providing such statements or information would not cause Borrower or any of its Affiliates to be in violation of applicable securities laws.

9.1.2 Loan Components. (a) Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate interest rate or principal among any new components in Lender’s sole discretion, provided, (1) such new or modified note shall at all times have the same weighted average interest rate of the original Note (except following an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof or to the extent that the application of a prepayment to the Components of Loan pursuant to Section 2.4.4 results in “rate creep”), (2) no amortization of principal of the Loan will be required and (3) there shall be no modification to any Loan Document other than as necessary to reflect the additional components of the Loan or allocation of interest rate to such new components, as applicable (including, without limitation, any change in the outstanding principal amount of the Loan or the Maturity Date, any decrease in any time period in which any Individual Borrower or Individual Operating Lessee is permitted to perform its applicable obligations under the Loan Documents or any change in any prepayment premium that would not otherwise have been due as of the Closing Date based upon the definition of Yield Maintenance Premium), and (ii) modify the Cash Management Agreement to reflect such new components; and further provided, that none of the foregoing actions shall have a material adverse effect on any Individual Borrower or Individual Operating Lessee or affect any rights or obligations of any Individual Borrower or Individual Operating Lessee under the Loan Documents in any materially adverse respect.

(b) Intentionally Omitted.

(c) Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) days following a written request by Lender. It shall be an Event of Default if Borrower fails to promptly comply in all material respects with the terms, covenants or conditions of this Section 9.1.2. Notwithstanding anything to the contrary herein, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.2 (including, without limitation, any documentary stamp taxes, intangible taxes and other recording taxes) to be paid by Lender.

(d) Notwithstanding any action taken by Lender pursuant to this Section 9.1.2, Borrower and/or Operating Lessee shall, at all times, be required to send notice and obtain consents from a single agent of Lender or master servicer with respect to the Loan.

9.1.3 Uncross of Properties. Borrower agrees that at any time Lender shall have the unilateral right to elect to uncross the Properties. In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to each Individual Property the applicable Release Amount which shall be evidenced by a new note (each, a “New Note”) having a principal amount equal to the Release Amount applicable to such Individual Property and evidenced and/or secured by other new loan documents (each such New Note and other new loan documents, collectively, “New Loan Documents”), (ii) segregate the applicable portion of each of the Reserve Funds relating to each Individual Property , (iii) release any cross-default and/or cross-collateralization provisions applicable to the Properties and (iv) take such additional action consistent therewith; provided, that (A) the New Loan Documents, taken as a whole, shall not (1) modify (w) the initial weighted average interest rate payable under the Note, (x) the Maturity Date, (y) the aggregate amortization of principal of the Note, (z) any other material economic term of the Loan, as any existed prior to the creation of the New Notes and splitting of the Loan or (2) decrease the time periods during which any Individual Borrower or Individual Operating Lessee is required or permitted to perform its obligations under the Loan Documents, and (B) each New Loan Document shall be in substantially the same form as the corresponding Loan Document. At the request of Lender, Borrower shall otherwise cooperate with Lender’s reasonable requests in Lender’s attempt to satisfy the requirements necessary in order for Lender to obtain a Rating Agency Confirmation in connection with any uncrossing of the Properties pursuant to this Section 9.1.3, which requirements shall include, without limitation: (A) delivery of evidence that would be reasonably satisfactory to a prudent lender that the single purpose nature and bankruptcy remoteness of each Individual Borrower and Individual Operating Lessee has not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) if the same would be required by a prudent lender in such circumstances, an opinion of counsel that the uncrossing of the Properties pursuant to this Section 9.1.3 will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or Grantor Trust or a tax to be imposed on a Securitization Vehicle. Provided that no Event of Default shall have occurred and be continuing under the Loan Documents, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.3 (including, without limitation, any documentary stamp taxes, intangible taxes, other recording taxes and any costs and expenses incurred by Borrower) to be paid by Lender.

9.1.4 Securitization Costs. All reasonable third party out-of-pocket costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender. All of Lender’s costs and expenses, including Lender’s legal fees, incurred in connection with a Securitization shall be paid by Lender.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act, or Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors” (solely to the extent the “Risk Factors” relate to Borrower, Guarantor, Operating Lessee, the Management Agreement and the Properties), “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “Description of the Borrower,” “Description of Operating Lessee”, “Description of Operating Lease”, “Description of the Property Manager, Management Agreement and Subordination, Non-Disturbance and Attornment Agreements”, “The Manager”, “The Operating Lessee” and “The Borrower” and “Annex E – Representations and Warranties of the Borrowers” (collectively with the Provided Information, the “Covered Disclosure Information”), in each case, solely to the extent relating to the collateral for the Loan, Borrower, Operating Lessee, Guarantor or a Manager, and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying the Indemnified Persons for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender or its designee reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan and Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Exculpation. (a) Subject to the qualifications set forth in this Section 9.3, Lender shall not enforce the liability and obligation of any Individual Borrower or Individual Operating Lessee to perform and observe its respective obligations contained in the Note (as to Borrower) or this Agreement or any other Loan Document to which it is a party by any action or proceeding wherein a money judgment shall be sought against any Individual Borrower or Individual Operating Lessee, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against any Individual Borrower or Individual Operating Lessee only to the extent of such Individual Borrower’s or Individual Operating Lessee’s interest in the applicable Individual Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against any Individual Borrower or Individual Operating Lessee in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name any Individual Borrower or Individual Operating Lessee as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in any of the Mortgages; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against any or all of the Properties.

(b) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to enforce the liability and obligation of any Individual Borrower or Individual Operating Lessee, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or incurred in connection with the following actions or omissions on the part of Guarantor, any Individual Borrower or Individual Operating Lessee, any Affiliated Manager or any Affiliate of Guarantor, any Individual Borrower or Individual Operating Lessee or any Affiliated Manager:

(i) fraud or material and willful misrepresentation by any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager or any Affiliate of any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager in connection with the Loan;

(ii) willful misconduct by any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager or any Affiliate of any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager that results in physical damage or waste to any Individual Property;

(iii) the removal or disposal by, or on behalf, of any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager or any Affiliate of any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager, of any portion of any Individual Property during the continuance of an Event of Default;

(iv) the misappropriation or conversion by any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager or any Affiliate of any Individual Borrower, any Individual Operating Lessee, any Principal, Guarantor, any Affiliated Manager of (A) any Insurance Proceeds paid by reason of a Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(v) a material breach of any covenant set forth in Section 5.1.28(a), (b) or (c) hereof;

(vi) if Borrower fails to obtain Lender’s prior written consent to any financing or other voluntary Lien encumbering any Individual Property, if such consent is required in accordance with the applicable provisions of the Loan Documents;

(vii) if Borrower or Operating Lessee fails to obtain Lender’s prior written consent to any Transfer of the Property or a Transfer of the ownership interests in Borrower or Operating Lessee, in each case, as required by Section 5.2.10 hereof, and in each case, excluding Permitted Transfers; or

(viii) the occurrence of an ERISA Event.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of: (A) any Individual Borrower, Individual Operating Lessee or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition by any Person (other than Lender) against any Individual Borrower, Individual Operating Lessee or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which any Individual Borrower, any Individual Operating Lessee, any Principal or Guarantor or any Affiliate of any Individual Borrower, any Individual Operating Lessee, any Principal or Guarantor colludes with, or otherwise assists, such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Individual Borrower, Individual Operating Lessee or Principal, by any Person (other than Lender); (C) any Individual Borrower, Individual Operating Lessee, any Principal or Guarantor or any Affiliate of any Individual Borrower, Individual Operating Lessee, any Principal or Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against any Individual Borrower, Individual Operating Lessee or

any Principal, by any other Person (other than Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law or (D) any Individual Borrower, Individual Operating Lessee, Principal consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Individual Borrower, Individual Operating Lessee, any Principal, or any portion of the Properties.

Section 9.4 Matters Concerning Manager. If an Event of Default has occurred and remains uncured and either (a) a Manager becomes subject to a Bankruptcy Action or (b) a Manager is in default under the Management Agreement to which it is a party beyond any applicable grace or cure period, the Individual Borrower or Individual Operating Lessee that is party to such Management Agreement shall, in each case, at the request of Lender, exercise its contractual rights under such Management Agreement to terminate such Management Agreement and replace such Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as servicer (“Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement and Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer or the trustee under the Servicing Agreement or any fees or expenses required to be borne by Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following: all actual out-of-pocket reasonable costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees, certificate administrator fees or any other similar fees and to the extent charges pursuant to Section 2.3.4 hereof and interest at the Default Rate actually paid by Borrower is insufficient to pay for same, interest payable on advances made by the Servicer or the trustee with respect to (a) delinquent Debt Service payments or expenses of curing any default by any Individual Borrower, any Individual Operating Lessee or Guarantor under the Loan Documents, payable by Lender to Servicer or a trustee and provided for under the Servicing Agreement or actual out-of-pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums), (b) as a result of an Event of Default or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding of any Individual Borrower, any Individual Operating Lessee or Guarantor or (c) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement). Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by any Individual Borrower, any Individual

Operating Lessee or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan. Lender (or a Servicer on Lender’s behalf) shall grant or deny with a reasonable explanation any consent required hereunder within a ten (10) day period (or such shorter period as provided in this Agreement) after the receipt of the applicable request and all documents in connection therewith. In the event that Lender (or a Servicer on Lender’s behalf) fails to respond within said ten (10) day period (or such shorter period as provided in this Agreement), such failure shall be deemed to be the consent and approval of Lender (or a Servicer on Lender’s behalf) if, after the expiration of said ten (10) day period (A) Borrower has resubmitted to Lender (or a Servicer on Lender’s behalf) the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIVE (5) DAYS (OR SUCH SHORTER PERIOD AS REQUIRED BY THIS AGREEMENT) FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender (or a Servicer on Lender’s behalf) does not approve or reject (with a reasonable explanation) the applicable request within such five (5) day period (or such shorter period as provided in this Agreement) from the date Lender (or a Servicer on Lender’s behalf) receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. Lender hereby agrees to endeavor to appoint Midland Loan Services as the initial master servicer of the Loan.

Section 9.6 Intentionally Omitted.

Section 9.7 Register. (a) The Servicer, or if no Servicer has been engaged, Lender, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive absent manifest error. Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower and Lender acknowledge that the Notes are in registered form and may not be transferred except by register.

(b) Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.7(h) as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of any Individual Borrower or Individual Operating Lessee shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE

OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH INDIVIDUAL BORROWER and INDIVIDUAL OPERATING LESSEE HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY INDIVIDUAL BORROWER OR INDIVIDUAL OPERATING LESSEE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH INDIVIDUAL BORROWER AND INDIVIDUAL OPERATING LESSEE WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH INDIVIDUAL BORROWER AND INDIVIDUAL OPERATING LESSEE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH INDIVIDUAL BORROWER AND INDIVIDUAL OPERATING LESSEE DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICES COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH INDIVIDUAL BORROWER

OR INDIVIDUAL OPERATING LESSEE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH INDIVIDUAL BORROWER AND INDIVIDUAL OPERATING LESSEE (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by any Individual Borrower or Individual Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Individual Borrower or Individual Operating Lessee, shall entitle any Individual Borrower or Individual Operating Lessee to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Ave.
New York, New York 10179
Attention: Thomas Nicholas Cassino

and:	Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor
New York, New York 10005
Attention: Robert W. Pettinato Jr.

and:	Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: George Kok

and:	Barclays Bank plc
745 Seventh Avenue
New York, New York 10019
Attention: Michael S. Birajiclian

and:	Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Rene Theriault
Facsimile: (917) 977-4870

and	Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: General Counsel
Facsimile No.: (212) 291-5318

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile: (212) 504-6666

If to Borrower:

S.F. Hilton LLC
c/o Park Hotels & Resorts, Inc.
7930 Jones Branch Drive
McLean, Virginia 22102
Attention: General Counsel

and	S.F. Hilton LLC
c/o Park Hotels & Resorts, Inc.
1600 Tysons Blvd., Suite 1000
McLean, Virginia 22101
Attention: General Counsel

with a copy to:	Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, Illinois 60603
Attention: Matthew Shebuski, Esq.
Facsimile No.: (312) 324-9437

If to Operating Lessee:

San Francisco Lessee LLC
c/o Park Hotels & Resorts, Inc.
7930 Jones Branch Drive
McLean, Virginia 22102
Attention: General Counsel

and	San Francisco Lessee LLC
c/o Park Hotels & Resorts, Inc.
1600 Tysons Blvd., Suite 1000
McLean, Virginia 22101
Attention: General Counsel

with a copy to:	Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, Illinois 60603
Attention: Matthew Shebuski, Esq.
Facsimile No.: (312) 324-9437

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Each Individual Borrower and Individual Operating Lessee hereby appoints S.F. Hilton LLC (the “Representative Borrower”) to serve as agent on its behalf to receive any notices required to be delivered to any or all of Individual Borrowers and/or Individual Operating Lessees hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers and/or Individual Operating Lessee hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers and Individual Operating Lessees, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers and Individual Operating Lessees. The Individual Borrowers and Individual Operating Lessees shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

Section 10.7 Trial by Jury. EACH INDIVIDUAL BORROWER, EACH INDIVIDUAL OPERATING LESSEE AND LENDER HEREBY AGREES NOT TO ELECT A

TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH INDIVIDUAL BORROWER, EACH INDIVIDUAL OPERATING LESSEE AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH INDIVIDUAL BORROWER, EACH INDIVIDUAL OPERATING LESSEE AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. No Individual Borrower or Individual Operating Lessee shall be entitled to (and each such Individual Borrower or Individual Operating Lessee waives the right to receive) any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to such Individual Borrower or Individual Operating Lessee and except with respect to matters for which an Individual Borrower or Individual Operating Lessee is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (other than a Securitization) and all the costs of furnishing all opinions by counsel for any Individual Borrower or Individual Operating Lessee (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties) subject to the terms and provisions of Section 9.1.4 hereof; (ii) any Individual Borrower’s or Individual Operating Lessee’s ongoing performance of and compliance with its respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by any Individual Borrower or Individual Operating Lessee; (v) securing any Individual Borrower’s or Individual Operating Lessee’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Individual Borrower, any Individual Operating Lessee, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from any Individual Borrower or Individual Operating Lessee under this Agreement, the other Loan Documents or with respect to the Properties (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing any Individual Borrower’s or Individual Operating Lessee’s defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5 hereof, provided, however, that no Individual Borrower or Individual Operating Lessee shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by any Individual Borrower or Individual Operating Lessee of its respective obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party; provided, further, that this Section 10.13(b) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d) Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of any Individual Borrower or Individual Operating Lessee to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14 Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Individual Borrower or Individual Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Individual Borrower or Individual Operating Lessee in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Individual Borrower and Individual Operating Lessee.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower, Operating Lessee and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any Individual Borrower or Individual Operating Lessee, on the one hand, and Lender, on the other hand, nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and Operating Lessee and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Operating Lessee any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or its Affiliates shall be subject to the prior written approval of Lender in its sole discretion.

Section 10.18 Cross Default; Cross Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of Borrower’s collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, each Individual Borrower or Individual Operating Lessee, for itself and its successors and assigns, waives all rights to a marshalling of its assets and the assets of its partners and others with interests in such Individual Borrower or Individual Operating Lessee, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Individual Borrower and Individual Operating Lessee, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to it which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each Individual Borrower and Individual Operating Lessee does hereby expressly consent to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim. Each Individual Borrower and Individual Operating Lessee hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Individual Borrower and Individual Operating Lessee acknowledges that, with respect to the Loan, it shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Individual Borrower or Individual Operating Lessee, and each Individual Borrower and Individual Operating Lessee hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Individual Borrower and Individual Operating Lessee acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of each Individual Borrower and Individual Operating Lessee or its respective Affiliates.

Section 10.21 Brokers and Financial Advisors. Each Individual Borrower and Individual Operating Lessee hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Eastdil Secured (and Borrower shall pay the commission and any other amounts due to Eastdil Secured). Each Individual Borrower and Individual Operating Lessee hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between any Individual Borrower or Individual Operating Lessee, on the one hand, and Lender, on the other hand, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower or Operating Lessee consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to an Individual Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than two (2) times during any calendar year to consult with an officer of an Individual Borrower that is familiar with the financial condition of such Individual Borrower and the operation of the Individual Property owned by it regarding such significant business activities and business and financial developments of such Individual Borrower is specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of any Individual Borrower or Individual Operating Lessee at any reasonable times upon reasonable notice no more than four (4) times during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of such Individual Borrower or Individual Operating Lessee, guests or any Tenants or other occupants of the related Individual Property.

The rights described above in this Section 10.24 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.25 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers actually taken by an EEA Resolution Authority with respect to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.26 Use of Borrower Provided Information. Lender agrees that is shall use commercially reasonable efforts to use Provided Information solely for purposes of the ownership and sale of its interest in the Loan (including, without limitation, the administration of the Loan and any Securitization). Notwithstanding the foregoing, nothing in this Section 10.26 shall prevent any Lender from: (a) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (b) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (c) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.26, to any prospective participant or other transferee of an interest in the Loan, (d) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (e) disclosing Provided Information upon the request or demand of any Governmental Authority, (f) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (g) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (h) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (i) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document. In connection with any Securitization, Lender shall use commercially reasonable efforts to cause any trust and servicing agreement applicable to the Loan to require the trustee or certificate administrator thereunder to include on its website with respect to which investors have access to property specific financial reports, provisions substantially similar to those set forth in (i) and (ii) below:

“(i) In consideration of the disclosure to the undersigned of certain information on the certificate administrator or trustee’s website (the “Information”), or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the certificate administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date that the undersigned is no longer a certificateholder or a beneficial owner of a class of certificates or is not a purchaser of certificates in the case of a prospective purchaser.

(ii) The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any certificate not previously registered pursuant to Section 5 of the Securities Act.”

Section 10.27 Borrower Affiliate Lender. Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning the beneficial interests in the Loan as evidenced by any single or multi-class non-voting Securities in respect of any private or public securitization of the Loan, provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Loan including, without limitation, (i) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan, (ii) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (iii) restrictions on such Affiliate’s initiation of enforcement actions against equity collateral, (iv) restrictions on the making of protective advances, (v) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan, against Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents, any intercreditor agreement or any applicable co-lender agreement and (vi) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan, other than in its capacity as Borrower to the extent discussions and negotiations are being conducted with Borrower (as distinct from internal discussions and negotiations among the various creditors).

Section 10.28 Co-Lenders. (a) Each Individual Borrower and Individual Operating Lessee hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of any Individual Borrower or Individual Operating Lessee required hereunder shall be delivered by Borrower to each Co-Lender.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Individual Borrower and Individual Operating Lessee and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

(d) Each of the other Co-Lenders, by their signature hereto, appoint JPMorgan Chase Bank, National Association to act as agent and secured party on behalf of the Co-Lenders pursuant to the Property Account Agreement, the Operating Account Agreement and the FF&E Concentration Account Agreement

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

S.F. HILTON LLC, a Delaware limited liability company

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Director

P55 HOTEL OWNER LLC, a Delaware limited liability company

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Senior Vice President and Treasurer

OPERATING LESSEE:

SAN FRANCISCO LESSEE LLC, a Delaware limited liability company

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Senior Vice President and Treasurer

PARC 55 LESSEE LLC, a Delaware limited liability company

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Senior Vice President and Treasurer

[SIGNATURES CONTINUED ON THE NEXT PAGE]

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Thomas N. Cassino
Name:	Thomas N. Cassino
Title:	Executive Director

DEUTSCHE BANK, AG, NEW YORK BRANCH

By:	/s/ Steven Pack
Name:	Steven Pack
Title:	Vice President

By:	/s/ Stephen H. Choe
Name:	Stephen H. Choe
Title:	Managing Director

BARCLAYS BANK PLC

By:	/s/ Michael Birajiclian
Name:	Michael Birajiclian
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Cynthia Eckes
Name:	Cynthia Eckes
Title:	Authorized Signatory

GOLDMAN SACHS MORTGAGE COMPANY

By:	/s/ Rene J. Theriault
Name:	Rene J. Theriault
Title:	Authorized Signatory

Schedule 1.1

Restructuring Steps Memorandum

An organizational structure chart (the “Spin Organization Chart”) follows this page.

1.	On a date in October, 2016, sponsor REIT will distribute its interest in Hilton Grand Vacations Inc. (“HGV”) to Hilton Worldwide Finance LLC.

2.	Approximately thirty (30) days later, Sponsor REIT will distribute its interest in Hilton Domestic Operating Company Inc. to Hilton Worldwide Finance LLC.

3.	On a date selected by the Board of Directors of HWHI, interests in HGV and Sponsor REIT will be distributed up to HWHI, and HWHI will distribute those interests to its public shareholders, with the result that HWHI, Sponsor REIT and HGV will be three separate publicly traded companies (the “Spin”)

4.	Prior to the Spin, various hotel properties owned by individual subsidiaries of (including Borrower) will enter into subleases with the various subsidiaries of Park US Lessee Holdings LLC (including Operating Lessee) and Park UK Lessee Holdings Limited shown on Slides 5 and 6 of the Spin Organization Chart, and the lessee entities will enter into new management agreements with Affiliates of HWHI. On the date of the Spin, or immediately thereafter, Park US Lessee Holdings LLC will convert to a corporation (Park US Lessee Holdings Inc.) and elect to be treated as a taxable REIT subsidiary, and the leases and management agreements (including the Operating Leases and the Substitute Management Agreements, respectively, each of which have been executed as of the Closing Date) will become effective.

SCHEDULE 1.1-1

Schedule 1.2

Ratable Share

Co-Lender	Ratable Share
JPMorgan Chase Bank, National Association	37.5%
Deutsche Bank AG, New York Branch	27.5%
Goldman Sachs Mortgage Company	15%
Morgan Stanley Bank, N.A.	10%
Barclays Bank PLC	10%

SCHEDULE 1.2-1

Schedule 1.3

Release Amounts

Property	City	State	ALA
Hilton San Francisco	San Francisco	CA	$475,000,000
Hilton San Francisco (Parc 55)	San Francisco	CA	$250,000,000

Total			$725,000,000

SCHEDULE 1.3-1

Schedule 1.4

Management Agreements

1.	Hilton San Francisco Union Square: That certain Management Agreement, dated as of October 25, 2013, by and between S.F. Hilton LLC and Hilton Management LLC

2.	Hilton San Francisco Parc 55: That certain Management Agreement, dated as of February 12, 2015, by and between P55 Hotel Owner LLC and HLT Conrad Domestic LLC

SCHEDULE 1.4-1

Schedule 1.5

Post-Restructuring Assignment of Management Agreement

[See Following Pages]

SCHEDULE 1.5-1

Schedule 2.6.1(a)(i)

Property Accounts

Account Number	Account Name	Property Name	Bank

[omitted]	Hilton Management LLC AAF Park Hotels & Resorts Inc. as Sole Member of S.F. Hilton LLC FBO Lenders-Hilton San Francisco Concentration Account	Hilton San Francisco	[omitted]

[omitted]	HLT Conrad Domestic LLC AAF Park Hotels & Resorts Inc. as Sole Member of P55 Hotel Owner LLC FBO Lenders-The Parc 55 San Francisco Concentration Account	Parc 55	[omitted]

SCHEDULE 2.6.1(a)(i)-1

Schedule 2.6.1(a)(v)

Operating Account

Account Number	Account Name	Property Name	Bank

[omitted]	Hilton Management LLC AAF S.F. Hilton LLC Concentration Account	Hilton San Francisco and Parc 55	[omitted]

SCHEDULE 2.6.1(a)(v)-1

Schedule 2.6.1(a)(vi)

FF & E Reserve Concentration Account

Account Number	Account Name	Property Name	Bank

[omitted]	Hilton Management LLC AAF Park Hotels & Resorts Inc. as Sole Member of S.F. Hilton LLC	Hilton San Francisco	[omitted]

[omitted]	HLT Conrad Domestic LLC AAF Park Hotels & Resorts Inc. as Sole Member of P55 Hotel	Parc 55	[omitted]

SCHEDULE 2.6.1(a)(vi)-1

Schedule 4.1.1

Organizational Chart of Borrower

[omitted]

SCHEDULE 4.1.1-1

Schedule 4.1.4

Litigation

NONE

SCHEDULE 4.1.4-1

Schedule 4.1.26

Rent Roll

[omitted]

SCHEDULE 4.1.26-1

Schedule 4.1.36

Borrower and Operating Lessee Organizational Identification Numbers

Borrower	Number	State
S.F. Hilton LLC	3279821	DE
P55 Hotel Owner LLC	5652099	DE

Operating Lessee	Number	State
San Francisco Lessee LLC	6051682	DE
Parc 55 Lessee LLC	6051687	DE

SCHEDULE 4.1.36-1

Schedule 4.1.43

Labor

List of collective bargaining agreements at the Properties

SAN FRANCISCO UNION SQUARE:

Expiration	Hotel	Union	Unit Description
7/31/2017	Hilton San Francisco	Local 16	Painters

1/1/2018	Hilton San Francisco	Teamsters Local 856	Front Office, Accounting and Administrative

7/15/2018	Hilton San Francisco	IUOE Stationary Local 39	Engineers

8/14/2018	Hilton San Francisco	UNITE HERE Local 2*	Hotel and Restaurant Employees

*	UNITE HERE, Local 2 contracts:

•	Collective Bargaining Agreement between UNITE HERE, Local 2 and San Francisco Hotels Multi Employer Group, effective from August 14, 2004 to August 14, 2009

•	Memorandum of Understanding between UNITE HERE, Local 2 and San Francisco Hilton Hotel at Union Square, effective August 14, 2009 to August 14, 2013

•	Successorship Addendum to the UNITE HERE, Local 2 2009-2013 Collective Bargaining Agreement (Hilton San Francisco Union Square)

•	Memorandum of Understanding between UNITE HERE, Local 2 and San Francisco Hilton Hotel at Union Square, effective February 2013 to August 14, 2018

•	Owner letter from S.F. Hilton LLC dated September 21, 2016.

PARC 55:

1.	Memorandum of Understanding between Crowne Plaza Parc 55 and Hotel Employees and Restaurant Employees Union Local 2, effective April 1, 1996 to September 30, 1999.

2.	Collective Bargaining Agreement with the Hotel Employees and Restaurant Employees Union Local 2, effective from August 14, 1999 to August 14, 2004.

3.	Memorandum of Understanding dated February 7, 2007 between UNITE HERE Local 2 and the Parc 55 Hotel Regarding Successor Agreement to 1999-2004 CBA, incorporating the Memorandum of Understanding between UNITE HERE Local 2 and the San Francisco Hotels Multi-employer Group which extended the effective period of the 1999-2004 agreement until August 14, 2009.

SCHEDULE 4.1.43-1

4.	Successorship Addendum (with the Renaissance Parc 55 Hotel) to the UNITE HERE! Local 2 2004-2009 Collective Bargaining Agreement.

5.	Successorship Addendum to the UNITE HERE! Local 2 2009 – 2013 Collective Bargaining Agreement

6.	Memorandum of Understanding effective April 1, 2006 between Parc 55 Hotel and UNITE HERE Local 2.

7.	Memorandum of Understanding on Additional Hotels between Parc 55 and UNITE HERE! Local 2.

8.	Memorandum of Understanding between UNITE HERE Local 2 and the Parc 55 Wyndham San Francisco-Union Square, covering the period from August 14, 2009 to August 14, 2013.

9.	Memorandum of Agreement Concerning Modifications to Collective Bargaining Agreement by and among UNITE HERE Local 2, UNITE HERE International Union and Parc 55 Wyndham San Francisco Union Square Hotel, covering the period from August 15, 2013 to August 14, 2018.

10.	Collective Bargaining Agreement by and Between the International Union of Operating Engineers, Stationary Local No. 39 and the Parc 55 Wyndham Union Square Hotel, covering the period August 1, 2013 to July 31, 2018.

11.	Clerical Agreement between Parc 55 Hotel and Teamsters Local Union No. 856 International Brotherhood of Teamsters, covering the period from July 1, 2006 to December 31, 2008.

12.	Extension Agreement between Teamsters Local Union No. 856 and Parc 55 Wyndham, to extend the 2006-2008 collective bargaining agreement until December 31, 2012.

13.	Extension Agreement between Teamsters Local Union No. 856 and Parc 55 Wyndham, covering the period from January 1, 2013 to December 31, 2017.

14.	Owner’s Letter dated February 24, 2014 regarding UNITE HERE! Local 2 Collective Bargaining Agreement.

15.	Parc 55 Wyndham Union Square Hotel and UNITE HERE Local 2 Memorandum of Understanding Regarding Food and Beverage Study Team, unsigned.

16.	Owner letter from P55 Hotel Owner LLC dated September 21, 2016.

SCHEDULE 4.1.43-2

Schedule 4.1.47

Material Property Agreements

NONE

SCHEDULE 4.1.47-1

Schedule 5.1.21

Material Lease(s)

1.	Parking Lease Agreement, dated May 19, 2011, between RP/Kinetic Parc 55 Owner, LLC and Propark America West, LLC.

SCHEDULE 5.1.21-1

Schedule 5.1.30

Property	Overview	Required Repair	Deadline
Union Square	The Phase I report identified de minimis staining in the hydraulic elevator equipment room.	The hydraulic elevator equipment should be inspected for leakage. If any leakage is identified, then Borrower shall cause the equipment to be repaired. The area shall be otherwise cleaned and associated waste disposed of according to all applicable regulations.	90 days from the Closing Date

SCHEDULE 5.1.30-1

Parc55	The Phase I report identified one out-of-service “closed loop” dry cleaning machine in the laundry room on level B1.	Borrower shall remove the identified dry cleaning machine from the Property and any associated waste disposed of according to all applicable regulations. If not otherwise removed from the Property, Borrower shall provide evidence reasonably satisfactory to Lender that such dry cleaning machine has been properly decommissioned with no chemicals.	120 days

SCHEDULE 5.1.30-2

Schedule 5.1.31

O&M Program

Property	Asbestos OM	Lead Paint OM
San Francisco Union Square	X	X
San Francisco Parc55	X

O&M Agreements:

San Francisco Union Square

1.	Asbestos Operations and Maintenance Plan dated November, 1995 and prepared by SCA Environmental, Inc. (Project No. BA-248)
2.	Lead Operations and Maintenance Plan dated April 16, 2010 and prepared by SCA Environmental, Inc. (Project No. B-9816)

Parc 55

1. Asbestos Operations and Maintenance Plan dated May 16, 2012 and prepared by EMG Corp. (Project No. 101309.12R-001.033)

SCHEDULE 5.1.31-1

EXHIBIT A-1

(Tax Compliance Certificates)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [        ] [    ], 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK, AG, NEW YORK BRANCH, GOLDMAN SACHS MORTGAGE COMPANY, BARCLAYS BANK PLC and MORGAN STANLEY BANK, N.A., as Lender, and S.F. HILTON LLC and P55 HOTEL OWNER LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the United

States of America

By:
Name:
Title:

Exhibit A-1-1

DEUTSCHE BANK, AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-1-2

BARCLAYS BANK PLC

By:
Name:
Title:

Exhibit A-1-3

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

Date: , 2016

GOLDMAN SACHS MORTGAGE COMPANY

By:
Name:
Title:

Date: , 2016

Exhibit A-1-4

Exhibit A-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [        ] [    ], 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK, AG, NEW YORK BRANCH, GOLDMAN SACHS MORTGAGE COMPANY, BARCLAYS BANK PLC and MORGAN STANLEY BANK, N.A., as Lender, and S.F. HILTON LLC and P55 HOTEL OWNER LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the

United States of America

By:
Name:
Title:

Exhibit A-2-1

DEUTSCHE BANK, AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2-2

BARCLAYS BANK PLC

By:
Name:
Title:

Exhibit A-2-3

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

Date: , 2016

GOLDMAN SACHS MORTGAGE COMPANY

By:
Name:
Title:

Date:

Exhibit A-2-4

Exhibit A-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [        ] [    ], 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK, AG, NEW YORK BRANCH, GOLDMAN SACHS MORTGAGE COMPANY, BARCLAYS BANK PLC and MORGAN STANLEY BANK, N.A., as Lender, and S.F. HILTON LLC and P55 HOTEL OWNER LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the

United States of America

By:
Name:
Title:

Exhibit A-3-1

DEUTSCHE BANK, AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-3-2

BARCLAYS BANK PLC

By:
Name:
Title:

Exhibit A-3-3

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

Date: , 2016

GOLDMAN SACHS MORTGAGE COMPANY

By:
Name:
Title:

Date:

Exhibit A-3-4

Exhibit A-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [        ] [    ], 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK, AG, NEW YORK BRANCH, GOLDMAN SACHS MORTGAGE COMPANY, BARCLAYS BANK PLC and MORGAN STANLEY BANK, N.A., as Lender, and S.F. HILTON LLC and P55 HOTEL OWNER LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the United

States of America

By:
Name:
Title:

Exhibit A-4-1

DEUTSCHE BANK, AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-4-2

BARCLAYS BANK PLC

By:
Name:
Title:

Exhibit A-4-3

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

Date: , 2016

GOLDMAN SACHS MORTGAGE COMPANY

By:
Name:
Title:

Date:

Exhibit A-4-4